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EXHIBIT 2.1

AGREEMENT AND PLAN OF MERGER
among
 TICKETMASTER ENTERTAINMENT, INC.,
LIVE NATION, INC.
and
 MERGER SUB, as herein defined

Dated as of February 10, 2009

 TABLE OF CONTENTS

ARTICLE I	The Merger	1
1.1	Formation of Merger Sub, Holdco1 and Holdco2	1
1.2	The Merger	1
1.3	Closing	1
1.4	Effective Time	1
1.5	Effects	2
1.6	Certificate of Formation and Limited Liability Company Agreement	2
1.7	Managers and Officers of Surviving Company	2
1.8	Alternative Structures	2
ARTICLE II	Effect on the Capital Stock and Limited Liability Company Interests of the Constituent Entities; Exchange of Certificates	2
2.1	Effect on Capital Stock	2
2.2	Exchange of Certificates	3
2.3	Stock Plans; Benefit Plans	6
ARTICLE III	Representations and Warranties of Live Nation	8
3.1	Organization, Standing and Power	8
3.2	Live Nation Subsidiaries	8
3.3	Capital Structure	9
3.4	Authority; Execution and Delivery; Enforceability	10
3.5	No Conflicts; Consents	11
3.6	SEC Documents; Undisclosed Liabilities	12
3.7	Information Supplied	14
3.8	Absence of Certain Changes or Events	15
3.9	Taxes	15
3.10	Benefits Matters; ERISA Compliance	16
3.11	Litigation	19
3.12	Compliance with Applicable Laws	19
3.13	Environmental Matters	20
3.14	Contracts	20
3.15	Properties	22
3.16	Intellectual Property	22
3.17	Labor Matters	23
3.18	Brokers' Fees and Expenses	23
3.19	Opinions of Financial Advisors	24
3.20	Insurance	24
3.21	No Ownership	24
3.22	No Other Representations or Warranties	24
ARTICLE IV	Representations and Warranties of Ticketmaster	24
4.1	Organization, Standing and Power	24
4.2	Ticketmaster Subsidiaries	25
4.3	Capital Structure	25
4.4	Authority; Execution and Delivery; Enforceability	27
4.5	No Conflicts; Consents	27
4.6	SEC Documents; Undisclosed Liabilities	28
4.7	Information Supplied	30
4.8	Absence of Certain Changes or Events	31
4.9	Taxes	31

i

4.10	Benefits Matters; ERISA Compliance	32
4.11	Litigation	35
4.12	Compliance with Applicable Laws	35
4.13	Environmental Matters	36
4.14	Contracts	36
4.15	Properties	37
4.16	Intellectual Property	38
4.17	Labor Matters	39
4.18	Brokers' Fees and Expenses	39
4.19	Opinion of Financial Advisors	39
4.20	Insurance	40
4.21	Takeover Law	40
4.22	No Other Representations or Warranties	40
ARTICLE V	Covenants Relating to Conduct of Business	40
5.1	Conduct of Business	40
5.2	No Solicitation by Live Nation; Live Nation Board Recommendation	47
5.3	No Solicitation by Ticketmaster; Ticketmaster Board Recommendation	49
ARTICLE VI	Additional Agreements	52
6.1	Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings	52
6.2	Access to Information; Confidentiality	54
6.3	Required Actions	54
6.4	State Takeover Laws	57
6.5	Indemnification, Exculpation and Insurance	57
6.6	Certain Tax Matters	58
6.7	Transaction Litigation	58
6.8	Section 16 Matters	58
6.9	Certain Corporate Governance and Other Matters	58
6.10	Requisite Lender Consents	59
6.11	Public Announcements	59
6.12	Stock Exchange Listing	59
6.13	Employee Matters	59
6.14	Formation of Merger Sub, Holdco1 and Holdco2; Accession	60
6.15	Live Nation Rights	60
6.16	Series A Preferred Stock	61
6.17	Assumption	61
6.18	Voting Agreement	61
ARTICLE VII	Conditions Precedent	61
7.1	Conditions to Each Party's Obligation to Effect the Merger	61
7.2	Conditions to Obligation of Ticketmaster	62
7.3	Conditions to Obligation of Live Nation	63
ARTICLE VIII	Termination, Fees and Expenses, Amendment and Waiver	64
8.1	Termination	64
8.2	Effect of Termination	65
8.3	Fees and Expenses	65
8.4	Amendment	67
8.5	Extension; Waiver	68
8.6	Procedure for Termination, Amendment, Extension or Waiver	68

ii

ARTICLE IX	General Provisions	68
9.1	Definitions	68
9.2	Cross-References to Other Definitions	73
9.3	Interpretation	76
9.4	Nonsurvival of Representations and Warranties	76
9.5	Notices	76
9.6	Severability	77
9.7	Counterparts	77
9.8	Entire Agreement; No Third-Party Beneficiaries	77
9.9	Governing Law	77
9.10	Assignment	77
9.11	Specific Enforcement and Forum Selection	77
9.12	Waiver of Jury Trial	78
9.13	Headings	78

Exhibit A—Form of Bylaws of Live Nation after the Effective Time

iii

 AGREEMENT AND PLAN OF MERGER

        THIS AGREEMENT AND PLAN OF MERGER (this "Agreement") is dated as of February 10, 2009, among Ticketmaster Entertainment, Inc., a Delaware corporation ("Ticketmaster"), Live Nation, Inc., a Delaware corporation ("Live Nation"), and, from and after its accession to this Agreement in accordance with Section 6.14, a Delaware limited liability company ("Merger Sub," together with Ticketmaster and Live Nation, the "parties").

        WHEREAS, the Board of Directors of each of Ticketmaster and Live Nation has approved this Agreement, determined that the terms of this Agreement are in the best interests of Ticketmaster or Live Nation, as applicable, and their respective stockholders, and declared the advisability of this Agreement;

        WHEREAS, the Board of Directors of Ticketmaster has recommended adoption of this Agreement by its stockholders, and the Board of Directors of Live Nation has recommended the approval of the Share Issuance by its stockholders and authorized the formation of Merger Sub, a wholly owned Subsidiary of Live Nation, in accordance with Section 6.14;

        WHEREAS, for U.S. federal income tax purposes, it is intended that: the Merger qualify as a "reorganization" within the meaning of Section 368(a) of the Code and the Treasury Regulations promulgated thereunder, and that this Agreement constitute a "plan of reorganization" within the meaning of Treasury Regulation Section 1.368-2(g); and

        WHEREAS, Ticketmaster and Live Nation desire to make certain representations, warranties, covenants and agreements in connection with the Merger and also to prescribe various conditions to the Merger.

        NOW, THEREFORE, in consideration of the foregoing and the representations, warranties and covenants herein and intending to be legally bound, the parties hereto agree as follows:

ARTICLE I
The Merger

        1.1    Formation of Merger Sub, Holdco1 and Holdco2.    Prior to the Effective Time, Live Nation shall form Merger Sub, Holdco1 and Holdco2 and cause Merger Sub to accede to this Agreement in accordance with Section 6.14.

        1.2    The Merger.    On the terms and subject to the conditions set forth in this Agreement, and in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and the Delaware Limited Liability Company Act (the "DLLCA"), at the Effective Time, Ticketmaster shall be merged with and into Merger Sub (the "Merger"). At the Effective Time, the separate corporate existence of Ticketmaster shall cease and Merger Sub shall continue as the surviving entity in the Merger (the "Surviving Company").

        1.3    Closing.    The closing (the "Closing") of the Merger shall take place at the offices of Latham & Watkins LLP, 355 South Grand Avenue, Los Angeles, California at 10:00 a.m., Los Angeles time, on a date to be specified by Ticketmaster and Live Nation, which shall be no later than the 5th Business Day following the satisfaction or (to the extent permitted by Law) waiver by the party or parties entitled to the benefits thereof of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by Law) waiver of those conditions), or at such other place, time and date as shall be agreed in writing between Ticketmaster and Live Nation. The date on which the Closing occurs is referred to in this Agreement as the "Closing Date."

        1.4    Effective Time.    Subject to the provisions of this Agreement, as soon as practicable on the Closing Date, the parties shall file with the Secretary of State of the State of Delaware the certificate of merger relating to the Merger (the "Certificate of Merger"), executed and acknowledged in accordance with the relevant provisions of the DLLCA. The Merger shall become effective at the time that the Certificate of Merger has been duly filed with the Secretary of State of the State of Delaware, or at such later time as Ticketmaster and Live Nation shall agree and specify in the Certificate of Merger (the time the Merger becomes effective being the "Effective Time").

        1.5    Effects.    The Merger shall have the effects set forth in this Agreement and Section 18-209 of the DLLCA. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, immunities, powers and franchises of Ticketmaster and Merger Sub shall be vested in the Surviving Company, and all debts, liabilities and duties of Ticketmaster and Merger Sub shall become the debts, liabilities and duties of the Surviving Company.

        1.6    Certificate of Formation and Limited Liability Company Agreement.    At the Effective Time, the limited liability company agreement of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended such that the name of the Surviving Company shall be "Ticketmaster Entertainment LLC," and, as so amended, shall be the limited liability company agreement of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law. At the Effective Time, the certificate of formation of Merger Sub, as in effect immediately prior to the Effective Time, shall be amended so as to reflect the name of the Surviving Company as provided in the immediately preceding sentence, and, as amended, shall be the certificate of formation of the Surviving Company until thereafter changed or amended as provided therein or by applicable Law.

        1.7    Managers and Officers of Surviving Company.    The directors on the Board of Directors of Ticketmaster (the "Ticketmaster Board") immediately prior to the Effective Time shall be the members of the Board of Managers of the Surviving Company at the Effective Time. Immediately following the Effective Time, the members of the Board of Managers of the Surviving Company shall nominate or appoint the persons set forth on Ticketmaster Disclosure Schedule 1.7 to serve as members of the Board of Managers of the Surviving Company effective at such time and Ticketmaster and Live Nation shall use their respective reasonable best efforts to cause the directors of the Ticketmaster Board serving immediately prior to the Effective Time to resign from their positions as members of the Board of Managers of the Surviving Company effective immediately following such appointment or election. The officers of Ticketmaster immediately prior to the Effective Time shall be the officers of the Surviving Company until the earlier of their resignation or removal or until their respective successors are duly elected or appointed and qualified, as the case may be.

        1.8    Alternative Structures.    The parties agree to reasonably cooperate in the consideration and implementation of alternative structures to effect the business combination contemplated by this Agreement, including without limitation, by merging Merger Sub with and into Ticketmaster, as long as such alternative structure does not (i) impose any material delay on, or condition to, the consummation of the Merger, (ii) cause any closing condition not to be capable of being fulfilled (unless duly waived by the party entitled to the benefits thereof), or (iii) adversely affect any of the parties hereto or either Ticketmaster's or Live Nation's stockholders.

ARTICLE II
Effect on the Capital Stock and Limited Liability Company Interests
of the Constituent Entities; Exchange of Certificates

        2.1    Effect on Capital Stock.    At the Effective Time, by virtue of the Merger and without any action on the part of Ticketmaster, Live Nation, Merger Sub or the holder of any shares of Ticketmaster Common Stock or limited liability company interests in Merger Sub:

          (a)    Limited Liability Company Interests in Merger Sub.    All of the limited liability company interests in Merger Sub outstanding immediately prior to the Effective Time shall remain outstanding and shall constitute the only outstanding limited liability company interests in the Surviving Company.

          (b)    Cancellation of Treasury Stock and Live Nation-Owned Stock.    Each share of common stock, par value $0.01, of Ticketmaster (the "Ticketmaster Common Stock") that is owned by Ticketmaster as treasury stock, if any, and each share of Ticketmaster Common Stock that is owned by Live Nation or Merger Sub, if any, immediately prior to the Effective Time shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and no consideration shall be delivered in exchange therefor.

          (c)    Conversion of Ticketmaster Common Stock.    Subject to Section 2.2, each share of Ticketmaster Common Stock issued and outstanding immediately prior to the Effective Time (other than shares to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive 1.384 fully paid and nonassessable shares (the "Exchange Ratio"), subject to adjustment pursuant to Section 2.1(d), of Live Nation Common Stock (the "Merger Consideration"); provided, however, that any shares of Ticketmaster Restricted Stock that are converted into the right to receive Live Nation Common Stock in accordance with this Section 2.1(c) shall be converted into the right to receive shares of Live Nation Common Stock that are subject to the same performance and/or continued service requirements applicable immediately prior to the Effective Time to the underlying shares of Ticketmaster Restricted Stock (if any). All such shares of Ticketmaster Common Stock, when so converted, shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate (or evidence of shares of Ticketmaster Common Stock in book-entry form) that immediately prior to the Effective Time represented any such shares of Ticketmaster Common Stock (each, a "Certificate") shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration and any cash in lieu of fractional shares of the common stock, par value $0.01 per share, of Live Nation (the "Live Nation Common Stock"), to be issued or paid in consideration therefor and any dividends or other distributions to which holders become entitled upon the surrender of such Certificate (or shares of Ticketmaster Common Stock held in book-entry form) in accordance with Section 2.2, without interest. Notwithstanding the foregoing, if between the date of this Agreement and the Effective Time the outstanding shares of Live Nation Common Stock or Ticketmaster Common Stock shall have been changed into a different number of shares or a different class, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares, or any similar event shall have occurred, then any number or amount contained herein which is based upon the number of shares of Live Nation Common Stock or Ticketmaster Common Stock, as the case may be, will be appropriately adjusted to provide to Live Nation and the holders of Ticketmaster Common Stock the same economic effect as contemplated by this Agreement prior to such event.

          (d)    Adjustment to Exchange Ratio.    Notwithstanding anything to the contrary set forth in this Agreement, (i) the Exchange Ratio shall be automatically increased or decreased to the extent necessary (which adjusted Exchange Ratio shall be expressed to the thousandth of a share) in order that the aggregate number of whole shares of Live Nation Common Stock that the holders of securities representing 100% of the voting power of the Equity Interests of Ticketmaster issued and outstanding immediately prior to the Effective Time are entitled to receive in the Merger pursuant to Section 2.1(c) represents 50.01% of the voting power of the Equity Interests of Live Nation issued and outstanding immediately following the Effective Time and (ii) the Exchange Ratio, as so increased or decreased pursuant to this Section 2.1(d), shall thereafter constitute the "Exchange Ratio" for purposes of determining the Merger Consideration to be issued to the holders of Ticketmaster Common Stock.

        2.2    Exchange of Certificates.

          (a)    Exchange Agent.    Prior to the Effective Time, Live Nation shall appoint the transfer agent for the Live Nation Common Stock, or a bank or trust company mutually acceptable to Live Nation and Ticketmaster to act as exchange agent (the "Exchange Agent"), pursuant to an agreement in form and substance reasonably acceptable to Live Nation and Ticketmaster, for the issuance of the Merger Consideration. At or prior to the Effective Time, Live Nation shall deposit with the Exchange Agent, for the benefit of the holders of Certificates (or evidence of shares of Ticketmaster Common Stock in book-entry form), for exchange in accordance with this Article II through the Exchange Agent, certificates representing the shares of Live Nation Common Stock to be issued as Merger Consideration and cash sufficient to make payments in lieu of fractional shares pursuant to Section 2.2(f). All such Live Nation Common Stock and cash deposited with the Exchange Agent is hereinafter referred to as the "Exchange Fund."

          (b)    Letter of Transmittal.    As promptly as practicable after the Effective Time, but in no event later than five Business Days after the final determination of the Exchange Ratio pursuant to Section 2.1(d), Live Nation shall cause the Exchange Agent to mail to each holder of record of Ticketmaster Common Stock a form of letter of transmittal (the "Letter of Transmittal") (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions (including customary provisions with respect to delivery of an "agent's message" with respect to shares of Ticketmaster Common Stock held in book-entry form) as Live Nation may specify subject to Ticketmaster's reasonable approval), together with instructions thereto.

          (c)    Merger Consideration Received in Connection with Exchange.    Upon (i) the surrender of a Certificate for cancellation to the Exchange Agent, or (ii) in the case of shares of Ticketmaster Common Stock held in book-entry form, the receipt of an "agent's message" by the Exchange Agent, in each case together with the Letter of Transmittal, duly, completely and validly executed in accordance with the instructions thereto, and such other documents as may reasonably be required by the Exchange Agent, the holder of such shares shall be entitled to receive in exchange therefor (A) the Merger Consideration into which such shares of Ticketmaster Common Stock have been converted pursuant to Section 2.1 and (B) any cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.2(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.2(d). In the event of a transfer of ownership of Ticketmaster Common Stock which is not registered in the transfer records of Ticketmaster, a certificate representing the proper number of shares of Live Nation Common Stock pursuant to Section 2.1 and cash in lieu of fractional shares which the holder has the right to receive pursuant to Section 2.2(f) and in respect of any dividends or other distributions which the holder has the right to receive pursuant to Section 2.2(d) may be issued to a transferee if the Certificate representing such Ticketmaster Common Stock (or, if such Ticketmaster Common Stock is held in book-entry form, proper evidence of such transfer), as the case may be, is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer Taxes have been paid. Until surrendered as contemplated by this Section 2.2(c), each share of Ticketmaster Common Stock and any Certificate with respect thereto, shall be deemed at any time from and after the Effective Time to represent only the right to receive upon such surrender the Merger Consideration which the holders of shares of Ticketmaster Common Stock were entitled to receive in respect of such shares pursuant to Section 2.1 (and cash in lieu of fractional shares pursuant to Section 2.2(f)) and any dividends or other distributions pursuant to Section 2.2(d). No interest shall be paid or shall accrue on any cash payable upon surrender of any Certificate (or shares of Ticketmaster Common Stock held in book-entry form).

          (d)    Treatment of Unexchanged Certificates and Shares.    No dividends or other distributions declared or made with respect to Live Nation Common Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate (or shares of Ticketmaster Common Stock held in book-entry form) with respect to the shares of Live Nation

  Common Stock issuable upon surrender thereof, and no cash payment in lieu of fractional shares shall be paid to any such holder pursuant to Section 2.2(f), until the surrender of such Certificate (or shares of Ticketmaster Common Stock held in book-entry form) in accordance with this Article II. Subject to escheat, Tax or other applicable Law, following surrender of any such Certificate (or shares of Ticketmaster Common Stock held in book-entry form), there shall be paid to the holder of the certificate representing whole shares of Live Nation Common Stock issued in exchange therefor, without interest, (i) at the time of such surrender, the amount of any cash payable in lieu of a fractional share of Live Nation Common Stock to which such holder is entitled pursuant to Section 2.2(f) and the amount of dividends or other distributions with a record date after the Effective Time theretofore paid with respect to such whole shares of Live Nation Common Stock and (ii) at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to such surrender and a payment date subsequent to such surrender payable with respect to such whole shares of Live Nation Common Stock. At the Effective Time, Live Nation agrees that all holders of Ticketmaster Common Stock immediately prior to the Effective Time shall automatically become and be treated for all purposes as holders of Live Nation Common Stock with respect to the shares of Live Nation Common Stock to be issued as Merger Consideration under this Agreement.

          (e)    No Further Ownership Rights in Ticketmaster Common Stock.    The shares of Live Nation Common Stock issued and cash paid in accordance with the terms of this Article II upon conversion of any shares of Ticketmaster Common Stock (including any cash paid pursuant to Section 2.2(f)) shall be deemed to have been issued and paid in full satisfaction of all rights pertaining to such shares of Ticketmaster Common Stock. If, after the Effective Time, any Certificates formerly representing shares of Ticketmaster Common Stock (or shares of Ticketmaster Common Stock held in book-entry form) are presented to Live Nation or the Exchange Agent for any reason, they shall be canceled and exchanged as provided in this Article II.

          (f)    No Fractional Shares.    No certificates representing fractional shares of Live Nation Common Stock shall be issued upon the conversion of Ticketmaster Common Stock pursuant to Section 2.1. Notwithstanding any other provision of this Agreement, each holder of shares of Ticketmaster Common Stock that are converted pursuant to the Merger who would otherwise have been entitled to receive a fraction of a share of Live Nation Common Stock (after taking into account all shares of Ticketmaster Common Stock exchanged by such holder) shall receive, in lieu thereof, cash (without interest) in an amount equal to such fractional amount multiplied by the last reported sale price of Live Nation Common Stock on the New York Stock Exchange (the "NYSE") (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source mutually selected by Live Nation and Ticketmaster) on the last complete trading day prior to the date of the Effective Time (the "Live Nation Closing Price"). The parties acknowledge that payment of cash in lieu of issuing fractional shares is solely for the purpose of avoiding the expense and inconvenience to Live Nation of issuing fractional shares and does not represent separately bargained-for consideration.

          (g)    Termination of Exchange Fund.    Any portion of the Exchange Fund (including any interest received with respect thereto) that remains undistributed to the holders of Ticketmaster Common Stock for 12 months after the Effective Time shall be delivered to Live Nation, upon demand, and any holder of Ticketmaster Common Stock who has not theretofore complied with this Article II shall thereafter look only to Live Nation for payment of its claim for Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II, in each case without any interest thereon, and Live Nation shall remain liable for the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions to which such holder is entitled pursuant to this Article II.

          (h)    No Liability.    None of Ticketmaster, Live Nation, Merger Sub or the Exchange Agent shall be liable to any Person in respect of any portion of the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar Law. Any portion of the Exchange Fund which remains unclaimed by the holders of Certificates (or evidence of shares of Ticketmaster Common Stock in book-entry form) for five years after the Effective Time (or immediately prior to such earlier date on which the Exchange Fund would otherwise escheat to, or become the property of, any Governmental Entity), shall, to the extent permitted by applicable Law, become the property of Live Nation, free and clear of all claims or interest of any Person previously entitled thereto.

          (i)    Investment of Exchange Fund.    The Exchange Agent shall invest any cash in the Exchange Fund as directed by Live Nation. Any interest and other income resulting from such investments shall be paid to Live Nation. If for any reason (including losses) the cash in the Exchange Fund shall be insufficient to fully satisfy all of the payment obligations to be made in cash by the Exchange Agent hereunder, Live Nation shall promptly deposit cash into the Exchange Fund in an amount which is equal to the deficiency in the amount of cash required to fully satisfy such cash payment obligations.

          (j)    Withholding Rights.    Each of the Surviving Company, Live Nation and the Exchange Agent (without duplication) shall be entitled to deduct and withhold from the consideration otherwise payable to any holder of Ticketmaster Common Stock pursuant to this Agreement such amounts as it is required to deduct and withhold with respect to the making of such payment under applicable Tax Law. Amounts so withheld and paid over to the applicable taxing authority shall be treated for all purposes of this Agreement as having been paid to the holder of Ticketmaster Common Stock in respect of which such deduction or withholding was made.

          (k)    Lost Certificates.    If any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by Live Nation, the posting by such Person of a bond, in such reasonable and customary amount as Live Nation may direct, as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent shall issue, in exchange for such lost, stolen or destroyed Certificate, the Merger Consideration, any cash in lieu of fractional shares and any dividends and distributions on the Certificate deliverable in respect thereof pursuant to this Agreement.

        2.3    Stock Plans; Benefit Plans.

          (a)   As of the Effective Time, by virtue of the Merger and without any action on the part of the holders thereof:

            (i)    each Ticketmaster Stock Option outstanding immediately prior to the Effective Time shall be converted into an option (a "Converted Live Nation Option") to acquire, on the same terms and conditions as were applicable under such Ticketmaster Stock Option immediately prior to the Effective Time, the number of shares of Live Nation Common Stock determined by multiplying the number of shares of Ticketmaster Common Stock subject to such Ticketmaster Stock Option immediately prior to the Effective Time by the Exchange Ratio, and rounding down to the nearest whole share, at a per share exercise price determined by dividing the per share exercise price of such Ticketmaster Stock Option by the Exchange Ratio, and rounding up to the nearest whole cent; provided, however, that each Ticketmaster Stock Option (A) which is an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the foregoing in a manner consistent with the requirements of Section 424 of the Code and (B) shall be adjusted in a manner which complies with Section 409A of the Code and that causes the resulting Converted Live Nation

    Options not to constitute the grant of a new option or a change in the form of payment of an option, as provided under Treasury Regulation section 1.409A-1(b)(5)(v)(D);

            (ii)   each award of Ticketmaster Restricted Stock Units outstanding immediately prior to the Effective Time shall be converted, on the same terms and conditions applicable to such Ticketmaster Restricted Stock Units immediately prior to the Effective Time, into a number of restricted stock units corresponding to shares of Live Nation Common Stock ("Converted Live Nation Restricted Stock Units") determined by multiplying the number of shares of Ticketmaster Common Stock subject to such award immediately prior to the Effective Time by the Exchange Ratio and rounding up or down to the nearest whole share;

            (iii)  each award of Ticketmaster Restricted Stock outstanding immediately prior to the Effective Time shall be converted, on the same terms and conditions applicable to such Ticketmaster Restricted Stock immediately prior to the Effective Time, into the number of shares of Live Nation Restricted Stock ("Converted Live Nation Restricted Stock") determined by multiplying the number of shares of Ticketmaster Restricted Stock subject to such award immediately prior to the Effective Time by the Exchange Ratio and rounding up or down to the nearest whole share; and

            (iv)  each Ticketmaster Director Share Unit "account" (as defined under the Ticketmaster Deferred Compensation Plan for Non-Employee Directors) shall be converted, on the same terms and conditions applicable to such Ticketmaster Director Share Unit account immediately prior to the Effective Time, into an account of director share units corresponding to a number of shares of Live Nation Common Stock ("Converted Live Nation Director Share Units") determined by multiplying the number of Ticketmaster Director Share Units held in such account immediately prior to the Effective Time by the Exchange Ratio and rounding up or down to the nearest whole share.

  Prior to the Effective Time, the Ticketmaster Board (or, if appropriate, any committee thereof) shall adopt such resolutions and take such other actions as are necessary, including without limitation providing any required notices and obtaining any required consents (if any), to effectuate the provisions of this Section 2.3(a).

          (b)   At the Effective Time, Live Nation shall assume all the obligations of Ticketmaster under the Ticketmaster Stock Plans, each outstanding Converted Live Nation Equity Award and the agreements evidencing the grants thereof, and the number and kind of shares available for issuance under each Ticketmaster Stock Plan shall be adjusted to reflect shares of Live Nation Common Stock in accordance with the provisions of the applicable Ticketmaster Stock Plan. As soon as practicable after the Effective Time, Live Nation shall deliver to the holders of Converted Live Nation Equity Awards appropriate notices setting forth such holders' rights, and the original agreements evidencing the grants of such Converted Live Nation Equity Awards shall continue in effect on the same terms and conditions as those in effect prior to the Effective Time (subject to the adjustments required by this Section 2.3 after giving effect to the Merger).

          (c)   Live Nation shall take all corporate action necessary to reserve for issuance a sufficient number of shares of Live Nation Common Stock for delivery upon exercise or settlement of the Converted Live Nation Equity Awards in accordance with this Section 2.3. As soon as reasonably practicable after the Effective Time, if and to the extent necessary to cause a sufficient number of shares of Live Nation Common Stock to be registered and issuable under Converted Live Nation Equity Awards, Live Nation shall file a post-effective amendment to the Form S-4 or registration statement on Form S-8 (or any successor or other appropriate form) with respect to the shares of Live Nation Common Stock subject to Converted Live Nation Equity Awards and shall use its reasonable commercial efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such Converted Live Nation Equity Awards remain outstanding.

ARTICLE III
Representations and Warranties of Live Nation

        Live Nation represents and warrants to Ticketmaster that the statements contained in this Article III are true and correct except as set forth (i) in any reports, schedules, forms, statements and other documents that Live Nation has filed with or furnished to the SEC after January 1, 2008 and prior to the date of this Agreement (the "Live Nation SEC Documents"), and which are publicly available (excluding any disclosures set forth in any risk factor section thereof or in any section relating to forward-looking statements, or any exhibits), or (ii) in the disclosure schedules delivered by Live Nation to Ticketmaster at or before the execution and delivery by Live Nation of this Agreement (the "Live Nation Disclosure Schedules").

        3.1    Organization, Standing and Power.    Each of Live Nation and each Live Nation Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Live Nation Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. Each of Live Nation and the Live Nation Subsidiaries has all requisite power and authority and possesses all governmental franchises, licenses, permits, authorizations, variances, exemptions, orders and approvals (collectively, "Permits") necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the "Live Nation Permits"), except where the failure to have such power or authority or to possess Live Nation Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. Each of Live Nation and the Live Nation Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. Live Nation has delivered or made available to Ticketmaster, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Live Nation in effect as of the date of this Agreement (the "Live Nation Certificate"), the amended and restated certificate of incorporation of Live Nation Holdco #2, Inc. and the amended and restated bylaws of Live Nation, as amended, in effect as of the date of this Agreement (the "Live Nation Bylaws").

        3.2    Live Nation Subsidiaries.

          (a)   All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Live Nation Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Live Nation, by another Live Nation Subsidiary or by Live Nation and another Live Nation Subsidiary, free and clear of all material pledges, liens, charges, mortgages, deeds of trust, rights of first offer or first refusal, options, encumbrances and security interests of any kind or nature whatsoever (collectively, with covenants, conditions, restrictions, easements, encroachments, title retention agreements or other third party rights or title defect of any kind or nature whatsoever, "Liens"), other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Live Nation Disclosure Schedule 3.2 sets forth, as of the date of this Agreement, a true and complete list of the Live Nation Subsidiaries.

          (b)   Except for the capital stock and voting securities of, and other equity interests in, the Live Nation Subsidiaries, neither Live Nation nor any Live Nation Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

        3.3    Capital Structure.

          (a)   The authorized capital stock of Live Nation consists of 450,000,000 shares of Live Nation Common Stock and 50,000,000 shares of preferred stock, par value $0.01 per share (the "Live Nation Preferred Stock" and, together with the Live Nation Common Stock, the "Live Nation Capital Stock"), of which 20,000,000 shares have been designated as Series A Junior Participating Preferred Stock. At the close of business on February 6, 2009, (i) 79,284,305 shares of Live Nation Common Stock were issued and outstanding, of which 994,376 were Live Nation Restricted Stock, (ii) no shares of Live Nation Preferred Stock were issued and outstanding, (iii) 238,795 shares of Live Nation Common Stock were held by Live Nation in its treasury, (iv) 9,000,000 shares of Live Nation Common Stock were reserved and available for issuance pursuant to the Live Nation Stock Plan, of which 4,805,450 shares were issuable upon exercise of outstanding Live Nation Stock Options, (v) 500,000 shares of Live Nation Common Stock were issuable upon the exercise of outstanding warrants to purchase Live Nation Common Stock and (vi) 8,104,690 shares of Live Nation Common Stock were reserved for issuance upon conversion of the 2.875% Convertible Senior Notes due 2027. Except as set forth in this Section 3.3(a) or as contemplated by the Live Nation Rights Agreement, at the close of business on February 6, 2009, no other shares of capital stock or voting securities of, or other equity interests in, Live Nation were issued, reserved for issuance or outstanding. From the close of business on February 6, 2009 to the date of this Agreement, there have been no issuances by Live Nation of shares of capital stock or voting securities of, or other equity interests in, Live Nation other than the issuance of Live Nation Common Stock (and associated Live Nation Rights) upon the exercise of Live Nation Stock Options outstanding at the close of business on February 6, 2009.

          (b)   All outstanding shares of Live Nation Capital Stock are, and, at the time of issuance, all such shares that may be issued upon the exercise of Live Nation Stock Options or pursuant to the Live Nation Stock Plan will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Live Nation Certificate, the Live Nation Bylaws or any Contract to which Live Nation or any Live Nation Subsidiary is a party or otherwise bound. The shares of Live Nation Common Stock constituting the Merger Consideration will be, when issued, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Live Nation Certificate, the Live Nation Bylaws or any Contract to which Live Nation or any Live Nation Subsidiary is a party or otherwise bound. Except (x) as set forth above in this Section 3.3, (y) as contemplated by the Live Nation Rights Agreement or (z) pursuant to the terms of this Agreement, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Live Nation or any Live Nation Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Live Nation or any Live Nation Subsidiary or any securities of Live Nation or any Live Nation Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Live Nation or any Live Nation Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Live Nation or any Live Nation Subsidiary, or any other obligation of Live Nation or any Live Nation Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Live Nation or any Live Nation Subsidiary, or (iii) any rights issued by or other obligations of Live Nation or any Live Nation Subsidiary that are linked in any way to the price of any class of Live Nation Capital Stock or any shares of capital stock of any Live Nation Subsidiary, the value of Live Nation, any Live Nation Subsidiary or any part of Live Nation or any Live Nation Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Live Nation or any Live Nation Subsidiary. Except for acquisitions, or deemed acquisitions, of Live Nation Common Stock or other equity securities of Live Nation in connection with (A) the payment of the exercise price of Live Nation Stock Options with Live Nation Common Stock (including but not limited to in connection with "net exercises"), (B) required Tax withholding in connection with the exercise of Live Nation Stock Options and the vesting of Live Nation Restricted Stock and (C) forfeitures of Live Nation Stock Options and Live Nation Restricted Stock, there are not any outstanding obligations of Live Nation or any of the Live Nation Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Live Nation or any Live Nation Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Live Nation having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Live Nation may vote ("Live Nation Voting Debt"). Neither Live Nation nor any of the Live Nation Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Live Nation. Except for this Agreement, neither Live Nation nor any of the Live Nation Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Live Nation or any of the Live Nation Subsidiaries.

          (c)   With respect to Live Nation Stock Options, (i) each grant of a Live Nation Stock Option was duly authorized no later than the date on which the grant of such stock option was by its terms to be effective (the "Grant Date") by all necessary corporate action, including, as applicable, approval by the Live Nation Board (or a duly constituted and authorized committee thereof), and (ii) the per share exercise price of each Live Nation Stock Option was at least equal to the fair market value of a share of Live Nation Common Stock on the applicable Grant Date. Live Nation has previously provided to Ticketmaster a table that is accurate and complete in all material respects as of September 30, 2008 setting forth (as applicable) with respect to each Live Nation Stock Option, the grantee, grant date, exercise price, option type, vesting schedule, any vesting acceleration provisions and expiration date.

        3.4    Authority; Execution and Delivery; Enforceability.    Live Nation has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject, in the case of the Share Issuance, to the receipt of the Live Nation Stockholder Approval. The Board of Directors of Live Nation (the "Live Nation Board") has adopted resolutions, by unanimous vote of all directors present at a meeting duly called at which a quorum of directors of Live Nation was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Live Nation and its stockholders, (iii) declaring this Agreement and the transactions contemplated by this Agreement advisable and (iv) recommending that Live Nation's stockholders vote in favor of approval of the issuance of Live Nation Common Stock constituting the Merger Consideration (the "Share Issuance") and directing that the Share Issuance be submitted to Live Nation's stockholders for approval at a duly held meeting of such stockholders for such purpose (the "Live Nation Stockholders Meeting"). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the approval of the Share Issuance by the affirmative vote of the holders of a majority of the voting power of the shares of Live Nation Common Stock represented in person or by proxy at the Live Nation Stockholders Meeting, as required by

Section 312.03(c) of the NYSE Listed Company Manual (the "Live Nation Stockholder Approval"), no other corporate proceedings on the part of Live Nation are necessary to authorize, adopt or approve, as applicable, this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement. Live Nation has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Ticketmaster, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        3.5    No Conflicts; Consents.

          (a)   The execution and delivery by Live Nation of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any Consent or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Live Nation or any Live Nation Subsidiary under, any provision of (i) the Live Nation Certificate, the Live Nation Bylaws or the comparable charter or organizational documents of any Live Nation Subsidiary (assuming that the Live Nation Stockholder Approval is obtained), (ii) any contract, lease, license, indenture, note, bond, agreement, concession, franchise or other instrument (a "Contract") to which Live Nation or any Live Nation Subsidiary is a party or by which any of their respective properties or assets is bound or any Live Nation Permit or (iii) subject to the filings and other matters referred to in Section 3.5(b), any judgment, order or decree ("Judgment") or statute, law (including common law), ordinance, rule or regulation ("Law"), in each case, applicable to Live Nation or any Live Nation Subsidiary or their respective properties or assets (assuming that the Live Nation Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect or prevent or materially delay the consummation of the Merger.

          (b)   No consent, approval, clearance, waiver, Permit or order ("Consent") of or from, or registration, declaration, notice or filing made to or with any Federal, national, state, provincial or local, whether domestic or foreign, government or any court of competent jurisdiction, administrative agency or commission or other governmental or regulatory authority or instrumentality, whether domestic, foreign or supranational (a "Governmental Entity"), is required to be obtained or made by or with respect to Live Nation or any Live Nation Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i)(A) the filing with the Securities and Exchange Commission (the "SEC") of the Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act of 1933, as amended (the "Securities Act"), if earlier, of the registration statement on Form S-4 in connection with the issuance by Live Nation of the Merger Consideration, in which the Joint Proxy Statement will be included as a prospectus (the "Form S-4"), and (C) the filing with the SEC of such reports under, and such other compliance with, the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act") and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, including merger control clearance in the UK or Competition Commission under the Enterprise Act 2002, (iii) the filing of the

  Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Live Nation and Ticketmaster are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, investment, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers or business combinations of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vii) such other Consents that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect or prevent or materially delay the consummation of the Merger.

        3.6    SEC Documents; Undisclosed Liabilities.

          (a)   The Live Nation SEC Documents include all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Live Nation with the SEC since January 1, 2008, together with all certifications required pursuant to the Sarbanes-Oxley Act of 2002 ("SOX").

          (b)   Each Live Nation SEC Document (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Live Nation SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Live Nation included in the Live Nation SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with United States generally accepted accounting principles ("GAAP") (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Live Nation and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Live Nation is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.

          (c)   Except (i) as reflected or reserved against in Live Nation's consolidated audited balance sheet as of December 31, 2007 (or the notes thereto) as included in the Live Nation SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007 or in connection with or contemplated by this Agreement or (iii) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Live Nation Material Adverse Effect, neither Live Nation nor any Live Nation Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

          (d)   Each of the chief executive officer of Live Nation and the chief financial officer of Live Nation (or each former chief executive officer of Live Nation and each former chief financial officer of Live Nation, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Live Nation SEC Documents, and the statements contained in such certifications are true and accurate. For purposes of this Agreement, "chief executive officer" and "chief financial officer" shall have the meanings given to such terms in SOX. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of SOX, none of Live Nation or any of the Live Nation Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          (e)   Live Nation maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Live Nation's assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Live Nation's receipts and expenditures are being made only in accordance with authorizations of Live Nation's management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Live Nation's assets that could have a material effect on Live Nation's financial statements.

          (f)    The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Live Nation are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Live Nation in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Live Nation, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Live Nation to make the certifications required under the Exchange Act with respect to such reports.

          (g)   Neither Live Nation nor any of the Live Nation Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Live Nation and any of the Live Nation Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance-sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Live Nation or any of the Live Nation Subsidiaries in Live Nation's or such Live Nation Subsidiary's published financial statements or other Live Nation SEC Documents.

          (h)   Since January 1, 2008, none of Live Nation, Live Nation's independent accountants, the Live Nation Board or the audit committee of the Live Nation Board has received any oral or written notification of any (i) "significant deficiency" in the internal controls over financial reporting of Live Nation, (ii) "material weakness" in the internal controls over financial reporting of Live Nation or (iii) fraud, whether or not material, that involves management or other employees of Live Nation who have a significant role in the internal controls over financial reporting of Live Nation. For purposes of this Agreement, the terms "significant deficiency" and "material weakness" shall have the meanings assigned to them in Auditing Standard No. 5 of the Public Company Accounting Oversight Board, as in effect on the date of this Agreement.

          (i)    None of the Live Nation Subsidiaries is, or has at any time since January 1, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

          (j)    Since January 1, 2008, no attorney representing Live Nation or any of the Live Nation Subsidiaries, whether or not employed by Live Nation or any Live Nation Subsidiary, has reported to the chief legal counsel or chief executive officer of Live Nation evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Live Nation or any of its officers, directors, employees or agents pursuant to Section 307 of SOX.

          (k)   Since January 1, 2008, to the Knowledge of Live Nation, no employee of Live Nation or any of the Live Nation Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of SOX by Live Nation or any of the Live Nation Subsidiaries.

          (l)    To the Knowledge of Live Nation, none of the Live Nation SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. Live Nation has made available to Ticketmaster true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 through the date of this Agreement relating to the Live Nation SEC Documents and all written responses of Live Nation thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Live Nation SEC Documents other than confidential treatment requests. To the Knowledge of Live Nation, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Live Nation.

        3.7    Information Supplied.    None of the information supplied or to be supplied by Live Nation for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Live Nation's and Ticketmaster's stockholders or at the time of each of the Live Nation Stockholders Meeting and the Ticketmaster Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Form S-4 will comply as to form in all material respects with the requirements of the Securities Act and the rules and regulations thereunder, except that no representation is made by Live Nation with respect to statements made or incorporated by reference therein based on information supplied by Ticketmaster for inclusion or incorporation by reference therein. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Live Nation with respect to statements made or incorporated by reference therein based on information supplied by Ticketmaster for inclusion or incorporation by reference therein.

        3.8    Absence of Certain Changes or Events.    Since January 1, 2008 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Live Nation Material Adverse Effect and each of Live Nation and the Live Nation Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

          (a)   any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Live Nation or any Live Nation Subsidiary other than pursuant to Live Nation's existing revolving credit facility under the Live Nation Credit Facility in the ordinary course of business consistent with past practices;

          (b)   any sale, lease (as lessor), license, mortgage, sale and leaseback or encumbrance or Lien (other than Permitted Liens), or other disposition of material properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice); or

          (c)   any material change in financial accounting methods, by Live Nation or any Live Nation Subsidiary, except insofar as may have been required by a change in GAAP.

        3.9    Taxes.

          (a)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect: (i) each of Live Nation and the Live Nation Subsidiaries has timely filed, taking into account any extensions validly obtained, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of Live Nation and the Live Nation Subsidiaries has paid all Taxes required to have been paid (including amounts that Live Nation or any of the Live Nation Subsidiaries is required to withhold from amounts owing to any employee, creditor, shareholder or other third party), except, in each case, with respect to matters contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP; (iii) all deficiencies asserted or assessed by a taxing authority against Live Nation or any Live Nation Subsidiary have been paid in full or are adequately reserved, in accordance with GAAP; (iv) as of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings with respect to Taxes and no currently effective waivers (or requests for waivers) of the time to assess any Taxes; and (v) there are no Liens on any of the assets of Live Nation or any of the Live Nation Subsidiaries other than Liens for Taxes not yet due and payable.

          (b)   Neither Live Nation nor any Live Nation Subsidiary (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement other than the Tax Matters Agreement (the "Live Nation Tax Matters Agreement") by and among Clear Channel Communications Inc. ("Live Nation Former Parent"), CCE Spinco, Inc. and CCE Holdco #2, Inc., dated as of December 21, 2005 or (ii) has any liability for Taxes of any Person (other than (A) Live Nation and the Live Nation Subsidiaries and (B) for Tax years during which Live Nation was a member of such group, the consolidated group whose common parent was Live Nation Former Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law) as a transferee or successor, by contract or otherwise.

          (c)   There was no agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7) between Ticketmaster or any of its officers, directors, agents, or controlling stockholders, on the one hand, and Live Nation or any of its officers, directors, agents, or controlling stockholders, on the other hand, regarding the Merger or any similar acquisition (within the meaning of Treasury Regulation Section 1.355-7) at any time during the two-year period ending on August 20, 2008.

          (d)   Since the date of the distribution by Live Nation Former Parent of all the stock of Live Nation to the shareholders of Live Nation Former Parent, neither Live Nation nor any Live Nation Subsidiary has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code. To the knowledge of Live Nation, the distribution by Live Nation Former Parent of all the stock of Live Nation qualified as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code. Neither Live Nation, any Live Nation Subsidiary, nor any other person has taken or failed to take any action, which action or failure to act would reasonably be expected to cause (A) such distribution not to qualify as a reorganization within the meaning of Sections 368(a)(1)(D) and 355 of the Code, (B) any stock or securities of Live Nation not to be treated as "qualified property" for purposes of Section 361(c)(2) of the Code, or (C) Live Nation or any of the Live Nation Subsidiaries to be liable for Additional Taxes or Distribution Taxes (as such terms are defined in the Live Nation Tax Matters Agreement). There are not pending or threatened in writing any material claims against Live Nation or any Live Nation Subsidiary under the Live Nation Tax Matters Agreement and Live Nation is not aware of the existence of any facts or circumstances, including any breach by Live Nation or any Live Nation Subsidiary of any representations, covenants or agreements, that could give rise to a material claim for indemnification against Live Nation or any Live Nation Subsidiary under the Live Nation Tax Matters Agreement. Neither Live Nation nor any of the Live Nation Subsidiaries will be required to acquire or offer to acquire any shares of Series A Preferred Stock or Series B Preferred Stock (as such terms are defined in the Live Nation Tax Matters Agreement) as a result of the transactions contemplated by the Agreement.

          (e)   Neither Live Nation nor any Live Nation Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (f)    Neither Live Nation nor any Live Nation Subsidiary has taken or agreed to take any action or knows of any fact or circumstance that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        3.10    Benefits Matters; ERISA Compliance.

          (a)   Live Nation Disclosure Schedule 3.10 sets forth, as of the date of this Agreement, a complete and correct list identifying any Live Nation Benefit Plan. Live Nation has delivered or made available to Ticketmaster true and complete copies of (i) all material Live Nation Benefit Plans (and amendments thereto) or, in the case of any unwritten material Live Nation Benefit Plan, a written description thereof, (ii) the most recent annual report on Form 5500 filed with the U.S. Department of Labor with respect to each material Live Nation Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Live Nation Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding vehicle relating to any material Live Nation Benefit Plan and (v) the most recent financial statements and actuarial reports for each Live Nation Benefit Plan (if any). For purposes of this Agreement, "Live Nation Benefit Plans" means, collectively, but excluding any Live Nation Foreign Benefit Plan, (A) all "employee pension benefit plans" (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")), other than any plan which is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan"), "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings, in each case that are sponsored, maintained or contributed to by Live Nation or any Live Nation Subsidiary, providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Live Nation or any Live Nation Subsidiary or any spouse or dependent of any of the foregoing and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Live Nation or any Live Nation Subsidiary on the one hand and any current or former directors, officers, employees or consultants of Live Nation or any Live Nation Subsidiary on the other hand.

          (b)   All Live Nation Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for, have not yet become eligible to apply for, or are entitled to rely on (as applicable) determination or opinion letters from the Internal Revenue Service (the "IRS") to the effect that such Live Nation Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of Live Nation, has revocation been threatened, nor has any such Live Nation Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or reliance on an opinion letter or materially increase its costs.

          (c)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect: (i) no Live Nation Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, and neither Live Nation nor any ERISA Affiliate of Live Nation has, during the past six years, sponsored, maintained, participated in, contributed to, or had any obligation to participate in or contribute to any plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, (ii) none of Live Nation, any Live Nation Subsidiary, any officer of Live Nation or any Live Nation Subsidiary or any of the Live Nation Benefit Plans which are subject to ERISA, any trust created thereunder or, to the Knowledge of Live Nation, any fiduciary or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Live Nation, any Live Nation Subsidiary or any officer of Live Nation or any Live Nation Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iii) no Live Nation Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) or trusts associated therewith have been terminated during the past six years, nor is there any intention or expectation to terminate any such Live Nation Benefit Plans or trusts, (iv) no Live Nation Benefit Plans or trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Live Nation Benefit Plan or trust, and (v) neither Live Nation nor any ERISA Affiliate of Live Nation has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including "withdrawal liability" within the meaning of Title IV of ERISA), whether actual or contingent, with respect to, any Multiemployer Plan, any "multiple employer plan" (within the meaning of Section 413(c) of the Code) or any multi-employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

          (d)   With respect to each Live Nation Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), such Live Nation Benefit Plan (including any Live Nation Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Live Nation or the Live Nation Subsidiaries or terminated, in each case, without material liability to Live Nation and the Live Nation Subsidiaries on or at any time after the Effective Time.

          (e)   No Live Nation Benefit Plan provides health, medical or other welfare benefits or insurance after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).

          (f)    Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, (i) each Live Nation Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Live Nation Benefit Plan and (ii) Live Nation and each of the Live Nation Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Live Nation Benefit Plans.

          (g)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, there are no pending or, to the Knowledge of Live Nation, threatened claims by or on behalf of any participant in any of the Live Nation Benefit Plans, or otherwise involving any such Live Nation Benefit Plan or the assets of any Live Nation Benefit Plan, other than routine claims for benefits.

          (h)   Except as set forth on Live Nation Disclosure Schedule 3.10, none of the execution and delivery of this Agreement, the obtaining of the Live Nation Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Live Nation or any of the Live Nation Subsidiaries to any compensation or benefit (other than severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Live Nation Benefit Plan (other than severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (C) result in any breach or violation of, default under or limit Live Nation's right to amend, modify or terminate any Live Nation Benefit Plan, or (D) result in the receipt of any amount (whether in cash, property, the vesting of property or otherwise) by any stockholder, employee, officer, director or other service provider of Live Nation or any Live Nation Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation section 1.280G-1), in any case, that could reasonably be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) that would result in any imposition of any excise tax under Section 4999 of the Code.

          (i)    No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Live Nation or any Live Nation Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Live Nation Material Adverse Effect.

          (j)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, each Live Nation Benefit Plan that provides for "nonqualified deferred compensation" within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code and (ii) has been maintained in compliance with

  Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code since January 1, 2009.

          (k)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, all contributions required to be made by Live Nation or any Live Nation Subsidiary to any Live Nation Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable by Live Nation or any Live Nation Subsidiary with respect to insurance policies funding any Live Nation Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Live Nation SEC Documents. Each Live Nation Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

          (l)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, all Live Nation Foreign Benefit Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are required to be funded and/or book-reserved, are funded and/or book reserved to the extent required by applicable law, as appropriate, based upon reasonable actuarial assumptions. "Live Nation Foreign Benefit Plans" means each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Live Nation Benefit Plan had it been a United States plan, program or contract.

          (m)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, Live Nation and its Subsidiaries have (i) properly classified all service providers as employees or independent contractors and have timely withheld, collected, reported, deposited and paid all Taxes required to have been withheld, collected, deposited or paid, as applicable, and (ii) complied with the applicable requirements of Section 4980B of the Code and any similar state law and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

        3.11    Litigation.    There is no suit, action or other proceeding pending or, to the Knowledge of Live Nation, threatened against Live Nation or any Live Nation Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Live Nation Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Live Nation, investigation by any Governmental Entity involving Live Nation or any Live Nation Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Live Nation Material Adverse Effect.

        3.12    Compliance with Applicable Laws.    Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, Live Nation and the Live Nation Subsidiaries are in compliance with all applicable Laws and Live Nation Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of Live Nation, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Live Nation or a Live Nation Subsidiary is not in compliance with any applicable Law or Live Nation Permit or which challenges or questions the validity of any rights of the holder of any Live Nation Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 3.9, 3.10, 3.13 and 3.16, respectively.

        3.13    Environmental Matters.    Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect:

          (a)   Live Nation and the Live Nation Subsidiaries are now, and have always been, in compliance with all Environmental Laws, and neither Live Nation nor any Live Nation Subsidiary has received any written communication from a Person that alleges that Live Nation or any Live Nation Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;

          (b)   Live Nation and the Live Nation Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to Live Nation, the Live Nation Subsidiaries and the Live Nation Real Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

          (c)   there are no Environmental Claims pending or, to the Knowledge of Live Nation, threatened against Live Nation or any of the Live Nation Subsidiaries, nor is Live Nation or any of the Live Nation Subsidiaries aware of any basis for such Environmental Claim;

          (d)   there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Live Nation or any of the Live Nation Subsidiaries or against any Person whose liabilities for such Environmental Claims Live Nation or any of the Live Nation Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

          (e)   neither Live Nation nor any of the Live Nation Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Live Nation or any of the Live Nation Subsidiaries.

        3.14    Contracts.

          (a)   Live Nation Disclosure Schedule 3.14 sets forth, as of the date of this Agreement, a true and complete list, and Live Nation has made available to Ticketmaster or its Representatives true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:

            (i)    each Contract required to be filed by Live Nation as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a "Filed Live Nation Contract");

            (ii)   each venue management agreement, Contract, understanding, or undertaking to which Live Nation or any of the Live Nation Subsidiaries is a party, in each case involving expected annual revenues attributable to management fees in excess of $5,000,000;

            (iii)  each sponsorship agreement, Contract, understanding, or undertaking to which Live Nation or any of the Live Nation Subsidiaries is a party involving expected annual revenues in excess of $5,000,000;

            (iv)  each "all-rights" artist agreement, Contract, understanding, or undertaking to which Live Nation or any of the Live Nation Subsidiaries is a party;

            (v)   each ticketing agreement, Contract, understanding, or undertaking to which Live Nation or any of the Live Nation Subsidiaries is a party involving expected annual revenues in excess of $5,000,000;

            (vi)  each agreement, Contract, understanding, or undertaking to which Live Nation or any of the Live Nation Subsidiaries is a party that restricts in any material respect the ability of Live Nation or its Affiliates to compete in any business or with any Person in any geographical area;

            (vii) each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Live Nation or any of the Live Nation Subsidiaries in excess of $5,000,000 is outstanding or may be incurred, other than any such agreement between or among Live Nation and the wholly owned Live Nation Subsidiaries;

            (viii)  each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Live Nation or any of the Live Nation Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Live Nation Subsidiaries, in each case, either (A) involving invested assets of Live Nation or any of the Live Nation Subsidiaries in excess of $5,000,000 as valued as of December 31, 2008 or (B) entered into between December 31, 2008 and the date hereof; and

            (ix)  each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Live Nation or any of the Live Nation Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business.

  Each agreement, understanding or undertaking of the type described in this Section 3.14(a) and each Filed Live Nation Contract is referred to herein as a "Live Nation Material Contract."

          (b)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, (i) each Live Nation Material Contract (including, for purposes of this Section 3.14(b), any Contract entered into after the date of this Agreement that would have been a Live Nation Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Live Nation or one of the Live Nation Subsidiaries, as the case may be, and, to the Knowledge of Live Nation, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity, (ii) each such Live Nation Material Contract is in full force and effect, (iii) none of Live Nation or any of the Live Nation Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Live Nation Material Contract and, to the Knowledge of Live Nation, no other party to any such Live Nation Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iv) to the Knowledge of Live Nation, each other party to a Live Nation Material Contract has performed all material obligations required to be performed by it under such Live Nation Material Contract and (v) no party to any Live Nation Material Contract has given Live Nation or any of the Live Nation Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Live Nation Material Contract and neither Live Nation nor any of the Live Nation Subsidiaries, nor, to the Knowledge of Live Nation, any other party to any Live Nation Material Contract, has repudiated in writing any material provision thereof.

        3.15    Properties.

          (a)   Live Nation and each Live Nation Subsidiary has good and valid fee simple title to, or good and valid leasehold interests in, all their respective real properties and assets (the "Live Nation Real Properties") except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. The Live Nation Real Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Live Nation and the Live Nation Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. All of the Live Nation Real Properties are free and clear of all Liens, except for Permitted Liens and Liens on material Live Nation Real Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Live Nation Real Properties to which they relate in the conduct of Live Nation and the Live Nation Subsidiaries as presently conducted and Liens on other Live Nation Real Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect.

          (b)   Live Nation and each of the Live Nation Subsidiaries has complied with the terms of all leases and subleases entitling it to the use of the leased Live Nation Real Properties ("Live Nation Leases"), and all Live Nation Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. Live Nation and each Live Nation Subsidiary is in exclusive possession of the premises purported to be leased under all the Live Nation Leases, except for such failures to have such possession of such properties as, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect.

          (c)   Live Nation and each Live Nation Subsidiary has good and valid title to, or good and valid leasehold interests in, all of their respective property and assets (other than the Live Nation Real Properties), and such property and assets are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Live Nation and the Live Nation Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. This Section 3.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 3.16.

        3.16    Intellectual Property.    Each of Live Nation and each Live Nation Subsidiary owns or has a valid right to use or license the Intellectual Property Rights used by it in connection with the conduct of its businesses as presently conducted, except where the failure to have such right, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. Such Intellectual Property Rights will not cease to be valid rights of Live Nation or a Live Nation Subsidiary, as applicable, by reason of the execution and delivery of this Agreement by Live Nation. No actions, suits or other proceedings are pending or, to the Knowledge of Live Nation, threatened that Live Nation or any of the Live Nation Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. Since January 1, 2008, neither Live Nation nor any Live Nation Subsidiary has received any written notice of and there are no actions, suits or other proceedings pending or, to the Knowledge of Live Nation, threatened that relate to (a) any alleged invalidity with respect to any of the material Intellectual Property Rights owned by Live Nation or any Live Nation Subsidiary, or (b) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Live Nation or any Live Nation Subsidiary, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. Since January 1, 2008, Live Nation and the Live Nation Subsidiaries

have taken reasonable measures to protect the confidentiality of any Intellectual Property Rights deemed by Live Nation or the applicable Live Nation Subsidiary to be a material trade secret. Since January 1, 2008, no prior or current employee or officer or any prior or current consultant or contractor of Live Nation or any Live Nation Subsidiary has asserted, or to the Knowledge of Live Nation has claimed, any ownership in any Intellectual Property Rights owned by Live Nation or any Live Nation Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Live Nation Material Adverse Effect.

        3.17    Labor Matters.    As of the date of this Agreement, Live Nation Disclosure Schedule 3.17 sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Live Nation or any of the Live Nation Subsidiaries. No labor organization or group of employees of Live Nation or any Live Nation Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Live Nation, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of Live Nation, threatened against or involving Live Nation or any Live Nation Subsidiary. None of Live Nation or any of the Live Nation Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Live Nation or any of the Live Nation Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Live Nation Material Adverse Effect. There are no written grievances or written complaints outstanding or, to the Knowledge of Live Nation, threatened that individually or in the aggregate, has had or would reasonably be expected to have a Live Nation Material Adverse Effect. Live Nation has made available to Ticketmaster true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Live Nation or any Live Nation Subsidiary (the "Live Nation CBAs"). No Live Nation CBA would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program; provided that any duty to bargain imposed by applicable law concerning any layoff, redundancy, severance or similar program or the effect(s) thereof shall not be deemed to "prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program" for purposes of this Agreement. Except as otherwise set forth in the Live Nation CBAs, neither Live Nation nor any Live Nation Subsidiary (a) has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Live Nation Benefit Plan.

        3.18    Brokers' Fees and Expenses.    No broker, investment banker, financial advisor or other Person, other than Goldman, Sachs & Co. and Deutsche Bank Securities Inc. (the "Live Nation Financial Advisors"), the fees and expenses of which will be paid by Live Nation, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Live Nation. Live Nation will furnish to Ticketmaster, true and complete copies of all agreements between or among Live Nation and the Live Nation Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

        3.19    Opinions of Financial Advisors.    The Live Nation Board has received the oral opinion of each of the Live Nation Financial Advisors (with copies of each written opinion to be provided solely for information purposes to Ticketmaster promptly upon receipt by Live Nation) to the effect that, as of the date of this Agreement, the Exchange Ratio is fair, from a financial point of view, to Live Nation.

        3.20    Insurance.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Live Nation Material Adverse Effect, each insurance policy of Live Nation or any Live Nation Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Live Nation nor any of the Live Nation Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

        3.21    No Ownership.    None of Live Nation or any of the Live Nation Subsidiaries has had any direct or indirect beneficial ownership, or sole or shared voting power, with respect to any shares of Ticketmaster Common Stock since the Ticketmaster Spin-Off.

        3.22    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article III, Ticketmaster acknowledges that none of Live Nation, the Live Nation Subsidiaries or any other Person on behalf of Live Nation makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE IV
Representations and Warranties of Ticketmaster

        Ticketmaster represents and warrants to Live Nation that the statements contained in this Article IV are true and correct except as set forth (i) in any reports, schedules, forms, statements and other documents that Ticketmaster has filed with or furnished to the SEC after January 1, 2008 and prior to the date of this Agreement (the "Ticketmaster SEC Documents"), and which are publicly available (excluding any disclosures set forth in any risk factor section thereof or in any section relating to forward-looking statements, or any exhibits), or (ii) in the disclosure schedules delivered by Ticketmaster to Live Nation at or before the execution and delivery by Ticketmaster of this Agreement (the "Ticketmaster Disclosure Schedules").

        4.1    Organization, Standing and Power.    Each of Ticketmaster and each Ticketmaster Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized (in the case of good standing, to the extent such jurisdiction recognizes such concept), except, in the case of the Ticketmaster Subsidiaries, where the failure to be so organized, existing or in good standing, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. Each of Ticketmaster and the Ticketmaster Subsidiaries has all requisite power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to conduct its businesses as presently conducted (the "Ticketmaster Permits"), except where the failure to have such power or authority or to possess Ticketmaster Permits, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. Each of Ticketmaster and the Ticketmaster Subsidiaries is duly qualified or licensed to do business in each jurisdiction where the nature of its business or the ownership or leasing of its properties make such qualification necessary, other than in such jurisdictions where the failure to be so qualified or licensed, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. Ticketmaster has delivered or made available to Live Nation, prior to execution of this Agreement, true and complete copies of the amended and restated certificate of incorporation of Ticketmaster in effect as of the date of this Agreement (the "Ticketmaster Certificate") and the amended and restated by-laws of Ticketmaster in effect as of the date of this Agreement (the "Ticketmaster Bylaws").

        4.2    Ticketmaster Subsidiaries.

          (a)   All the outstanding shares of capital stock or voting securities of, or other equity interests in, each Ticketmaster Subsidiary have been validly issued and are fully paid and nonassessable and are owned by Ticketmaster, by another Ticketmaster Subsidiary or by Ticketmaster and another Ticketmaster Subsidiary, free and clear of all material Liens, other than Permitted Liens, and free of any other material restriction (including any restriction on the right to vote, sell or otherwise dispose of such capital stock, voting securities or other equity interests), except for restrictions imposed by applicable securities laws. Ticketmaster Disclosure Schedule 4.2 sets forth, as of the date of this Agreement, a true and complete list of the Ticketmaster Subsidiaries.

          (b)   Except for the capital stock and voting securities of, and other equity interests in, the Ticketmaster Subsidiaries, neither Ticketmaster nor any Ticketmaster Subsidiary owns, directly or indirectly, any capital stock or voting securities of, or other equity interests in, or any interest convertible into or exchangeable or exercisable for, any capital stock or voting securities of, or other equity interests in, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity.

        4.3    Capital Structure.

          (a)   The authorized capital stock of Ticketmaster consists of 300,000,000 shares of Ticketmaster Common Stock and 25,000,000 shares of preferred stock, par value $0.01 per share (together with the Ticketmaster Common Stock, the "Ticketmaster Capital Stock"), of which 2,100,000 shares have been designated as Series A Convertible Preferred Stock, par value $0.01 per share, of Ticketmaster (the "Ticketmaster Series A Preferred Stock"). At the close of business on February 4, 2009, (i) 57,329,457 shares of Ticketmaster Common Stock were issued and outstanding, of which 1,000,000 were subject to restrictions based on performance or continuing service, (ii) 1,750,000 shares of Ticketmaster Series A Preferred Stock were issued and outstanding, all of which were subject to restrictions based on performance or continuing service, (iii) no shares of Ticketmaster Common Stock were held by Ticketmaster in its treasury, (iv) 10,449,227 shares of Ticketmaster Common Stock were reserved and available for issuance pursuant to the Ticketmaster Stock Plans or otherwise and conversion of the Ticketmaster Series A Preferred Stock, of which all were issuable in respect of outstanding Ticketmaster Equity Awards other than Ticketmaster Restricted Stock, (v) 591,403 shares were issuable in respect of outstanding Ticketmaster Restricted Stock Units, and (vi) no shares were issuable in respect of outstanding Ticketmaster Director Share Units. Except as set forth in this Section 4.3(a), at the close of business on February 4, 2009, no other shares of capital stock or voting securities of, or other equity interests in, Ticketmaster were issued, reserved for issuance or outstanding. From the close of business on February 4, 2009 to the date of this Agreement, there have been no issuances by Ticketmaster of shares of capital stock or voting securities of, or other equity interests in, Ticketmaster, other than the issuance of Ticketmaster Common Stock upon the exercise or settlement of Ticketmaster Stock Options, Ticketmaster Restricted Stock Units or Ticketmaster Director Share Units outstanding at the close of business on February 4, 2009.

          (b)   All outstanding shares of Ticketmaster Capital Stock are, and, at the time of issuance, all such shares that may be issued in settlement of Ticketmaster Equity Awards or pursuant to the Ticketmaster Stock Plans will be, duly authorized, validly issued, fully paid and nonassessable and not subject to, or issued in violation of, any purchase option, redemption, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the Ticketmaster Certificate, the Ticketmaster Bylaws or any Contract to which Ticketmaster or any Ticketmaster Subsidiary is a party or otherwise bound. Except as set forth above in this

  Section 4.3, there are not issued, reserved for issuance or outstanding, and there are not any outstanding obligations of Ticketmaster or any Ticketmaster Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, (i) any capital stock of Ticketmaster or any Ticketmaster Subsidiary or any securities of Ticketmaster or any Ticketmaster Subsidiary convertible into or exchangeable or exercisable for shares of capital stock or voting securities of, or other equity interests in, Ticketmaster or any Ticketmaster Subsidiary, (ii) any warrants, calls, options or other rights to acquire from Ticketmaster or any Ticketmaster Subsidiary, or any other obligation of Ticketmaster or any Ticketmaster Subsidiary to issue, deliver or sell, or cause to be issued, delivered or sold, any capital stock or voting securities of, or other equity interests in, Ticketmaster or any Ticketmaster Subsidiary, or (iii) any rights issued by or other obligations of Ticketmaster or any Ticketmaster Subsidiary that are linked in any way to the price of any class of Ticketmaster Capital Stock or any shares of capital stock of any Ticketmaster Subsidiary, the value of Ticketmaster, any Ticketmaster Subsidiary or any part of Ticketmaster or any Ticketmaster Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Ticketmaster or any Ticketmaster Subsidiary. Except for acquisitions, or deemed acquisitions, of Ticketmaster Common Stock or other equity securities of Ticketmaster in connection with (A) the payment of the exercise price of Ticketmaster Stock Options with Ticketmaster Common Stock (including but not limited to in connection with "net exercises"), (B) required Tax withholding in connection with the exercise of Ticketmaster Stock Options, the vesting of Ticketmaster Restricted Stock and/or the delivery of shares in respect of vested Ticketmaster Restricted Stock Units or Ticketmaster Director Share Units and (C) forfeitures of Ticketmaster Stock Options, Ticketmaster Restricted Stock, Ticketmaster Series A Preferred Stock, Ticketmaster Restricted Stock Units and/or Ticketmaster Director Share Units, there are not any outstanding obligations of Ticketmaster or any of the Ticketmaster Subsidiaries to repurchase, redeem or otherwise acquire any shares of capital stock or voting securities or other equity interests of Ticketmaster or any Ticketmaster Subsidiary or any securities, interests, warrants, calls, options or other rights referred to in clause (i), (ii) or (iii) of the immediately preceding sentence. There are no bonds, debentures, notes or other Indebtedness of Ticketmaster having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which stockholders of Ticketmaster may vote ("Ticketmaster Voting Debt"). Neither Ticketmaster nor any of the Ticketmaster Subsidiaries is a party to any voting agreement with respect to the voting of any capital stock or voting securities of, or other equity interests in, Ticketmaster. Except for this Agreement, neither Ticketmaster nor any of the Ticketmaster Subsidiaries is a party to any agreement pursuant to which any Person is entitled to elect, designate or nominate any director of Ticketmaster or any of the Ticketmaster Subsidiaries.

          (c)   With respect to Ticketmaster Stock Options and V.I.P. Stock Options, (i) each grant of a Ticketmaster Stock Option and each grant of a V.I.P. Stock Option was duly authorized no later than the Grant Date for such option (which, for purposes of any V.I.P. Stock Option, shall mean the date of grant of such V.I.P. Stock Option) by all necessary corporate action, including, as applicable, approval by the Ticketmaster Board or Board of Directors of V.I.P. Tour Company ("V.I.P."), (or a duly constituted and authorized committee of the foregoing), and (ii) the per share exercise price of each Ticketmaster Stock Option and the per share exercise price of each V.I.P. Stock Option was at least equal to the fair market value of a share of Ticketmaster Common Stock or V.I.P.'s common stock, par value $0.01 per share ("V.I.P. Common Stock"), as applicable, on the applicable Grant Date. Ticketmaster has previously provided to Live Nation one or more tables that are accurate and complete in all material respects as of February 4, 2009 setting forth (as applicable) with respect to each Ticketmaster Equity Award (other than Ticketmaster Restricted Stock and Ticketmaster Series A Preferred Stock), the grantee, grant date, exercise price, option type and vesting date. Ticketmaster Disclosure Schedule 4.3(c) sets forth a list that is accurate and complete in all material respects of Ticketmaster Restricted Stock and Ticketmaster Series A

  Preferred Stock as of February 4, 2009. Ticketmaster Disclosure Schedule 4.3(b) includes a table setting forth each outstanding V.I.P. Stock Option and the holder thereof as of February 4, 2009 that is accurate and complete in all material respects.

        4.4    Authority; Execution and Delivery; Enforceability.    Ticketmaster has all requisite corporate power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Merger and the transactions contemplated by this Agreement, subject, in the case of the Merger, to the receipt of the Ticketmaster Stockholder Approval. The Ticketmaster Board has adopted resolutions, by unanimous vote of all directors present at a meeting duly called at which a quorum of directors of Ticketmaster was present, (i) approving the execution, delivery and performance of this Agreement, (ii) determining that entering into this Agreement is in the best interests of Ticketmaster and its stockholders, (iii) declaring this Agreement and the transactions contemplated by this Agreement advisable, and (iv) recommending that Ticketmaster's stockholders adopt this Agreement and directing that this Agreement be submitted to Ticketmaster's stockholders for adoption at a duly held meeting of such stockholders for such purpose (the "Ticketmaster Stockholders Meeting"). As of the date of this Agreement, such resolutions have not been amended or withdrawn. Except for the adoption of this Agreement by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Ticketmaster Common Stock and Ticketmaster Series A Preferred Stock, voting together as a single class, entitled to vote at the Ticketmaster Stockholders Meeting (the "Ticketmaster Stockholder Approval"), no other corporate proceedings on the part of Ticketmaster are necessary to authorize or adopt this Agreement or to consummate the Merger and the other transactions contemplated by this Agreement (except for the filing of the appropriate merger documents as required by the DGCL). Ticketmaster has duly executed and delivered this Agreement and, assuming the due authorization, execution and delivery by Live Nation and accession by Merger Sub, this Agreement constitutes its legal, valid and binding obligation, enforceable against it in accordance with its terms.

        4.5    No Conflicts; Consents.

          (a)   The execution and delivery by Ticketmaster of this Agreement does not, and the performance by it of its obligations hereunder and the consummation of the Merger and the other transactions contemplated by this Agreement will not, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a requirement to obtain any Consent or a right of payment, termination, cancellation or acceleration of any obligation, any obligation to make an offer to purchase or redeem any Indebtedness or capital stock or any loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of Ticketmaster or any Ticketmaster Subsidiary under, any provision of (i) the Ticketmaster Certificate, the Ticketmaster Bylaws or the comparable charter or organizational documents of any Ticketmaster Subsidiary (assuming that the Ticketmaster Stockholder Approval is obtained), (ii) any Contract to which Ticketmaster or any Ticketmaster Subsidiary is a party or by which any of their respective properties or assets is bound or any Ticketmaster Permit or (iii) subject to the filings and other matters referred to in Section 4.5(b), any Judgment or Law, in each case, applicable to Ticketmaster or any Ticketmaster Subsidiary or their respective properties or assets (assuming that the Ticketmaster Stockholder Approval is obtained), other than, in the case of clauses (ii) and (iii) above, any matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect or prevent or materially delay the consummation of the Merger.

          (b)   No Consent of or from, or registration, declaration, notice or filing made to or with any Governmental Entity is required to be obtained or made by or with respect to Ticketmaster or any Ticketmaster Subsidiary in connection with the execution and delivery of this Agreement or its performance of its obligations hereunder or the consummation of the Merger and the other transactions contemplated by this Agreement, other than (i)(A) the filing with the SEC of the

  Joint Proxy Statement in definitive form, (B) the filing with the SEC, and declaration of effectiveness under the Securities Act, of the Form S-4, and (C) the filing with the SEC of such reports under, and such other compliance with, the Exchange Act and the Securities Act, and the rules and regulations thereunder, as may be required in connection with this Agreement, the Merger and the other transactions contemplated by this Agreement, (ii) compliance with and filings under the HSR Act, and such other compliance, Consents, registrations, declarations, notices or filings as are required to be observed, made or obtained under any foreign antitrust, competition, investment, trade regulation or similar Laws, including merger control clearance in the UK or Competition Commission under the Enterprise Act 2002, (iii) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware and appropriate documents with the relevant authorities of the other jurisdictions in which Live Nation and Ticketmaster are qualified to do business, (iv) such Consents, registrations, declarations, notices or filings as are required to be made or obtained under the securities or "blue sky" laws of various states in connection with the issuance of the Merger Consideration, (v) such Consents from, or registrations, declarations, notices or filings made to or with, any Governmental Entities (other than with respect to securities, antitrust, competition, investment, trade regulation or similar Laws), in each case as may be required in connection with this Agreement, the Merger or the other transactions contemplated by this Agreement and are required with respect to mergers or business combinations of telecommunications companies generally, (vi) such filings with and approvals of the NYSE as are required to permit the consummation of the Merger and the listing of the Merger Consideration and (vii) such other Consents that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect or prevent or materially delay the consummation of the Merger.

        4.6    SEC Documents; Undisclosed Liabilities.

          (a)   The Ticketmaster SEC Documents include all reports, schedules, forms, statements, registration statements, prospectuses, proxy statements and other documents (including exhibits and other information incorporated therein) required to be furnished or filed by Ticketmaster with the SEC since January 1, 2008, together with all certifications required pursuant to SOX.

          (b)   Each Ticketmaster SEC Document (i) at the time filed (or, if amended or superseded by a filing prior to the date of this Agreement, then on the date of such filing), complied in all material respects with the requirements of SOX and the Exchange Act or the Securities Act, as the case may be, and the rules and regulations of the SEC promulgated thereunder applicable to such Ticketmaster SEC Document and (ii) did not at the time it was filed (or if amended or superseded by a filing or amendment prior to the date of this Agreement, then at the time of such filing or amendment) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated financial statements of Ticketmaster included in the Ticketmaster SEC Documents complied at the time it was filed as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto, was prepared in accordance with GAAP (except, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto) and fairly presented in all material respects the consolidated financial position of Ticketmaster and its consolidated Subsidiaries as of the dates thereof and the consolidated results of their operations and cash flows for the periods shown (subject, in the case of unaudited statements, to normal year-end audit adjustments). Ticketmaster is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NASDAQ Global Select Market.

          (c)   Except (i) as reflected or reserved against in Ticketmaster's consolidated audited balance sheet as of December 31, 2007 (or the notes thereto) as included in the Ticketmaster SEC Documents, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2007 or in connection with or contemplated by this Agreement or (iii) for liabilities and obligations that, individually or in the aggregate, have not had or would not reasonably be expected to have a Ticketmaster Material Adverse Effect, neither Ticketmaster nor any Ticketmaster Subsidiary has any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise).

          (d)   Each of the chief executive officer of Ticketmaster and the chief financial officer of Ticketmaster (or each former chief executive officer of Ticketmaster and each former chief financial officer of Ticketmaster, as applicable) has made all applicable certifications required by Rule 13a-14 or 15d-14 under the Exchange Act and Sections 302 and 906 of SOX with respect to the Ticketmaster SEC Documents, and the statements contained in such certifications are true and accurate. Except as permitted by the Exchange Act, including Sections 13(k)(2) and (3), since the enactment of SOX, none of Ticketmaster or any of the Ticketmaster Subsidiaries has outstanding, or has arranged any outstanding, "extensions of credit" to directors or executive officers within the meaning of Section 402 of SOX.

          (e)   Ticketmaster maintains a system of "internal control over financial reporting" (as defined in Rules 13a-15(f) and 15d-15(f) of the Exchange Act) sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP and includes those policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of Ticketmaster's assets; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that Ticketmaster's receipts and expenditures are being made only in accordance with authorizations of Ticketmaster's management and directors; and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Ticketmaster's assets that could have a material effect on Ticketmaster's financial statements.

          (f)    The "disclosure controls and procedures" (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) utilized by Ticketmaster are reasonably designed to ensure that all information (both financial and non-financial) required to be disclosed by Ticketmaster in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information required to be disclosed is accumulated and communicated to the management of Ticketmaster, as appropriate, to allow timely decisions regarding required disclosure and to enable the chief executive officer and chief financial officer of Ticketmaster to make the certifications required under the Exchange Act with respect to such reports.

          (g)   Neither Ticketmaster nor any of the Ticketmaster Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar Contract (including any Contract or arrangement relating to any transaction or relationship between or among Ticketmaster and any of the Ticketmaster Subsidiaries, on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any "off-balance sheet arrangements" (as defined in Item 303(a) of Regulation S-K under the Exchange Act)), where the result, purpose or intended effect of such Contract is to avoid disclosure of any material transaction involving, or material liabilities of, Ticketmaster or any of the Ticketmaster Subsidiaries in Ticketmaster's or such Ticketmaster Subsidiary's published financial statements or other Ticketmaster SEC Documents.

          (h)   Since January 1, 2008, none of Ticketmaster, Ticketmaster's independent accountants, the Ticketmaster Board or the audit committee of the Ticketmaster Board has received any oral or written notification of any (i) "significant deficiency" in the internal controls over financial reporting of Ticketmaster, (ii) "material weakness" in the internal controls over financial reporting of Ticketmaster or (iii) fraud, whether or not material, that involves management or other employees of Ticketmaster who have a significant role in the internal controls over financial reporting of Ticketmaster.

          (i)    None of the Ticketmaster Subsidiaries is, or has at any time since January 1, 2007 been, subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act.

          (j)    Since January 1, 2008, no attorney representing Ticketmaster or any of the Ticketmaster Subsidiaries, whether or not employed by Ticketmaster or any Ticketmaster Subsidiary, has reported to the chief legal counsel or chief executive officer of Ticketmaster evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by Ticketmaster or any of its officers, directors, employees or agents pursuant to Section 307 of SOX.

          (k)   Since January 1, 2008, to the Knowledge of Ticketmaster, no employee of Ticketmaster or any of the Ticketmaster Subsidiaries has provided or is providing information to any law enforcement agency or Governmental Entity regarding the commission or possible commission of any crime or the violation or possible violation of any applicable legal requirements of the type described in Section 806 of SOX by Ticketmaster or any of the Ticketmaster Subsidiaries.

          (l)    To the Knowledge of Ticketmaster, none of the Ticketmaster SEC Documents (other than confidential treatment requests) is the subject of ongoing SEC review. Ticketmaster has made available to Live Nation true and complete copies of all written comment letters from the staff of the SEC received since January 1, 2008 through the date of this Agreement relating to the Ticketmaster SEC Documents and all written responses of Ticketmaster thereto through the date of this Agreement other than with respect to requests for confidential treatment. As of the date of this Agreement, there are no outstanding or unresolved comments in comment letters received from the SEC staff with respect to any Ticketmaster SEC Documents other than confidential treatment requests. To the Knowledge of Ticketmaster, as of the date of this Agreement, there are no SEC inquiries or investigations, other governmental inquiries or investigations or internal investigations pending or threatened, in each case regarding any accounting practices of Ticketmaster.

        4.7    Information Supplied.    None of the information supplied or to be supplied by Ticketmaster for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 or any amendment or supplement thereto is declared effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or (ii) the Joint Proxy Statement will, at the date it is first mailed to each of Live Nation's and Ticketmaster's stockholders or at the time of each of the Live Nation Stockholders Meeting and the Ticketmaster Stockholders Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. The Joint Proxy Statement will comply as to form in all material respects with the requirements of the Exchange Act and the rules and regulations thereunder, except that no representation is made by Ticketmaster with respect to statements made or incorporated by reference therein based on information supplied by Live Nation for inclusion or incorporation by reference therein.

        4.8    Absence of Certain Changes or Events.    Since January 1, 2008 through the date of this Agreement, there has not occurred any fact, circumstance, effect, change, event or development that, individually or in the aggregate, has had or would reasonably be expected to have a Ticketmaster Material Adverse Effect and each of Ticketmaster and the Ticketmaster Subsidiaries has conducted its respective business in the ordinary course in all material respects, and during such period there has not occurred:

          (a)   any incurrence of material Indebtedness for borrowed money or any guarantee of such Indebtedness for another Person, or any issue or sale of debt securities, warrants or other rights to acquire any debt security of Ticketmaster or any Ticketmaster Subsidiary other than pursuant to Ticketmaster's existing revolving credit facility under the Ticketmaster Credit Facility in the ordinary course of business consistent with past practices;

          (b)   any sale, lease (as lessor), license, mortgage, sale and leaseback or encumbrance or Lien (other than Permitted Liens), or other disposition of material properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice); or

          (c)   any material change in financial accounting methods, by Ticketmaster or any Ticketmaster Subsidiary, except insofar as may have been required by a change in GAAP.

        4.9    Taxes.

          (a)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect: (i) each of Ticketmaster and the Ticketmaster Subsidiaries has timely filed, taking into account any extensions validly obtained, all Tax Returns required to have been filed and such Tax Returns are accurate and complete; (ii) each of Ticketmaster and the Ticketmaster Subsidiaries has paid all Taxes required to have been paid (including amounts that Ticketmaster or any of the Ticketmaster Subsidiaries is required to withhold from amounts owing to any employee, creditor, shareholder or other third party), except, in each case, with respect to matters contested in good faith in appropriate proceedings or for which adequate reserves have been established in accordance with GAAP; (iii) all deficiencies asserted or assessed by a taxing authority against Ticketmaster or any Ticketmaster Subsidiary have been paid in full or are adequately reserved in accordance with GAAP; (iv) as of the date hereof, there are not pending or threatened in writing any audits, examinations, investigations or other proceedings with respect to Taxes and there are no currently effective waivers (or requests for waivers) of the time to assess any Taxes; and (v) there are no Liens on any of the assets of Ticketmaster or any of the Ticketmaster Subsidiaries other than Liens for Taxes not yet due and payable.

          (b)   Neither Ticketmaster nor any Ticketmaster Subsidiary (i) is a party to or is bound by any material Tax sharing, allocation or indemnification agreement or arrangement other than the Tax Sharing Agreement by and among IAC/InterActiveCorp ("Ticketmaster Former Parent"), Ticketmaster, Interval Leisure Group, Inc., HSN, Inc. and Tree.com, Inc. dated as of August 20, 2008 (the "Ticketmaster Tax Sharing Agreement") or (ii) has any liability for Taxes of any Person (other than (A) Ticketmaster and the Ticketmaster Subsidiaries and (B) for Tax years during which Ticketmaster was a member of such group, the consolidated group whose common parent was Ticketmaster Former Parent) under Treasury Regulation Section 1.1502-6 (or any similar provision of any state, local or foreign Law) as a transferee or successor, by contract or otherwise.

          (c)   There was no agreement, understanding, arrangement or substantial negotiations (within the meaning of Treasury Regulation Section 1.355-7) between Live Nation or any of its officers, directors, agents, or controlling stockholders, on the one hand, and Ticketmaster or any of its officers, directors, agents, or controlling stockholders, on the other hand, regarding the Merger or any similar acquisition (within the meaning of Treasury Regulation Section 1.355-7) at any time during the two-year period ending on August 20, 2008.

          (d)   Within the past two years (other than the spin-off of Ticketmaster from Ticketmaster Former Parent on August 20, 2008 (the "Ticketmaster Spin-Off")), neither Ticketmaster nor any Ticketmaster Subsidiary has been a "distributing corporation" or a "controlled corporation" (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution intended to qualify for tax-free treatment under Section 355 of the Code. To the knowledge of Ticketmaster, the distribution by Ticketmaster Former Parent of all the stock of Ticketmaster qualified for tax-free treatment under Section 355 of the Code. Neither Ticketmaster, any Ticketmaster Subsidiary, nor any other person has taken or failed to take any action, which action or failure to act would reasonably be expected to cause (A) such distribution not to qualify for tax-free treatment under Section 355 of the Code, (B) any stock or securities of Ticketmaster not to be treated as "qualified property" for purposes of Section 355(c)(2) of the Code, or (C) Ticketmaster or any of the Ticketmaster Subsidiaries to be liable for Spin-Off Tax Liabilities (as such term is defined in the Ticketmaster Tax Sharing Agreement). There are not pending or threatened in writing any material claims against Ticketmaster or any Ticketmaster Subsidiary under the Ticketmaster Tax Sharing Agreement and Ticketmaster is not aware of the existence of any facts or circumstances, including any breach by Ticketmaster or any Ticketmaster Subsidiary of any representations, covenants or agreements, that could give rise to a material claim for indemnification against Ticketmaster or any Ticketmaster Subsidiary under the Ticketmaster Tax Sharing Agreement.

          (e)   Neither Ticketmaster nor any Ticketmaster Subsidiary has participated in any "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

          (f)    Neither Ticketmaster nor any Ticketmaster Subsidiary has taken or agreed to take any action or knows of any fact or circumstance that would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

        4.10    Benefits Matters; ERISA Compliance.

          (a)   Ticketmaster Disclosure Schedule 4.10 sets forth, as of the date of this Agreement, a complete and correct list identifying any Ticketmaster Benefit Plan. Ticketmaster has delivered or made available to Live Nation true and complete copies of (i) all material Ticketmaster Benefit Plans (and amendments thereto) or, in the case of any unwritten material Ticketmaster Benefit Plan, a written description thereof, (ii) the most recent annual report on Form 5500 filed with the U.S. Department of Labor with respect to each material Ticketmaster Benefit Plan (if any such report was required), (iii) the most recent summary plan description for each material Ticketmaster Benefit Plan for which such summary plan description is required, (iv) each trust agreement, group annuity contract or other funding vehicle relating to any material Ticketmaster Benefit Plan and (v) the most recent financial statements and actuarial reports for each Ticketmaster Benefit Plan (if any). For purposes of this Agreement, "Ticketmaster Benefit Plans" means, collectively, but excluding any Ticketmaster Foreign Benefit Plan, (A) all "employee pension benefit plans" (as defined in Section 3(2) of ERISA), other than any plan which is a Multiemployer Plan, "employee welfare benefit plans" (as defined in Section 3(1) of ERISA) and all other bonus, pension, profit sharing, retirement, deferred compensation, incentive compensation, equity or equity-based compensation, severance, retention, change in control, disability, vacation, death benefit, hospitalization, medical or other plans, arrangements or understandings, in each case that are sponsored, maintained or contributed to by Ticketmaster or any Ticketmaster Subsidiary, providing, or designed to provide, material benefits to any current or former directors, officers, employees or consultants of Ticketmaster or any Ticketmaster Subsidiary or any spouse or dependent of any of the foregoing and (B) all employment, consulting, indemnification, severance, retention, change of control or termination agreements or arrangements (including collective bargaining agreements) between Ticketmaster or any

  Ticketmaster Subsidiary on the one hand and any current or former directors, officers, employees or consultants of Ticketmaster or any Ticketmaster Subsidiary on the other hand.

          (b)   All Ticketmaster Benefit Plans which are intended to be qualified and exempt from federal income Taxes under Sections 401(a) and 501(a), respectively, of the Code, have been the subject of, have timely applied for, have not yet become eligible to apply for, or are entitled to rely on (as applicable) determination or opinion letters from the IRS to the effect that such Ticketmaster Benefit Plans and the trusts created thereunder are so qualified and tax-exempt, and no such determination or opinion letter has been revoked nor, to the Knowledge of Ticketmaster, has revocation been threatened, nor has any such Ticketmaster Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect that would adversely affect its qualification or reliance on an opinion letter or materially increase its costs.

          (c)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect: (i) no Ticketmaster Benefit Plan is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, and neither Ticketmaster nor any ERISA Affiliate of Ticketmaster has, during the past six years, sponsored, maintained, participated in, contributed to, or had any obligation to participate in or contribute to any plan that is subject to Title IV of ERISA, Section 302 of ERISA, Section 412 of the Code or Section 4971 of the Code, (ii) none of Ticketmaster, any Ticketmaster Subsidiary, any officer of Ticketmaster or any Ticketmaster Subsidiary or any of the Ticketmaster Benefit Plans which are subject to ERISA, any trust created thereunder or, to the Knowledge of Ticketmaster, any fiduciary or administrator thereof, has engaged in a "prohibited transaction" (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) or any other breach of fiduciary responsibility that could subject Ticketmaster, any Ticketmaster Subsidiary or any officer of Ticketmaster or any Ticketmaster Subsidiary to the Tax or penalty on prohibited transactions imposed by the Code, ERISA or other applicable Law, (iii) no Ticketmaster Benefit Plans that are "employee pension benefit plans" (as defined in Section 3(2) of ERISA) or trusts associated therewith have been terminated during the past six years, nor is there any intention or expectation to terminate any such Ticketmaster Benefit Plans or trusts, (iv) no Ticketmaster Benefit Plans or trusts are the subject of any proceeding by any Person, including any Governmental Entity, that could be reasonably expected to result in a termination of any Ticketmaster Benefit Plan or trust, and (v) neither Ticketmaster nor any ERISA Affiliate of Ticketmaster has, or within the past six years had, contributed to, been required to contribute to, or has any liability (including "withdrawal liability" within the meaning of Title IV of ERISA), whether actual or contingent, with respect to, any Multiemployer Plan, any "multiple employer plan" (within the meaning of Section 413(c) of the Code) or any multi-employer welfare arrangement (within the meaning of Section 3(40) of ERISA).

          (d)   With respect to each Ticketmaster Benefit Plan that is an "employee welfare benefit plan" (within the meaning of Section 3(1) of ERISA), such Ticketmaster Benefit Plan (including any Ticketmaster Benefit Plan covering retirees or other former employees) may be amended to reduce benefits or limit the liability of Ticketmaster or the Ticketmaster Subsidiaries or terminated, in each case, without material liability to Ticketmaster and the Ticketmaster Subsidiaries on or at any time after the Effective Time.

          (e)   No Ticketmaster Benefit Plan provides health, medical or other welfare benefits or insurance after retirement or other termination of employment (other than for continuation coverage required under Section 4980(B)(f) of the Code or other applicable Law).

          (f)    Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, (i) each Ticketmaster Benefit Plan and its related trust, insurance contract or other funding vehicle has been administered in accordance with its terms and is in compliance with ERISA, the Code and all other Laws applicable to such Ticketmaster Benefit Plan and (ii) Ticketmaster and each of the Ticketmaster Subsidiaries is in compliance with ERISA, the Code and all other Laws applicable to the Ticketmaster Benefit Plans.

          (g)   Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, there are no pending or, to the Knowledge of Ticketmaster, threatened claims by or on behalf of any participant in any of the Ticketmaster Benefit Plans, or otherwise involving any such Ticketmaster Benefit Plan or the assets of any Ticketmaster Benefit Plan, other than routine claims for benefits.

          (h)   Except as set forth on Ticketmaster Disclosure Schedule 4.10, none of the execution and delivery of this Agreement, the obtaining of the Ticketmaster Stockholder Approval or the consummation of the Merger or any other transaction contemplated by this Agreement (alone or in conjunction with any other event, including any termination of employment on or following the Effective Time) will (A) entitle any current or former director, officer, employee or consultant of Ticketmaster or any of the Ticketmaster Subsidiaries to any compensation or benefit (other than severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (B) accelerate the time of payment or vesting, or trigger any payment or funding, of any compensation or benefits or trigger any other material obligation under any Ticketmaster Benefit Plan (other than severance or termination benefits that would become payable without regard to, and would not be enhanced by, the foregoing events), (C) result in any breach or violation of, default under or limit Ticketmaster's right to amend, modify or terminate any Ticketmaster Benefit Plan, or (D) result in the receipt of any amount (whether in cash, property, the vesting of property or otherwise) by any stockholder, employee, officer, director or other service provider of Ticketmaster or any Ticketmaster Subsidiary who is a "disqualified individual" (as such term is defined in Treasury Regulation section 1.280G-1), in any case, that could reasonably be characterized as an "excess parachute payment" (as defined in Section 280G(b)(1) of the Code) that would result in any imposition of any excise tax under Section 4999 of the Code.

          (i)    No disallowance of a deduction under Section 162(m) or 280G of the Code for any amount paid or payable by Ticketmaster or any Ticketmaster Subsidiary as employee compensation, whether under any contract, plan, program or arrangement, understanding or otherwise, individually or in the aggregate, has had or would reasonably be expected to have a Ticketmaster Material Adverse Effect.

          (j)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, each Ticketmaster Benefit Plan that provides for "nonqualified deferred compensation" within the meaning of Section 409A(d)(1) of the Code, and any award thereunder, in each case that is subject to Section 409A of the Code, (i) has been operated in compliance in all material respects with Section 409A of the Code since January 1, 2005, based upon a good faith, reasonable interpretation of Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code and (ii) has been maintained in compliance with Section 409A of the Code and the final Treasury Regulations issued thereunder and all subsequent IRS Notices and other interim guidance on Section 409A of the Code since January 1, 2009.

          (k)   Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, all contributions required to be made by Ticketmaster or any Ticketmaster Subsidiary to any Ticketmaster Benefit Plan by applicable Law, regulation, any plan document or other contractual undertaking, and all premiums due or payable by Ticketmaster or any Ticketmaster Subsidiary with respect to insurance policies funding any Ticketmaster Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements set forth in the Ticketmaster SEC Documents. Each Ticketmaster Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a "welfare benefit fund" within the meaning of Section 419 of the Code or (ii) is unfunded.

          (l)    Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, all Ticketmaster Foreign Benefit Plans (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment, meet all the requirements for such treatment, and (iii) if they are required to be funded and/or book-reserved, are funded and/or book reserved to the extent required by applicable law, as appropriate, based upon reasonable actuarial assumptions. "Ticketmaster Foreign Benefit Plans" means each plan, program or contract that is subject to or governed by the laws of any jurisdiction other than the United States, and which would have been treated as a Ticketmaster Benefit Plan had it been a United States plan, program or contract.

          (m)  Except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, Ticketmaster and its Subsidiaries have (i) properly classified all service providers as employees or independent contractors and have timely withheld, collected, reported, deposited and paid all Taxes required to have been withheld, collected, deposited or paid, as applicable, and (ii) complied with the applicable requirements of Section 4980B of the Code and any similar state law and the applicable requirements of the Health Insurance Portability and Accountability Act of 1996, as amended, and the regulations (including the proposed regulations) thereunder.

          (n)   (i) Ticketmaster has complied in all material respects with the terms and conditions of the Employee Matters Agreement by and among Ticketmaster Former Parent, Ticketmaster, Interval Leisure Group, Inc., HSN, Inc. and Tree.com, Inc. dated as of August 20, 2008, including without limitation, all applicable payment and reimbursement obligations of Ticketmaster and all applicable obligations of Ticketmaster to adopt employee benefit plans and (ii) no claim is pending or, to the Knowledge of Ticketmaster, threatened against Ticketmaster or any Ticketmaster Subsidiary, in connection with (A) the conversion of the equity awards issued or awarded prior to the Ticketmaster Spin-Off into Ticketmaster Equity Awards or (B) the spin-off of plan assets into the Ticketmaster Retirement Savings Plan. All actions taken with respect to any Ticketmaster Benefit Plans (or any predecessor plans thereto) and equity awards converted into Ticketmaster Equity Awards, in each case, in connection with Ticketmaster Spin-Off complied in all material respects with the terms of the applicable plans and award agreements and with applicable law, including without limitation Sections 409A and 424 of the Code.

        4.11    Litigation.    There is no suit, action or other proceeding pending or, to the Knowledge of Ticketmaster, threatened against Ticketmaster or any Ticketmaster Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Ticketmaster Material Adverse Effect, nor is there any Judgment outstanding against or, to the Knowledge of Ticketmaster, investigation by any Governmental Entity involving Ticketmaster or any Ticketmaster Subsidiary or any of their respective properties or assets that, individually or in the aggregate, has had or would reasonably be expected to have a Ticketmaster Material Adverse Effect.

        4.12    Compliance with Applicable Laws.    Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, Ticketmaster and the Ticketmaster Subsidiaries are in compliance with all applicable Laws and Ticketmaster Permits, including all applicable rules, regulations, directives or policies of any Governmental Entity. To the Knowledge of Ticketmaster, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, no action, demand or investigation by or before any Governmental Entity is pending or threatened alleging that Ticketmaster or a Ticketmaster Subsidiary is not in compliance with any applicable Law or Ticketmaster Permit or which challenges or questions the validity of any rights of the holder of any Ticketmaster Permit. This section does not relate to Tax matters, employee benefits matters, environmental matters or Intellectual Property Rights matters, which are the subjects of Sections 4.9, 4.10, 4.13 and 4.16, respectively.

        4.13    Environmental Matters.    Except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect:

          (a)   Ticketmaster and the Ticketmaster Subsidiaries are now, and have always been, in compliance with all Environmental Laws, and neither Ticketmaster nor any Ticketmaster Subsidiary has received any written communication from a Person that alleges that Ticketmaster or any Ticketmaster Subsidiary is in violation of, or has liability or obligations under, any Environmental Law or any Permit issued pursuant to Environmental Law;

          (b)   Ticketmaster and the Ticketmaster Subsidiaries have obtained and are in compliance with all Permits issued pursuant to any Environmental Law applicable to Ticketmaster, the Ticketmaster Subsidiaries and the Ticketmaster Real Properties and all such Permits are valid and in good standing and will not be subject to modification or revocation as a result of the transactions contemplated by this Agreement;

          (c)   there are no Environmental Claims pending or, to the Knowledge of Ticketmaster, threatened against Ticketmaster or any of the Ticketmaster Subsidiaries, nor is Ticketmaster or any of the Ticketmaster Subsidiaries aware of any basis for such Environmental Claim;

          (d)   there have been no Releases of any Hazardous Material that could reasonably be expected to form the basis of any Environmental Claim against Ticketmaster or any of the Ticketmaster Subsidiaries or against any Person whose liabilities for such Environmental Claims Ticketmaster or any of the Ticketmaster Subsidiaries has, or may have, retained or assumed, either contractually or by operation of Law; and

          (e)   neither Ticketmaster nor any of the Ticketmaster Subsidiaries has retained or assumed, either contractually or by operation of law, any liabilities or obligations that could reasonably be expected to form the basis of any Environmental Claim against Ticketmaster or any of the Ticketmaster Subsidiaries.

        4.14    Contracts.

          (a)   Ticketmaster Disclosure Schedule 4.14 sets forth, as of the date of this Agreement, a true and complete list, and Ticketmaster has made available to Live Nation or its Representatives true and complete copies (including all material amendments, modifications, extensions, renewals, schedules, exhibits or ancillary agreements with respect thereto), of:

            (i)    each Contract required to be filed by Ticketmaster as a "material contract" pursuant to Item 601(b)(10) of Regulation S-K under the Securities Act (a "Filed Ticketmaster Contract");

            (ii)   each sponsorship agreement, Contract, understanding, or undertaking to which Ticketmaster or any of the Ticketmaster Subsidiaries is a party involving expected annual revenues in excess of $5,000,000;

            (iii)  each manager or artist management agreement, Contract, understanding, or undertaking to which Ticketmaster or any of the Ticketmaster Subsidiaries is a party involving expected annual revenues in excess of $5,000,000;

            (iv)  each ticketing agreement, Contract, understanding, or undertaking to which Ticketmaster or any of the Ticketmaster Subsidiaries is a party involving expected annual revenues in excess of $5,000,000;

            (v)   each agreement, Contract, understanding, or undertaking to which Ticketmaster or any of the Ticketmaster Subsidiaries is a party that restricts in any material respect the ability of Ticketmaster or its Affiliates to compete in any business or with any Person in any geographical area;

            (vi)  each loan and credit agreement, Contract, note, debenture, bond, indenture, mortgage, security agreement, pledge, or other similar agreement pursuant to which any Indebtedness of Ticketmaster or any of the Ticketmaster Subsidiaries in excess of $5,000,000 is outstanding or may be incurred, other than any such agreement between or among Ticketmaster and the wholly owned Ticketmaster Subsidiaries;

            (vii) each partnership, joint venture or similar agreement, Contract, understanding or undertaking to which Ticketmaster or any of the Ticketmaster Subsidiaries is a party relating to the formation, creation, operation, management or control of any partnership or joint venture or to the ownership of any equity interest in any entity or business enterprise other than the Ticketmaster Subsidiaries, in each case, either (A) involving invested assets of Ticketmaster or any of the Ticketmaster Subsidiaries in excess of $5,000,000 as valued as of December 31, 2008 or (B) entered into between December 31, 2008 and the date hereof; and

            (viii)  each agreement, Contract, understanding or undertaking relating to the disposition or acquisition by Ticketmaster or any of the Ticketmaster Subsidiaries, with obligations remaining to be performed or liabilities continuing after the date of this Agreement, of any material business or any material amount of assets other than in the ordinary course of business.

  Each agreement, understanding or undertaking of the type described in this Section 4.14(a) and each Filed Ticketmaster Contract is referred to herein as a "Ticketmaster Material Contract."

          (b)   Except for matters which, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, (i) each Ticketmaster Material Contract (including, for purposes of this Section 4.14(b), any Contract entered into after the date of this Agreement that would have been a Ticketmaster Material Contract if such Contract existed on the date of this Agreement) is a valid, binding and legally enforceable obligation of Ticketmaster or one of the Ticketmaster Subsidiaries, as the case may be, and, to the Knowledge of Ticketmaster, of the other parties thereto, except, in each case, as enforcement may be limited by bankruptcy, insolvency, reorganization or similar Laws affecting creditors' rights generally and by general principles of equity, (ii) each such Ticketmaster Material Contract is in full force and effect, (iii) none of Ticketmaster or any of the Ticketmaster Subsidiaries is (with or without notice or lapse of time, or both) in breach or default under any such Ticketmaster Material Contract and, to the Knowledge of Ticketmaster, no other party to any such Ticketmaster Material Contract is (with or without notice or lapse of time, or both) in breach or default thereunder, (iv) to the Knowledge of Ticketmaster, each other party to a Ticketmaster Material Contract has performed all material obligations required to be performed by it under such Ticketmaster Material Contract and (v) no party to any Ticketmaster Material Contract has given Ticketmaster or any of the Ticketmaster Subsidiaries written notice of its intention to cancel, terminate, change the scope of rights under or fail to renew any Ticketmaster Material Contract and neither Ticketmaster nor any of the Ticketmaster Subsidiaries, nor, to the Knowledge of Ticketmaster, any other party to any Ticketmaster Material Contract, has repudiated in writing any material provision thereof.

        4.15    Properties.

          (a)   Ticketmaster and each Ticketmaster Subsidiary has good and valid fee simple title to, or good and valid leasehold interests in, all their respective real properties and assets (the "Ticketmaster Real Properties") except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. The Ticketmaster Real Properties are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Ticketmaster and the Ticketmaster Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. All of the Ticketmaster Real Properties are free and clear of all Liens, except for Permitted Liens and Liens on material Ticketmaster Real Properties that, individually or in the aggregate, do not materially impair and would not reasonably be expected to materially impair, the continued use and operation of such material Ticketmaster Real Properties to which they relate in the conduct of Ticketmaster and the Ticketmaster Subsidiaries as presently conducted and Liens on other Ticketmaster Real Properties that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect.

          (b)   Ticketmaster and each of the Ticketmaster Subsidiaries has complied with the terms of all leases and subleases entitling it to the use of the leased Ticketmaster Real Properties ("Ticketmaster Leases"), and all Ticketmaster Leases are valid and in full force and effect, except as, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. Ticketmaster and each Ticketmaster Subsidiary is in exclusive possession of the premises purported to be leased under all the Ticketmaster Leases, except for such failures to have such possession of such properties as, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect.

          (c)   Ticketmaster and each Ticketmaster Subsidiary has good and valid title to, or good and valid leasehold interests in, all of their respective property and assets (other than the Ticketmaster Real Properties), and such property and assets are, in all respects, adequate and sufficient, and in satisfactory condition, to support the operations of Ticketmaster and the Ticketmaster Subsidiaries as presently conducted, except in respects that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. This Section 4.15 does not relate to Intellectual Property Rights matters, which are the subject of Section 4.16.

        4.16    Intellectual Property.    Each of Ticketmaster and each Ticketmaster Subsidiary owns or has a valid right to use or license the Intellectual Property Rights used by it in connection with the conduct of its businesses as presently conducted, except where the failure to have such right, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. Such Intellectual Property Rights will not cease to be valid rights of Ticketmaster or a Ticketmaster Subsidiary, as applicable, by reason of the execution and delivery of this Agreement by Ticketmaster. No actions, suits or other proceedings are pending or, to the Knowledge of Ticketmaster, threatened that Ticketmaster or any of the Ticketmaster Subsidiaries is infringing, misappropriating or otherwise violating the rights of any Person with regard to any Intellectual Property Right, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. Since January 1, 2008, neither Ticketmaster nor any Ticketmaster Subsidiary has received any written notice of and there are no actions, suits or other proceedings pending or, to the Knowledge of Ticketmaster, threatened that relate to (a) any alleged invalidity with respect to any of the material Intellectual Property Rights owned by Ticketmaster or any Ticketmaster Subsidiary, or (b) any alleged infringement or misappropriation of any Intellectual Property Rights of any third party by Ticketmaster or any Ticketmaster Subsidiary, except for matters that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. Since January 1, 2008, Ticketmaster and the Ticketmaster Subsidiaries have taken reasonable measures to protect the confidentiality of any Intellectual Property Rights deemed by Ticketmaster or the applicable Ticketmaster Subsidiary to be a material trade secret. Since January 1, 2008, no prior or current employee or officer or any prior or current consultant or contractor of Ticketmaster or any Ticketmaster Subsidiary has asserted, or to the Knowledge of Ticketmaster has claimed, any ownership in any Intellectual Property Rights owned by Ticketmaster or any Ticketmaster Subsidiary, except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Ticketmaster Material Adverse Effect.

        4.17    Labor Matters.    As of the date of this Agreement, Ticketmaster Disclosure Schedule 4.17 sets forth a true and complete list of all collective bargaining or other labor union contracts applicable to any employees of Ticketmaster or any of the Ticketmaster Subsidiaries. No labor organization or group of employees of Ticketmaster or any Ticketmaster Subsidiary has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or, to the Knowledge of Ticketmaster, threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. There are no organizing activities, strikes, work stoppages, slowdowns, lockouts, material arbitrations or material grievances, or other material labor disputes pending or, to the Knowledge of Ticketmaster, threatened against or involving Ticketmaster or any Ticketmaster Subsidiary. None of Ticketmaster or any of the Ticketmaster Subsidiaries has breached or otherwise failed to comply with any provision of any collective bargaining agreement or other labor union Contract applicable to any employees of Ticketmaster or any of the Ticketmaster Subsidiaries, except for any breaches, failures to comply or disputes that, individually or in the aggregate, have not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect. There are no written grievances or written complaints outstanding or, to the Knowledge of Ticketmaster, threatened that. individually or in the aggregate, has had or would reasonably be expected to have a Ticketmaster Material Adverse Effect. Ticketmaster has made available to Live Nation true and complete copies of all collective bargaining agreements and other labor union contracts (including all amendments thereto) applicable to any employees of Ticketmaster or any Ticketmaster Subsidiary (the "Ticketmaster CBAs"). No Ticketmaster CBA would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program; provided that any duty to bargain imposed by applicable law concerning any layoff, redundancy, severance or similar program or the effect(s) thereof shall not be deemed to "prevent, restrict or materially impede the implementation of any layoff, redundancy, severance or similar program" for purposes of this Agreement. Except as otherwise set forth in the Ticketmaster CBAs, neither Ticketmaster nor any Ticketmaster Subsidiary (a) has entered into any agreement, arrangement or understanding, whether written or oral, with any union or other employee representative body or any material number or category of its employees which would prevent, restrict or materially impede the consummation of the Merger or other transactions contemplated by this Agreement or the implementation of any layoff, redundancy, severance or similar program within its or their respective workforces (or any part of them) or (b) has any express commitment, whether legally enforceable or not, to, or not to, modify, change or terminate any Ticketmaster Benefit Plan.

        4.18    Brokers' Fees and Expenses.    No broker, investment banker, financial advisor or other Person, other than J.P. Morgan Securities Inc. and Allen & Company LLC (the "Ticketmaster Financial Advisors"), the fees and expenses of which will be paid by Ticketmaster, is entitled to any broker's, finder's, financial advisor's or other similar fee or commission in connection with the Merger or any of the other transactions contemplated by this Agreement based upon arrangements made by or on behalf of Ticketmaster. Ticketmaster will furnish to Live Nation true and complete copies of all agreements between or among Ticketmaster and the Ticketmaster Financial Advisors relating to the Merger or any of the other transactions contemplated by this Agreement.

        4.19    Opinion of Financial Advisor.    Ticketmaster has received the oral opinion of Allen & Company LLC (with a copy of the written opinion to be provided solely for information purposes to Live Nation promptly upon receipt by Ticketmaster) to the effect that, as of the date of this Agreement, the Merger Consideration to be received by the holders of Ticketmaster Common Stock in the Merger is fair, from a financial point of view, to the holders of Ticketmaster Common Stock.

        4.20    Insurance.    Except as has not had and would not reasonably be expected to have, individually or in the aggregate, a Ticketmaster Material Adverse Effect, each insurance policy of Ticketmaster or any Ticketmaster Subsidiary is in full force and effect and was in full force and effect during the periods of time such insurance policy is purported to be in effect, and neither Ticketmaster nor any of the Ticketmaster Subsidiaries is (with or without notice or lapse of time, or both) in breach or default (including any such breach or default with respect to the payment of premiums or the giving of notice) under any such policy.

        4.21    Takeover Law.    Assuming the accuracy of the representations and warranties of Live Nation set forth in Section 3.21 and subject to Ticketmaster Disclosure Schedule 4.21, no "fair price," "moratorium," "control share acquisition" or other similar anti-takeover statute or regulation (each, a "Takeover Statute") or any anti-takeover provision in the Ticketmaster Certificate and the Ticketmaster Bylaws is, or at the Effective Time will be, applicable to the Ticketmaster Common Stock, the Merger or the other transactions contemplated by this Agreement. Assuming the accuracy of the representations and warranties of Live Nation set forth in Section 3.21 and compliance by Live Nation with its obligations under Section 6.14, the Ticketmaster Board has taken or will have taken prior to the Effective Time, all action necessary so that Ticketmaster will not be prohibited from entering into a "business combination" with Merger Sub (as such term is used in Section 203 of the DGCL) as a result of the execution of this Agreement, or the consummation of the Merger or the other transactions contemplated hereby, without any further action on the part of the Ticketmaster stockholders or the Ticketmaster Board under Section 203 of the DGCL.

        4.22    No Other Representations or Warranties.    Except for the representations and warranties contained in this Article IV, Live Nation acknowledges that none of Ticketmaster, the Ticketmaster Subsidiaries or any other Person on behalf of Ticketmaster makes any other express or implied representation or warranty in connection with the transactions contemplated by this Agreement.

ARTICLE V
Covenants Relating to Conduct of Business

        5.1    Conduct of Business.

          (a)   Conduct of Business by Live Nation.    Except as set forth on Live Nation Disclosure Schedule 5.1(a) or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Ticketmaster (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Live Nation shall, and shall cause each Live Nation Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except as set forth on Live Nation Disclosure Schedule 5.1(a) or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Ticketmaster (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Live Nation shall not, and shall not permit any Live Nation Subsidiary to, do any of the following:

            (i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) dividends and distributions by a direct or indirect wholly owned Live Nation Subsidiary to its parent, (2) pro rata dividends and distributions to its stockholders by any other Live Nation Subsidiary or (3) dividends or distributions required to be paid in accordance with the terms of the Live Nation Subsidiary Preferred Stock, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities, or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.1(a)(ii), or (C) repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Live Nation or any Live Nation Subsidiary or any securities of Live Nation or any Live Nation Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Live Nation or any Live Nation Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Live Nation Common Stock or other equity securities of Live Nation in connection with (1) the payment of the exercise price of Live Nation Stock Options with Live Nation Common Stock (including but not limited to in connection with "net exercises"), (2) required tax withholding in connection with the exercise of Live Nation Stock Options and vesting of Live Nation Restricted Stock, (3) forfeitures of Live Nation Stock Options and Live Nation Restricted Stock and (4) the exchange of the Live Nation Rights pursuant to and in accordance with the Live Nation Rights Agreement;

            (ii)   except, as applicable, for or with respect to new grants of Live Nation Stock Options, Live Nation Restricted Stock or other Live Nation equity awards, in any case, permitted by Live Nation Disclosure Schedule 5.1(a), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any shares of capital stock of Live Nation or any Live Nation Subsidiary (other than the issuance of Live Nation Common Stock upon the exercise of Live Nation Stock Options outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time), (B) any other equity interests or voting securities of Live Nation or any Live Nation Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Live Nation or any Live Nation Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Live Nation or any Live Nation Subsidiary, (E) any rights issued by Live Nation or any Live Nation Subsidiary that are linked in any way to the price of any class of Live Nation Capital Stock or any shares of capital stock of any Live Nation Subsidiary, the value of Live Nation, any Live Nation Subsidiary or any part of Live Nation or any Live Nation Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Live Nation or any Live Nation Subsidiary or (F) any Live Nation Voting Debt, other than, (x) issuances of common stock or other equity interests in any wholly owned Live Nation Subsidiary to Live Nation or another wholly owned Live Nation Subsidiary and (y) in the case of each of the foregoing clauses (C), (D) and (E), the issuance of Live Nation Rights in accordance with the Live Nation Rights Agreement;

            (iii)  (A) amend the Live Nation Certificate or the Live Nation Bylaws, (B) amend the charter or organizational documents of any Live Nation Subsidiary, or (C) amend, waive, modify or terminate the Live Nation Rights Plan, or make or exempt any Person from the definition of Acquiring Person (as defined in the Live Nation Rights Agreement) pursuant to the Live Nation Rights Agreement;

            (iv)  make any material change in financial accounting methods, principles or practices, by Live Nation or any Live Nation Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

            (v)   merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of, or enter into any joint venture, or into any strategic licensing, alliance, co-promotion or similar agreement (except in the ordinary course of business) with, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Live Nation and the Live Nation Subsidiaries in connection with all such transactions would exceed $20,000,000;

            (vi)  sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $75,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(a)(vii);

            (vii) incur or refinance any Indebtedness, except for (A) Indebtedness incurred pursuant to Live Nation's existing revolving credit facility under the Live Nation Credit Facility or any other existing revolving credit facility; (B) Indebtedness incurred by any non-wholly owned Live Nation Subsidiary to the extent that Live Nation's ratable portion of such Indebtedness does not at anytime exceed $25,000,000 in the aggregate; or (C) any Indebtedness solely between Live Nation and any wholly owned Live Nation Subsidiary or between wholly owned Live Nation Subsidiaries;

            (viii)  make, or agree or commit to make, (A) any capital expenditures in 2009 which, in the aggregate, are in excess of the amount set forth opposite such year on Live Nation Disclosure Schedule 5.1(a)(viii) and (B) any capital expenditures in 2010 which, in the aggregate, are in excess of the amount set forth opposite such year on Live Nation Disclosure Schedule 5.1(a)(viii);

            (ix)  enter into or amend any Contract (except as expressly permitted or contemplated by this Agreement), if such Contract or amendment of a Contract would reasonably be expected to impair the ability of Live Nation to perform its obligations under this Agreement in any material respect or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

            (x)   waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of September 30, 2008 included in the Filed Live Nation SEC Documents or (B) that do not exceed $15,000,000 in the aggregate;

            (xi)  abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Live Nation or any Live Nation Subsidiary, other than in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon Live Nation or any of its Affiliates with respect to Intellectual Property Rights owned by any third party;

            (xii) (A) amend, modify, waive or terminate any Live Nation Material Contract, in each case if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Live Nation and the Live Nation Subsidiaries, taken as a whole or (B) enter into (x) any Contract that would be a Live Nation Material Contract if it had been entered into prior to the date hereof (other than any Contract described in Sections 3.14(a)(ii) or (iii) to the extent entered into in the ordinary course of business) or (y) "multiple-rights" artist Contracts involving in excess of $50,000,000 in aggregate non-recoupable payments or in excess of $50,000,000 in aggregate recording payments;

            (xiii)  enter into any new line of business outside of its existing business, other than in accordance with the business plan for 2009 as set forth in Live Nation Disclosure Schedule 5.01(a);

            (xiv)   except as required by a change in Law or in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund, in each case, if such action could have an adverse effect that, individually or in the aggregate, is material to Live Nation or any Live Nation Subsidiary;

            (xv) take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

            (xvi)   except as required under applicable Law or the terms of any Live Nation Benefit Plan or Live Nation Foreign Benefit Plan existing as of the date hereof, (A) increase in any manner the compensation or benefits of the Chief Executive Officer of Live Nation, (B) pay any amounts or increase any amounts payable to the Chief Executive Officer of Live Nation not required by any current plan or agreement (other than base salary in the ordinary course of business), (C) with respect to the Chief Executive Officer of Live Nation, become a party to, establish, amend, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any Live Nation employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan or agreement or employment agreement with or for the benefit of the Chief Executive Officer of Live Nation (excluding any broad-based plan applicable to Live Nation employees generally), (D) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Live Nation Benefit Plans or Live Nation Foreign Benefit Plans, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Live Nation Benefit Plan or Live Nation Foreign Benefit Plan, or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Live Nation Benefit Plan or Live Nation Foreign Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law; or

            (xvii)  authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions;

  provided, however, that the provisions of this Section 5.1(a) shall only apply to the extent that they would not violate either Section 6.10 of the Live Nation Credit Facility or Section 2(g)(xix) of Article IV of the Second Amended and Restated Certificate of Incorporation of Live Nation Holdco #2, Inc.

          (b)   Conduct of Business by Ticketmaster.    Except as set forth on Ticketmaster Disclosure Schedule 5.1(b) or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Live Nation (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Ticketmaster shall, and shall cause each Ticketmaster Subsidiary to, (x) conduct its business in the ordinary course consistent with past practice in all material respects and (y) use commercially reasonable efforts to preserve intact its business organization and advantageous business relationships and keep available the services of its current officers and employees. In addition, and without limiting the generality of the foregoing, except as set forth on Ticketmaster Disclosure Schedule 5.1 (b) or otherwise expressly permitted or expressly contemplated by this Agreement or with the prior written consent of Live Nation (which shall not be unreasonably withheld, conditioned or delayed), from the date of this Agreement to the Effective Time, Ticketmaster shall not, and shall not permit any Ticketmaster Subsidiary to, do any of the following:

            (i)    (A) declare, set aside or pay any dividends on, or make any other distributions (whether in cash, stock or property or any combination thereof) in respect of, any of its capital stock, other equity interests or voting securities, other than (1) dividends and distributions by a direct or indirect wholly owned Ticketmaster Subsidiary to its parent or (2) pro rata dividends and distributions to its stockholders by any other Ticketmaster Subsidiary, (B) split, combine, subdivide or reclassify any of its capital stock, other equity interests or voting securities or securities convertible into or exchangeable or exercisable for capital stock or other equity interests or voting securities or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for its capital stock, other equity interests or voting securities, other than as permitted by Section 5.1(b)(ii), or (C)  repurchase, redeem or otherwise acquire, or offer to repurchase, redeem or otherwise acquire, any capital stock or voting securities of, or equity interests in, Ticketmaster or any Ticketmaster Subsidiary or any securities of Ticketmaster or any Ticketmaster Subsidiary convertible into or exchangeable or exercisable for capital stock or voting securities of, or equity interests in, Ticketmaster or any Ticketmaster Subsidiary, or any warrants, calls, options or other rights to acquire any such capital stock, securities or interests, except for acquisitions, or deemed acquisitions, of Ticketmaster Common Stock or other equity securities of Ticketmaster in connection with (1) the payment of the exercise price of Ticketmaster Stock Options with Ticketmaster Common Stock (including but not limited to in connection with "net exercises"), (2) required tax withholding in connection with the exercise of Ticketmaster Stock Options, the delivery of Ticketmaster Common Stock under any Ticketmaster Restricted Stock Units or Ticketmaster Director Share Units and the vesting of Ticketmaster Restricted Stock and (3) forfeitures of Ticketmaster Equity Awards, pursuant to their terms as in effect on the date of this Agreement;

            (ii)   except, as applicable, for or with respect to new Ticketmaster Equity Awards granted as permitted by Ticketmaster Disclosure Schedule 5.1(b), issue, deliver, sell, grant, pledge or otherwise encumber or subject to any Lien (other than Permitted Liens) (A) any shares of capital stock of Ticketmaster or any Ticketmaster Subsidiary (other than the issuance of Ticketmaster Common Stock upon the exercise of Ticketmaster Stock Options or under vested Ticketmaster Restricted Stock Units or Ticketmaster Director Share Units, in each case, outstanding at the close of business on the date of this Agreement and in accordance with their terms in effect at such time), (B) any other equity interests or voting securities of Ticketmaster or any Ticketmaster Subsidiary, (C) any securities convertible into or exchangeable or exercisable for capital stock or voting securities of, or other equity interests in, Ticketmaster or any Ticketmaster Subsidiary, (D) any warrants, calls, options or other rights to acquire any capital stock or voting securities of, or other equity interests in, Ticketmaster or any Ticketmaster Subsidiary, (E) any rights issued by Ticketmaster or any Ticketmaster Subsidiary that are linked in any way to the price of any class of Ticketmaster Capital Stock or any shares of capital stock of any Ticketmaster Subsidiary, the value of Ticketmaster, any Ticketmaster Subsidiary or any part of Ticketmaster or any Ticketmaster Subsidiary or any dividends or other distributions declared or paid on any shares of capital stock of Ticketmaster or any Ticketmaster Subsidiary or (F) any Ticketmaster Voting Debt, other than, issuances of common stock or other equity interests in any wholly owned Ticketmaster Subsidiary to Ticketmaster or another wholly owned Ticketmaster Subsidiary;

            (iii)  (A) amend the Ticketmaster Certificate or the Ticketmaster Bylaws or (B) amend the charter or organizational documents of any Ticketmaster Subsidiary;

            (iv)  make any material change in financial accounting methods, principles or practices, by Ticketmaster or any Ticketmaster Subsidiary, except insofar as may have been required by a change in GAAP (after the date of this Agreement);

            (v)   merge or consolidate with, or directly or indirectly acquire in any transaction any equity interest in or business of, or enter into any joint venture, or into any strategic licensing, alliance, co-promotion or similar agreement (except in the ordinary course of business) with, any firm, corporation, partnership, company, limited liability company, trust, joint venture, association or other entity or division thereof or any properties or assets (other than purchases of supplies and inventory in the ordinary course of business consistent with past practice) if the aggregate amount of the consideration paid or transferred by Ticketmaster and the Ticketmaster Subsidiaries in connection with all such transactions would exceed $20,000,000;

            (vi)  sell, lease (as lessor), license, mortgage, sell and leaseback or otherwise encumber or subject to any Lien (other than Permitted Liens), or otherwise dispose of any properties or assets (other than sales of products or services in the ordinary course of business consistent with past practice) or any interests therein that, individually or in the aggregate, have a fair market value in excess of $75,000,000, except in relation to mortgages, liens and pledges to secure Indebtedness for borrowed money permitted to be incurred under Section 5.1(b)(vii);

            (vii) incur or refinance any Indebtedness, except for (A) Indebtedness incurred pursuant to Ticketmaster's existing revolving credit facility under the Ticketmaster Credit Facility or any other existing revolving credit facility; (B) Indebtedness incurred by any non-wholly owned Ticketmaster Subsidiary to the extent that Ticketmaster's ratable portion of such Indebtedness does not at anytime exceed $25,000,000 in the aggregate; or (C) any Indebtedness solely between Ticketmaster and any wholly owned Ticketmaster Subsidiary or between wholly owned Ticketmaster Subsidiaries;

            (viii)  make, or agree or commit to make, (A) any capital expenditures in 2009 which, in the aggregate, are in excess of the amount set forth opposite such year on Ticketmaster Disclosure Schedule 5.1(b)(viii) and (B) any capital expenditures in 2010 which, in the aggregate, are in excess of the amount set forth opposite such year on Ticketmaster Disclosure Schedule 5.1(b)(viii);

            (ix)  enter into or amend any Contract (except as expressly permitted or contemplated by this Agreement), if such Contract or amendment of a Contract would reasonably be expected to impair the ability of Ticketmaster to perform its obligations under this Agreement in any material respect or prevent or materially delay the consummation of the Merger or any of the other transactions contemplated by this Agreement;

            (x)   waive, release, assign, settle or compromise any claim, action or proceeding, other than waivers, releases, assignments, settlements or compromises that involve only the payment of monetary damages (A) equal to or lesser than the amounts specifically reserved with respect thereto on the balance sheet as of September 30, 2008 included in the Filed Ticketmaster SEC Documents or (B) that do not exceed $15,000,000 in the aggregate;

            (xi)  abandon, encumber, convey title (in whole or in part), exclusively license or grant any right or other licenses to material Intellectual Property Rights owned or exclusively licensed to Ticketmaster or any Ticketmaster Subsidiary, other than in the ordinary course of business consistent with past practice, or enter into licenses or agreements that impose material restrictions upon Ticketmaster or any of its Affiliates with respect to Intellectual Property Rights owned by any third party;

            (xii) subject to Section 6.10, (A) amend, modify, waive or terminate any Ticketmaster Material Contract, in each case, if such amendment, modification, waiver or termination would have an adverse effect that, individually or in the aggregate, is material to Ticketmaster and the Ticketmaster Subsidiaries, taken as a whole or (B) enter into any Contract that would be a Ticketmaster Material Contract if it had been entered into prior to the date hereof (other than any Contract described in Sections 4.14(a)(iii) or (iv), in each case, to the extent entered into in the ordinary course of business);

            (xiii)  enter into any new line of business outside of its existing business, other than in accordance with the business plan for 2009 as set forth in Ticketmaster Disclosure Schedule 5.01(b);

            (xiv)   except as required by a change in Law or in the ordinary course of business, make, change or revoke any material Tax election, file any material amended Tax Return, or settle or compromise any material Tax liability or refund, in each case, if such action could have an adverse effect that, individually or in the aggregate, is material to Ticketmaster or any Ticketmaster Subsidiary;

            (xv) take any action, or knowingly fail to take any action, which action or failure to act would prevent or impede, or would be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code; or

            (xvi)   except as required under applicable Law or the terms of any Ticketmaster Benefit Plan or Ticketmaster Foreign Benefit Plan existing as of the date hereof, (A) increase in any manner the compensation or benefits of the Chief Executive Officer of Ticketmaster, (B) pay any amounts or increase any amounts payable to the Chief Executive Officer of Ticketmaster not required by any current plan or agreement (other than base salary in the ordinary course of business), (C) with respect to the Chief Executive Officer of Ticketmaster, become a party to, establish, amend, terminate or commit itself to the adoption of any stock option plan or other stock-based compensation plan, compensation (including any Ticketmaster employee co-investment fund), severance, pension, retirement, profit-sharing, welfare benefit or other employee benefit plan or agreement or employment agreement with or for the benefit of the Chief Executive Officer of Ticketmaster (excluding any broad-based plan applicable to Ticketmaster employees generally), (D) accelerate the vesting of or lapsing of restrictions with respect to any stock-based compensation or other long-term incentive compensation under any Ticketmaster Benefit Plans or Ticketmaster Foreign Benefit Plans, (E) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Ticketmaster Benefit Plan or Ticketmaster Foreign Benefit Plan, or (F) materially change any actuarial or other assumptions used to calculate funding obligations with respect to any Ticketmaster Benefit Plan or Ticketmaster Foreign Benefit Plan or change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP or applicable Law; or

            (xvii)  authorize any of, or commit, resolve or agree to take any of, or participate in any negotiations or discussions with any other Person regarding any of, the foregoing actions;

  provided, however, that the provisions of this Section 5.1(b) shall only apply to the extent that they would not violate either Section 8.11 of the Ticketmaster Credit Facility or Section 4.08 of the Indenture, dated as of July 28, 2008, between Ticketmaster and The Bank of New York Mellon, regarding Ticketmaster's 10.75% Senior Notes due 2016.

          (c)    Notification of Changes.    Live Nation and Ticketmaster shall as promptly as reasonably practicable notify the other orally and in writing of any change or event that, individually or in the aggregate, with all past changes and events since the date of this Agreement, has had or would reasonably be expected to have a Material Adverse Effect with respect to such notifying party, to cause any of the conditions to the other party's obligations set forth in Article VII to be incapable of being satisfied, or to materially delay or impede the ability of such notifying party to consummate the Merger; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties or the conditions to the obligations of the parties under this Agreement.

          (d)    Control of Operations.    Nothing contained in this Agreement shall give Live Nation or Ticketmaster, directly or indirectly, the right to control or direct the other party's operations prior to the Effective Time.

          5.2    No Solicitation by Live Nation; Live Nation Board Recommendation.

          (a)   Live Nation shall not and shall cause its controlled Affiliates not to, and it shall use its reasonable best efforts to cause its and their respective directors, officers, and employees, investment bankers, accountants, attorneys and other advisors, agents and representatives (collectively, "Representatives") not to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate any Live Nation Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Live Nation Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Live Nation Acquisition Proposal) with respect to any Live Nation Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Live Nation Acquisition Proposal, (iii) execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, alliance agreement, partnership agreement or other agreement or arrangement (an "Acquisition Agreement") constituting or related to, or that is intended to or would reasonably be expected to lead to, any Live Nation Acquisition Proposal, or requiring, or reasonably expected to cause, Live Nation or Merger Sub to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger (other than a confidentiality agreement referred to in Section 5.2(b)), (iv) take any action to make the provisions of any Takeover Statute (including any transaction under, or a third party becoming an "interested stockholder" under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Live Nation Certificate or Live Nation Bylaws, inapplicable to any transactions contemplated by a Live Nation Acquisition Proposal or take any action to render the Live Nation Rights Agreement inapplicable to any third party or make any such third party exempt from the definition of Acquiring Person thereunder or (v) resolve, propose or agree to do any of the foregoing. Live Nation shall and shall cause its controlled Affiliates to, and it shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Live Nation Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Live Nation Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to the extent that Live Nation is entitled to have such documents returned or destroyed, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take such action as is reasonably necessary to enforce any "standstill" provisions or provisions of similar effect to which it is a party or of which it is a beneficiary.

          (b)   Notwithstanding Section 5.2(a), at any time following the date of this Agreement and prior to obtaining the Live Nation Stockholder Approval, in response to a bona fide written Live Nation Acquisition Proposal that the Live Nation Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Live Nation Proposal, and which Live Nation Acquisition Proposal did not result from a breach of Section 5.2(a), Live Nation may, subject to compliance with Section 5.2(d), (i) subject to applicable Law, furnish information with respect to Live Nation and the Live Nation Subsidiaries to the Person making such Live Nation Acquisition Proposal (and its Representatives) (provided that all such information has previously been provided to Ticketmaster or is provided to Ticketmaster prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (ii) participate in discussions regarding the terms of such Live Nation Acquisition Proposal and the negotiation of such terms with, and only with, the Person making such Live Nation Acquisition Proposal (and such Person's Representatives).

          (c)   Except as set forth below in this Section 5.2(c), neither the Live Nation Board nor any committee thereof shall (i) withdraw (or modify in any manner adverse to Ticketmaster), or propose publicly to withdraw (or modify in any manner adverse to Ticketmaster), the approval, recommendation or declaration of advisability by the Live Nation Board or any such committee thereof with respect to this Agreement or recommendation that Live Nation stockholders vote in favor of approval of the Share Issuance or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Live Nation Acquisition Proposal (any action in clause (i) or (ii) being referred to as a "Live Nation Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining the Live Nation Stockholder Approval, the Live Nation Board may make a Live Nation Adverse Recommendation Change if:

            (i)    (A) Live Nation has not breached the provisions of this Section 5.2 in any material respect, (B) in response to a bona fide written Live Nation Acquisition Proposal, the Live Nation Board has determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Live Nation Acquisition Proposal constitutes a Superior Live Nation Proposal, (C) Live Nation has notified Ticketmaster in writing, at least five Business Days in advance of such Live Nation Adverse Recommendation Change (it being understood that any change in financial terms or other material terms of the relevant Live Nation Acquisition Proposal shall extend such period by an additional five Business Days from the date of receipt of the revised Live Nation Acquisition Proposal containing such changed terms) that it is considering taking such action, specifying the material terms and conditions of such Superior Live Nation Proposal and the identity of the person making such Superior Live Nation Proposal and delivering the documents and information required to be delivered pursuant to Section 5.2(d), and (D) during such five Business Day period (as extended, if applicable), Live Nation has considered any proposed written adjustments by Ticketmaster in the terms and conditions of this Agreement, should Ticketmaster elect to propose adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Live Nation Acquisition Proposal no longer constitutes a Superior Live Nation Proposal and at the end of such five Business Day period (as extended, if applicable) the Live Nation Board shall have determined, in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), that such Live Nation Acquisition Proposal remains a Superior Live Nation Proposal after giving effect to all of the adjustments (if any) which may be offered pursuant to this clause (D); or

            (ii)   (A) in response to a material development or change in circumstances occurring or arising after the date hereof (other than any fact, circumstance, effect, change, event or development specified in clauses (i) through (xiii) of the definition of "Material Adverse Effect") that was neither known to the Live Nation Board nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Live Nation Acquisition Proposal), the Live Nation Board has determined in good faith (after consultation with outside counsel) that failure to make a Live Nation Adverse Recommendation Change in light of such change or development would result in a breach of its fiduciary duties under applicable Law, (B) Live Nation has notified Ticketmaster in writing, at least five Business

    Days in advance of such Live Nation Adverse Recommendation Change that it is considering taking such action, specifying in reasonable detail the reasons therefor, and (C) during such five Business Day period, Live Nation has considered any proposed written adjustments by Ticketmaster in the terms and conditions of this Agreement, should Ticketmaster elect to propose adjustments in terms and conditions of this Agreement.

          (d)   In addition to the obligations of Live Nation set forth in Sections 5.2(a), 5.2(b) and 5.2(c), Live Nation shall promptly, and in any event within 24 hours of the receipt thereof, advise Ticketmaster orally and in writing of any Live Nation Acquisition Proposal, the material terms and conditions of any such Live Nation Acquisition Proposal (including any changes to such material terms and conditions) and the identity of the person making any such Live Nation Acquisition Proposal. Live Nation shall (i) keep Ticketmaster informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof) of any Live Nation Acquisition Proposal, and (ii) provide to Ticketmaster as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Live Nation or any of its Subsidiaries, on the one hand, and any Person that has made a Live Nation Acquisition Proposal, on the other hand, which describes any of the terms or conditions of such Live Nation Acquisition Proposal.

          (e)   Nothing contained in this Section 5.2 shall prohibit Live Nation from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, (ii) complying with Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (iii) making any other disclosure to the stockholders of Live Nation if, in the good faith judgment of the Live Nation Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Live Nation Board with respect to this Agreement or a Live Nation Acquisition Proposal shall be deemed to be a Live Nation Adverse Recommendation Change unless the Live Nation Board in connection with such communication publicly reaffirms its recommendation with respect to this Agreement; provided, further, that in no event shall Live Nation or the Live Nation Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.2(c).

        5.3    No Solicitation by Ticketmaster; Ticketmaster Board Recommendation.

          (a)   Ticketmaster shall not and shall cause its controlled Affiliates not to, and it shall use its reasonable best efforts to cause its and their Representatives not to, directly or indirectly, (i) solicit or initiate, or knowingly encourage, induce or facilitate any Ticketmaster Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Ticketmaster Acquisition Proposal, (ii) participate in any discussions or negotiations with any Person regarding, or furnish to any Person any information with respect to, or cooperate in any way with any Person (whether or not a Person making a Ticketmaster Acquisition Proposal) with respect to any Ticketmaster Acquisition Proposal or any inquiry or proposal that may reasonably be expected to lead to a Ticketmaster Acquisition Proposal, (iii) execute or enter into, any Acquisition Agreement constituting or related to, or that is intended to or would reasonably be expected to lead to, any Ticketmaster Acquisition Proposal, or requiring, or reasonably expected to cause, Ticketmaster to abandon, terminate, delay or fail to consummate, or that would otherwise impede, interfere with or be inconsistent with, the Merger (other than a confidentiality agreement referred to in Section 5.2(b)), (iv) take any action to make the provisions of any Takeover Statute (including any transaction under, or a third party becoming an "interested stockholder" under, Section 203 of the DGCL), or any restrictive provision of any applicable anti-takeover provision in the Ticketmaster Certificate or Ticketmaster Bylaws, inapplicable to any transactions contemplated by a Ticketmaster Acquisition Proposal or (v) resolve, propose or agree to do any of the foregoing.

  Ticketmaster shall and shall cause its controlled Affiliates to, and it shall use its reasonable best efforts to cause its and their respective Representatives to, immediately cease and cause to be terminated all existing discussions or negotiations with any Person conducted heretofore with respect to any Ticketmaster Acquisition Proposal, or any inquiry or proposal that may reasonably be expected to lead to a Ticketmaster Acquisition Proposal, request the prompt return or destruction of all confidential information previously furnished to the extent that Ticketmaster is entitled to have such documents returned or destroyed, immediately terminate all physical and electronic dataroom access previously granted to any such Person or its Representatives, and, between the date hereof and the Effective Time, take such action as is reasonably necessary to enforce any "standstill" provisions or provisions of similar effect to which it is a party or of which it is a beneficiary.

          (b)   Notwithstanding Section 5.3(a), at any time following the date of this Agreement and prior to obtaining the Ticketmaster Stockholder Approval, in response to a bona fide written Ticketmaster Acquisition Proposal that the Ticketmaster Board determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) constitutes or is reasonably likely to lead to a Superior Ticketmaster Proposal, and which Ticketmaster Acquisition Proposal did not result from a breach of Section 5.3(a), Ticketmaster may, subject to compliance with Section 5.3(d), (i) subject to applicable Law, furnish information with respect to Ticketmaster and the Ticketmaster Subsidiaries to the Person making such Ticketmaster Acquisition Proposal (and its Representatives) (provided that all such information has previously been provided to Live Nation or is provided to Live Nation prior to or substantially concurrent with the time it is provided to such Person) pursuant to a customary confidentiality agreement not less restrictive of such Person than the Confidentiality Agreement (other than with respect to standstill provisions), and (ii) participate in discussions regarding the terms of such Ticketmaster Acquisition Proposal and the negotiation of such terms with, and only with, the Person making such Ticketmaster Acquisition Proposal (and such Person's Representatives).

          (c)   Except as set forth below in this Section 5.3(c), neither the Ticketmaster Board nor any committee thereof shall (i) withdraw (or modify in any manner adverse to Live Nation), or propose publicly to withdraw (or modify in any manner adverse to Live Nation), the approval, recommendation or declaration of advisability by the Ticketmaster Board or any such committee thereof with respect to this Agreement or recommendation that Ticketmaster stockholders adopt this Agreement or (ii) approve, recommend or declare advisable, or propose publicly to approve, recommend or declare advisable, any Ticketmaster Acquisition Proposal (any action in clause (i) or (ii) being referred to as a "Ticketmaster Adverse Recommendation Change"). Notwithstanding the foregoing, at any time prior to obtaining the Ticketmaster Stockholder Approval, the Ticketmaster Board may make a Ticketmaster Adverse Recommendation Change if:

            (i)    (A) Ticketmaster has not breached the provisions of this Section 5.3 in any material respect, (B) in response to a bona fide written Ticketmaster Acquisition Proposal, the Ticketmaster Board has determined in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) that such Ticketmaster Acquisition Proposal constitutes a Superior Ticketmaster Proposal, (C) Ticketmaster has notified Live Nation in writing, at least five Business Days in advance of such Ticketmaster Adverse Recommendation Change (it being understood that any change in financial terms or other material terms of the relevant Ticketmaster Acquisition Proposal shall extend such period by an additional five Business Days from the date of receipt of the revised Ticketmaster Acquisition Proposal containing such changed terms) that it is considering taking such action, specifying the material terms and conditions of such Superior Ticketmaster Proposal and the identity of the person making such Superior Ticketmaster Proposal and delivering the documents and information required to be delivered pursuant to Section 5.3(d), and (D) during such five Business Day period (as extended, if applicable), Ticketmaster has considered any proposed written adjustments by Live Nation in the terms and conditions of this Agreement, should Live Nation elect to propose adjustments in the terms and conditions of this Agreement such that, after giving effect thereto, such Ticketmaster Acquisition Proposal no longer constitutes a Superior Ticketmaster Proposal and at the end of such five Business Day period (as extended, if applicable) the Ticketmaster Board shall have determined, in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation), that such Ticketmaster Acquisition Proposal remains a Superior Ticketmaster Proposal after giving effect to all of the adjustments (if any) which may be offered pursuant to this clause (D); or

            (ii)   (A) in response to a material development or change in circumstances occurring or arising after the date hereof (other than any fact, circumstance, effect, change, event or development specified in clauses (i) through (xiii) of the definition of "Material Adverse Effect") that was neither known to the Ticketmaster Board nor reasonably foreseeable at the date of this Agreement (and which change or development does not relate to a Ticketmaster Acquisition Proposal), the Ticketmaster Board has determined in good faith (after consultation with outside counsel) that failure to make a Ticketmaster Adverse Recommendation Change in light of such change or development would result in a breach of its fiduciary duties under applicable Law, (B) Ticketmaster has notified Live Nation in writing, at least five Business Days in advance of such Ticketmaster Adverse Recommendation Change that it is considering taking such action, specifying in reasonable detail the reasons therefor, and (C) during such five Business Day period, Ticketmaster has considered any proposed written adjustments by Live Nation in the terms and conditions of this Agreement, should Live Nation elect to propose adjustments in terms and conditions of this Agreement.

          (d)   In addition to the obligations of Ticketmaster set forth in Sections 5.3(a), 5.3(b) and 5.3(c), Ticketmaster shall promptly, and in any event within 24 hours of the receipt thereof, advise Live Nation orally and in writing of any Ticketmaster Acquisition Proposal, the material terms and conditions of any such Ticketmaster Acquisition Proposal (including any changes to such material terms and conditions) and the identity of the person making any such Ticketmaster Acquisition Proposal. Ticketmaster shall (i) keep Live Nation informed in all material respects and on a reasonably current basis of the status and details (including any material change to the terms and conditions thereof) of any Ticketmaster Acquisition Proposal, and (ii) provide to Live Nation as soon as practicable after receipt or delivery thereof copies of all correspondence and other written material exchanged between Ticketmaster or any of its Subsidiaries, on the one hand, and any Person that has made a Ticketmaster Acquisition Proposal, on the other hand, which describes any of the terms or conditions of such Ticketmaster Acquisition Proposal.

          (e)   Nothing contained in this Section 5.3 shall prohibit Ticketmaster from (i) taking and disclosing to its stockholders a position contemplated by Rule 14e-2(a) promulgated under the Exchange Act, (ii) complying with Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act, or (iii) making any other disclosure to the stockholders of Ticketmaster if, in the good faith judgment of the Ticketmaster Board (after consultation with outside counsel) failure to so disclose would be inconsistent with its obligations under applicable Law; provided, however, that any such disclosure that addresses or relates to the approval, recommendation or declaration of advisability by the Ticketmaster Board with respect to this Agreement or a Ticketmaster Acquisition Proposal shall be deemed to be a Ticketmaster Adverse Recommendation Change unless the Ticketmaster Board in connection with such communication publicly reaffirms its recommendation with respect to this Agreement; provided, further, that in no event shall Ticketmaster or the Ticketmaster Board or any committee thereof take, or agree or resolve to take, any action, or make any statement, that would violate Section 5.3(c).

ARTICLE VI
Additional Agreements

        6.1    Preparation of the Form S-4 and the Joint Proxy Statement; Stockholders Meetings.

          (a)   As promptly as reasonably practicable following the date of this Agreement, Live Nation and Ticketmaster shall jointly prepare and cause to be filed with the SEC a joint proxy statement to be sent to the stockholders of each of Live Nation and Ticketmaster relating to the Live Nation Stockholders Meeting and the Ticketmaster Stockholders Meeting (together with any amendments or supplements thereto, the "Joint Proxy Statement") and Live Nation shall prepare and cause to be filed with the SEC the Form S-4, in which the Joint Proxy Statement will be included as a prospectus, and Live Nation and Ticketmaster shall use their respective reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as reasonably practicable after such filing and to keep the Form S-4 effective as long as is necessary to consummate the Merger and the transactions contemplated thereby. Each of Ticketmaster and Live Nation shall furnish all information concerning such Person and its Affiliates to the other, and provide such other assistance, as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and Joint Proxy Statement, and the Form S-4 and Joint Proxy Statement shall include all information reasonably requested by such other party to be included therein. Each of Ticketmaster and Live Nation shall promptly notify the other upon the receipt of any comments from the SEC or any request from the SEC for amendments or supplements to the Form S-4 or Joint Proxy Statement and shall provide the other with copies of all correspondence between it and its Representatives, on the one hand, and the SEC, on the other hand. Each of Ticketmaster and Live Nation shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments from the SEC with respect to the Form S-4 or Joint Proxy Statement. Notwithstanding the foregoing, prior to filing the Form S-4 (or any amendment or supplement thereto) or mailing the Joint Proxy Statement (or any amendment or supplement thereto) or responding to any comments of the SEC with respect thereto, each of Ticketmaster and Live Nation (i) shall provide the other an opportunity to review and comment on such document or response (including the proposed final version of such document or response), (ii) shall include in such document or response all comments reasonably proposed by the other and (iii) shall not file or mail such document or respond to the SEC prior to receiving the approval of the other, which approval shall not be unreasonably withheld, conditioned or delayed. Each of Ticketmaster and Live Nation shall advise the other, promptly after receipt of notice thereof, of the time of effectiveness of the Form S-4, the issuance of any stop order relating thereto or the suspension of the qualification of the Merger Consideration for offering or sale in any jurisdiction, and each of Ticketmaster and Live Nation shall use its reasonable best efforts to have any such stop order or suspension lifted, reversed or otherwise terminated. Each of Ticketmaster and Live Nation shall also take any other action (other than qualifying to do business in any jurisdiction in which it is not now so qualified) required to be taken under the Securities Act, the Exchange Act, any applicable foreign or state securities or "blue sky" laws and the rules and regulations thereunder in connection with the Merger and the issuance of the Merger Consideration.

          (b)   If prior to the Effective Time, any event occurs with respect to Live Nation or any Live Nation Subsidiary, or any change occurs with respect to other information supplied by Live Nation for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Live Nation shall promptly notify Ticketmaster of such event, and Live Nation and Ticketmaster shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to each of Live Nation's and Ticketmaster's stockholders. Nothing in this Section 6.1(b) shall limit the obligations of any party under Section 6.1(a).

          (c)   If prior to the Effective Time, any event occurs with respect to Ticketmaster or any Ticketmaster Subsidiary, or any change occurs with respect to other information supplied by Ticketmaster for inclusion in the Joint Proxy Statement or the Form S-4, which is required to be described in an amendment of, or a supplement to, the Joint Proxy Statement or the Form S-4, Ticketmaster shall promptly notify Live Nation of such event, and Ticketmaster and Live Nation shall cooperate in the prompt filing with the SEC of any necessary amendment or supplement to the Joint Proxy Statement or the Form S-4 and, as required by Law, in disseminating the information contained in such amendment or supplement to each of Live Nation's and Ticketmaster's stockholders. Nothing in this Section 6.1(c) shall limit the obligations of any party under Section 6.1(a).

          (d)   Live Nation shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Live Nation Stockholders Meeting for the purposes of seeking the Live Nation Stockholder Approval and any proposal to amend the Live Nation Stock Plan to increase the number of authorized shares of Live Nation Common Stock available for issuance thereunder. Live Nation shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Live Nation's stockholders and to hold the Live Nation Stockholders Meeting as soon as reasonably practicable after the Form S-4 is declared effective under the Securities Act and (ii) subject to Section 5.2(c), solicit the Live Nation Stockholder Approval. Live Nation shall, through the Live Nation Board, recommend to its stockholders that they give the Live Nation Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the Live Nation Board shall have made a Live Nation Adverse Recommendation Change as permitted by Section 5.2(c). Notwithstanding the foregoing provisions of this Section 6.1(d), if on a date for which the Live Nation Stockholders Meeting is scheduled, Live Nation has not received proxies representing a sufficient number of shares of Live Nation Common Stock to obtain the Live Nation Stockholder Approval, whether or not a quorum is present, Live Nation shall use reasonable best efforts to solicit additional proxies for the purpose of obtaining the Live Nation Stockholder Approval and, in connection therewith, shall make one or more successive adjournments of the Live Nation Stockholders Meeting; provided that the Live Nation Stockholders Meeting shall not be adjourned to a date that is more than 30 days after the date for which the Live Nation Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Live Nation agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Live Nation of any Live Nation Acquisition Proposal or by the making of any Live Nation Adverse Recommendation Change by the Live Nation Board; provided, however, that if the public announcement of a Live Nation Adverse Recommendation Change is less than 10 Business Days prior to the Live Nation Stockholders Meeting, Live Nation shall be entitled to postpone the Live Nation Stockholders Meeting to a date not less than 10 Business Days after such event.

          (e)   Ticketmaster shall, as soon as reasonably practicable following the date of this Agreement, duly call, give notice of, convene and hold the Ticketmaster Stockholders Meeting for the purpose of seeking the Ticketmaster Stockholder Approval Ticketmaster shall use its reasonable best efforts to (i) cause the Joint Proxy Statement to be mailed to Ticketmaster's stockholders and to hold the Ticketmaster Stockholders Meeting as soon as practicable after the Form S-4 becomes effective under the Securities Act and (ii) subject to Section 5.3(c), solicit the Ticketmaster Stockholder Approval. Ticketmaster shall, through the Ticketmaster Board, recommend to its stockholders that they give the Ticketmaster Stockholder Approval and shall include such recommendation in the Joint Proxy Statement, except to the extent that the

  Ticketmaster Board shall have made a Ticketmaster Adverse Recommendation Change as permitted by Section 5.3(c). Notwithstanding the foregoing provisions of this Section 6.1(e), if on a date for which the Ticketmaster Stockholders Meeting is scheduled, Ticketmaster has not received proxies representing a sufficient number of shares of Ticketmaster Common Stock and Ticketmaster Series A Preferred Stock to obtain the Ticketmaster Stockholder Approval, whether or not a quorum is present, Ticketmaster shall use reasonable best efforts to solicit additional proxies for the purpose of obtaining the Ticketmaster Stockholder Approval and, in connection therewith, shall make one or more successive adjournments of the Ticketmaster Stockholders Meeting; provided that the Ticketmaster Stockholders Meeting shall not be adjourned to a date that is more than 30 days after the date for which the Ticketmaster Stockholders Meeting was originally scheduled (excluding any adjournments or postponements required by applicable Law). Ticketmaster agrees that its obligations pursuant to this Section 6.1 shall not be affected by the commencement, public proposal, public disclosure or communication to Ticketmaster of any Ticketmaster Acquisition Proposal or by the making of any Ticketmaster Adverse Recommendation Change by the Ticketmaster Board; provided, however, that if the public announcement of a Ticketmaster Adverse Recommendation Change is less than 10 Business Days prior to the Ticketmaster Stockholders Meeting, Ticketmaster shall be entitled to postpone the Ticketmaster Stockholders Meeting to a date not less than 10 Business Days after such event.

        6.2    Access to Information; Confidentiality.    Subject to applicable Law, upon reasonable prior notice, each of Live Nation and Ticketmaster shall, and shall cause each of its respective Subsidiaries to, afford to the other party and to the Representatives of such other party reasonable access during the period prior to the Effective Time to all their respective properties, books, contracts, commitments, personnel and records and, during such period, each of Live Nation and Ticketmaster shall, and shall cause each of its respective Subsidiaries to, furnish promptly to the other party (a) a copy of each report, schedule, registration statement and other document filed by it during such period pursuant to the requirements of Federal or state securities Laws other than those publicly available in the SEC's EDGAR (or successor) system and (b) all other information concerning its business, properties and personnel as such other party may reasonably request; provided, however, that (i) either party may withhold any document or information that (A) is subject to the terms of a confidentiality agreement with a third party in effect as of the date of this Agreement (provided that the withholding party shall use its commercially reasonable efforts to obtain the required consent of such third party to such access or disclosure) or (B) is subject to any attorney-client privilege (provided that the withholding party shall use its reasonable best efforts to allow for such access or disclosure (or as much of it as possible) in a manner that does not result in a loss of attorney-client privilege), and (ii) if, in the reasonable judgment of Live Nation or Ticketmaster, as the case may be, any Law applicable to Live Nation or Ticketmaster, as the case may be, requires such party or its Subsidiaries to restrict or prohibit access to any such properties or information, such party or its Subsidiaries may so restrict or prohibit such access. If any material is withheld by such party pursuant to the proviso to the preceding sentence, such party shall inform the other party as to the general nature of what is being withheld. Without limiting the generality of the foregoing, each of Ticketmaster and Live Nation shall, within two Business Days of request by the other party therefor, provide to such other party the information described in Rule 14a-7(a)(2)(ii) under the Exchange Act and any information to which a holder of Ticketmaster Common Stock or Live Nation Common Stock, as applicable, would be entitled under Section 220 of the DGCL (assuming such holder met the requirements of such section). All information exchanged pursuant to this Section 6.2 shall be subject to the confidentiality agreement, dated as of December 18, 2008, by and between Live Nation and Ticketmaster (the "Confidentiality Agreement").

        6.3    Required Actions.

          (a)   Each of the parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and do, or cause to be done, and assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, as soon as reasonably possible, the Merger and the other transactions contemplated by this Agreement, including using reasonable best efforts to (i) cause the conditions precedent set forth in Article VII to be satisfied, (ii) obtain all necessary Consents or nonactions from any Governmental Entity or other Person which are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby, and (iii) effect or obtain, as applicable, the execution or delivery of additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement.

          (b)   In connection with and without limiting Section 6.3(a), promptly following the execution and delivery by the parties of this Agreement, Ticketmaster and Live Nation shall use their reasonable best efforts to secure all required Consents or nonactions from the Governmental Entities from whom Consents or nonactions are required to be obtained in connection with the consummation of the Merger and the other transactions contemplated hereby and to eliminate each and every other impediment that may be asserted by such Governmental Entities, in each case with respect to the Merger, so as to enable the Closing to occur as soon as reasonably possible.

          (c)   In connection with and without limiting the generality of the foregoing, each of Live Nation and Ticketmaster shall:

              (i)  make or cause to be made, in consultation and cooperation with the other and as promptly as practicable after the date of this Agreement (but in no event later than 10 Business Days after the date of this Agreement), an appropriate filing of a Notification and Report Form pursuant to the HSR Act relating to the Merger;

            (ii)   use its reasonable best efforts to prepare and file all other necessary registrations, declarations, notices and filings relating to the Merger with other Governmental Entities under any other antitrust, competition, investment, trade regulation or similar Law as soon as reasonably practicable;

            (iii)  use its reasonable best efforts to furnish to the other all assistance, cooperation and information required for any such registration, declaration, notice or filing and in order to achieve the effects set forth in Sections 6.3(b) and 6.3(d);

            (iv)  give the other reasonable prior notice of any such registration, declaration, notice or filing and, to the extent reasonably practicable, of any communication with any Governmental Entity regarding the Merger (including with respect to any of the actions referred to in Sections 6.3(b) and 6.3(d)), and permit the other to review and discuss in advance, and consider in good faith the views of, and secure the participation of, the other in connection with any such registration, declaration, notice, filing or communication;

            (v)   use its reasonable best efforts to respond as promptly as reasonably practicable under the circumstances to any reasonable inquiries received from any Governmental Entity or any other authority enforcing applicable antitrust, competition, investment, trade regulation or similar Laws for additional information or documentation in connection with antitrust, competition, investment, trade regulation or similar matters (including but not limited to any "second request" under the HSR Act), and not extend any waiting period under the HSR Act or under any other antitrust, competition, investment, trade regulation or similar Law, or enter into any agreement with such Governmental Entities or other authorities not to consummate any of the transactions contemplated by this Agreement, except with the prior written consent of the other parties hereto, which consent shall not be unreasonably withheld or delayed; and

            (vi)  unless prohibited by applicable Law or by the applicable Governmental Entity, (A) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any substantive communication with any Governmental Entity in respect of the Merger (including with respect to any of the actions referred to in Sections 6.3(b) and 6.3(d)) without the other, (B) to the extent reasonably practicable, give the other reasonable prior notice of any such meeting or communication, (C) in the event one party is prohibited by applicable Law or by the applicable Governmental Entity from participating in or attending any such meeting or engaging in any such communication, keep such party reasonably apprised with respect thereto, (D) cooperate in the preparation and filing of, including by permitting the other to review and discuss in advance and by considering in good faith the views of the other in connection with, any substantive memoranda, white papers, filings, correspondence or other written communications explaining or defending this Agreement and the Merger, articulating any regulatory or competitive argument, and/or responding to requests or objections made by any Governmental Entity, and (E) promptly furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between it and its Affiliates and their respective Representatives on the one hand, and any members of any Governmental Entity's staff, on the other hand, with respect to this Agreement and the Merger, except that any materials concerning valuation of the other party may be redacted or withheld.

          (d)   To the extent necessary in order to accomplish the foregoing, Ticketmaster and Live Nation shall use their respective reasonable best efforts to jointly negotiate, commit to and effect, by consent decree, hold separate order or otherwise, the sale, divestiture or disposition of, or prohibition or limitation on the ownership or operation by Ticketmaster, Live Nation or any of their respective Subsidiaries of any portion of the business, properties or assets of Ticketmaster, Live Nation or any of their respective Subsidiaries; provided, however, that neither Live Nation nor Ticketmaster shall (i) discuss with any Governmental Entity any of the foregoing actions outside the presence of the other unless required to do so by applicable Law or by the applicable Governmental Entity, (ii) be required pursuant to this Section 6.3(d) to commit to or effect any action that is not conditioned upon the consummation of the Merger or (iii) be required to agree to accept any undertaking or condition, to enter into any consent decree, to make any divestiture, to accept any operational restriction, or take any other action ("Regulatory Conditions") that, individually or in the aggregate, would reasonably be expected to materially impair the business operations of the Combined Company absent such Regulatory Conditions. For the avoidance of doubt, the parties acknowledge and agree that (x) elimination of projected financial benefits and synergies anticipated to be achieved following the Merger shall not be a basis to assert under this Section 6.3(d) that there may be a material impairment in the business operations of the Combined Company and (y) a material impairment is an effect on the business operations of the Combined Company that would reasonably be expected to have a Material Adverse Effect. If the actions taken by Live Nation and Ticketmaster pursuant to the immediately preceding sentence do not result in the conditions set forth in Section 7.1(d) and 7.1(e) being satisfied, then each of Live Nation and Ticketmaster shall jointly (to the extent practicable) use their reasonable best efforts to initiate and/or participate in any proceedings, whether judicial or administrative, in order to (A) oppose or defend against any action by any Governmental Entity to prevent or enjoin the consummation of the Merger or any of the other transactions contemplated by this Agreement, and/or (B) take such action as necessary to overturn any regulatory action by any Governmental Entity to block consummation of the Merger or any of the other transactions contemplated by this Agreement, including by defending any suit, action or other judicial or administrative proceeding brought by any Governmental Entity in order to avoid the entry of, or to have vacated, overturned or terminated, including by appeal if necessary, any Legal Restraint resulting from any suit, action or other legal proceeding that would cause any condition set forth in Section 7.1(d) or 7.1(e) not to be satisfied; provided that Live Nation and Ticketmaster shall cooperate with one another in connection with, and shall jointly control, all proceedings related to the foregoing; provided, further, that nothing set forth in this Section 6.3(d) shall require Live Nation or Ticketmaster to defend or maintain any such suit, action or other judicial or administrative proceeding, including any appeal therefrom, at any time following the End Date (after giving effect to any extension thereof pursuant to Section 8.1(b)(i)).

        6.4    State Takeover Laws.    Live Nation and the Live Nation Board and Ticketmaster and the Ticketmaster Board shall use their respective reasonable best efforts (a) to ensure that no Takeover Statute is or becomes applicable to this Agreement or any transaction contemplated by this Agreement and (b) if any Takeover Statute becomes applicable to this Agreement or any transaction contemplated by this Agreement, to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement.

        6.5    Indemnification, Exculpation and Insurance.

          (a)   Live Nation agrees that all rights to indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time now existing in favor of the current or former directors or officers or employees or agents of Ticketmaster and the Ticketmaster Subsidiaries to the fullest extent permissible by their respective certificates of incorporation or bylaws (or comparable organizational documents) and any indemnification or other similar agreements of Ticketmaster or any of the Ticketmaster Subsidiaries as in effect as of the date of this Agreement, in each case as in effect on the date of this Agreement, shall be assumed by Live Nation in the Merger, without further action, as of the Effective Time and shall survive the Merger and shall continue in full force and effect in accordance with their terms.

          (b)   In the event that Live Nation or any of its successors or assigns (i) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers or conveys all or substantially all of its properties and assets to any Person, then, and in each such case, Live Nation shall cause proper provision to be made so that the successors and assigns of Live Nation assume the obligations set forth in this Section 6.5.

          (c)   From and after the Effective Time, Live Nation shall use reasonable best efforts to cause the individuals serving as officers and directors of Ticketmaster or any of the Ticketmaster Subsidiaries immediately prior to the Effective Time and any other Person who is covered by Ticketmaster's current directors' and officers' liability insurance policy to be covered with respect to acts or omissions occurring at or prior to the Effective Time for a period of six years from and after the Effective Time either by the directors' and officers' liability insurance policy maintained by Live Nation or by directors' and officers' liability insurance policies, issued by reputable insurers, with policy limits, terms and conditions at least as favorable as the limits, terms and conditions in the existing policy of Ticketmaster. Live Nation shall maintain such policy in full force and effect, and continue to honor the obligations thereunder.

          (d)   The provisions of this Section 6.5 (i) shall survive consummation of the Merger, (ii) are intended to be for the benefit of, and will be enforceable by, each indemnified party, his or her heirs and his or her representatives and (iii) are in addition to, and not in substitution for, any other rights to indemnification or contribution that any such person may have by contract or otherwise.

        6.6    Certain Tax Matters.

          (a)   Except to the extent otherwise required pursuant to a "determination" within the meaning of Section 1313(a) of the Code, each of Live Nation, Merger Sub and Ticketmaster shall treat, for federal income tax purposes, the Merger as a "reorganization" within the meaning of Section 368(a) of the Code and shall not take any position inconsistent with such treatment.

          (b)   The parties hereto shall cooperate to obtain (i) an "Unqualified Tax Opinion" (as such term is defined in the Ticketmaster Tax Sharing Agreement), dated as of the Closing Date, with respect to the transactions contemplated hereby, including the Merger, and (ii) Ticketmaster Former Parent's written acknowledgement that such Unqualified Tax Opinion is in form and substance satisfactory to Ticketmaster Former Parent.

        6.7    Transaction Litigation.    Live Nation shall give Ticketmaster the opportunity to participate in the defense or settlement of any litigation against Live Nation and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Ticketmaster, which consent shall not be unreasonably withheld, conditioned or delayed. Ticketmaster shall give Live Nation the opportunity to participate in the defense or settlement of any litigation against Ticketmaster and/or its directors relating to the Merger and the other transactions contemplated by this Agreement, and no such settlement shall be agreed to without the prior written consent of Live Nation, which consent shall not be unreasonably withheld, conditioned or delayed. Without limiting in any way the parties' obligations under Section 6.3, each of Live Nation and Ticketmaster shall cooperate, shall cause the Live Nation Subsidiaries and Ticketmaster Subsidiaries, as applicable, to cooperate, and shall use its reasonable best efforts to cause its directors, officers, employees, agents, legal counsel, financial advisors, independent auditors, and other advisors and representatives to cooperate in the defense against such litigation.

        6.8    Section 16 Matters.    Prior to the Effective Time, Ticketmaster, Live Nation and Merger Sub each shall take all such steps as may be required to cause (a) any dispositions or deemed dispositions of Ticketmaster Common Stock (including derivative securities with respect to Ticketmaster Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement by each individual who will be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Ticketmaster immediately prior to the Effective Time to be exempt under Rule 16b-3 promulgated under the Exchange Act and (b) any acquisitions or deemed acquisitions of Live Nation Common Stock (including derivative securities with respect to Live Nation Common Stock) resulting from the Merger and the other transactions contemplated by this Agreement, by each individual who may become or is reasonably expected to become subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Live Nation to be exempt under Rule 16b-3 promulgated under the Exchange Act.

        6.9    Certain Corporate Governance and Other Matters.    Unless Live Nation and Ticketmaster otherwise agree in writing prior to the Effective Time:

          (a)    Bylaws.    On or prior to the Effective Time, the Live Nation Bylaws shall be amended and restated in the form attached hereto as Exhibit A.

          (b)    Board of Directors.    Prior to the Effective Time, Live Nation shall take all actions as may be necessary to cause (i) the number of directors constituting the Live Nation Board as of the Effective Time to be 14 and (ii) the Live Nation Board as of the Effective Time to be composed of (A) seven directors designated by Live Nation prior to the Effective Time (at least five of whom shall meet the independence standards of the NYSE with respect to Live Nation) and (B) seven directors designated by Ticketmaster prior to the Effective Time, which, for the avoidance of doubt, shall include those directors designated by Liberty Media Corporation (the "Liberty Directors") pursuant to the Liberty Stockholder Agreement to the extent Liberty Media

  Corporation exercises its rights thereunder (at least three of whom, including at least one Liberty Director if two Liberty Directors are designated, shall meet the independence standards of the NYSE with respect to Live Nation), in each such case to serve in the classes of directors with terms expiring as set forth on Live Nation Disclosure Schedule 6.9(b).

          (c)    Committees.    Prior to the Effective Time, Live Nation shall take all actions as may be necessary to cause each committee of the Live Nation Board as of the Effective Time to be composed of two directors designated by each of Live Nation and Ticketmaster.

          (d)    Officers.    Prior to the Effective Time, Live Nation shall take all corporate actions as may be necessary to cause (i) the Chairman of the Ticketmaster Board to be elected to serve as the Chairman of the Live Nation Board, (ii) the Chief Executive Officer of Live Nation to be elected to serve as the Chief Executive Officer of Live Nation, (iii) the Chief Executive Officer of Ticketmaster to be elected to serve as the Executive Chairman of Live Nation, in each case effective as of the Effective Time, and (iv) such other action to be taken as is identified in Ticketmaster Disclosure Schedule 6.9(d).

        6.10    Requisite Lender Consents.    Ticketmaster shall use its reasonable best efforts to obtain, on or before June 10, 2009, the necessary consents (the "Requisite Lender Consents") of lenders party to the Ticketmaster Credit Facility to allow the Ticketmaster Credit Facility to remain in effect after the Effective Time with no default or event of default thereunder resulting from the Merger or the consummation of the other transactions contemplated hereby, with no (a) reduction of the outstanding amounts or lending or other financing commitments thereunder or (b) shortening of any maturity thereunder; provided, however, that nothing contained in this Section 6.10 shall permit or require Ticketmaster to accept any terms or conditions with respect to the Ticketmaster Credit Facility that are not commercially reasonable (giving effect to the then-current economic environment). Ticketmaster shall deliver to Live Nation copies of all draft agreements to be provided to its lenders in connection with obtaining the Requisite Lender Consents prior to the dissemination thereof, and shall keep Live Nation informed in all material respects of the status of Ticketmaster's efforts to obtain the Requisite Lender Consents. Live Nation shall cooperate with Ticketmaster to obtain the Requisite Lender Consents to the extent reasonably requested by Ticketmaster.

        6.11    Public Announcements.    Except with respect to any Ticketmaster Adverse Recommendation Change or Live Nation Adverse Recommendation Change made in accordance with the terms of this Agreement, Live Nation and Ticketmaster shall consult with each other before issuing, and give each other the opportunity to review and comment upon, any press release or other public statements with respect to the transactions contemplated by this Agreement, including the Merger, and shall not issue any such press release or make any such public statement prior to such consultation, except as such party may reasonably conclude may be required by applicable Law, court process or by obligations pursuant to any listing agreement with any national securities exchange. Ticketmaster and Live Nation agree that the initial press release to be issued with respect to the transactions contemplated by this Agreement shall be in the form heretofore agreed to by the parties.

        6.12    Stock Exchange Listing.    Live Nation shall use its reasonable best efforts to cause the shares of Live Nation Common Stock to be issued in the Merger to be approved for listing on the NYSE, subject to official notice of issuance, prior to the Closing Date.

        6.13    Employee Matters.

          (a)   Nothing contained herein shall be construed as requiring, and neither party hereto shall take or cause to be taken any action that would have the effect of requiring, Live Nation, any Live Nation Subsidiary, Ticketmaster or any Ticketmaster Subsidiary to continue any specific plans or to continue the employment, or any changes to the terms and conditions of the employment, of any specific person. Furthermore, no provision of this Agreement shall be construed as prohibiting or limiting the ability of Live Nation, any Live Nation Subsidiary, Ticketmaster or any Ticketmaster Subsidiary to amend, modify or terminate any plans, programs, policies, arrangements, agreements or understandings of such party. Without limiting the scope of Section 9.8, nothing in this Section 6.13 shall confer any rights or remedies of any kind or description upon any current or former employee of Live Nation or Ticketmaster or any other person other than the parties hereto and their respective successors and assigns.

          (b)   Each of Live Nation and Ticketmaster agrees that, between the date of this Agreement and the Effective Time, without the prior written consent of the other party, it will not and will cause its Subsidiaries not to, directly or indirectly, solicit for hire any director/vice president-level or more senior employee of the other party or its Subsidiaries; provided, however, that the foregoing provision will not prohibit such party from (i) hiring any such individual who has not been employed by the other party during the preceding six months or (ii) making any general public solicitation not designed to circumvent these provisions or hiring any individual who responds to such general public solicitation.

          (c)   Nothing herein, expressed or implied, is intended or shall be construed to constitute an amendment to any Live Nation Benefit Plan, Live Nation Foreign Benefit Plan, Ticketmaster Benefit Plan or Ticketmaster Foreign Benefit Plan or any other compensation or benefits plan maintained for or provided to employees, directors or consultants of Live Nation or Ticketmaster prior to or following the Effective Time.

        6.14    Formation of Merger Sub, Holdco1 and Holdco2; Accession.    Prior to the Effective Time, Live Nation shall form (a) Merger Sub as a Delaware limited liability company that is an indirect, wholly owned Subsidiary of Live Nation that shall be treated as a disregarded entity for federal income tax purposes, (b) a Delaware limited liability company that is an indirect, wholly owned Subsidiary of Live Nation ("Holdco2") that shall be treated as a disregarded entity for federal income tax purposes and which shall hold all of the outstanding limited liability company interests of Merger Sub, and (c) a Delaware limited liability company that is a direct, wholly owned Subsidiary of Live Nation ("Holdco1") that shall be treated as a disregarded entity for federal income tax purposes and which shall be the sole member of Holdco2 and whose sole member shall be Live Nation. Immediately prior to the Effective Time, Merger Sub shall be, for federal income tax purposes, disregarded as an entity separate from Live Nation. Promptly after forming Merger Sub, Holdco1 and Holdco2, Live Nation shall cause (i) the Board of Managers of Merger Sub to adopt resolutions (A) approving the execution, delivery and performance of this Agreement, (B) determining that the terms of this Agreement are in the best interests of Merger Sub, (C) declaring this Agreement advisable, and (D) recommending that the sole member of Merger Sub adopt this Agreement and directing that this Agreement be submitted to the sole member of Merger Sub, for adoption; (ii) Merger Sub to accede to this Agreement by executing a signature page to this Agreement, after which time Merger Sub shall be a party hereto for all purposes set forth herein, provided that Live Nation shall give Ticketmaster not less than five Business Days' notice prior to causing Merger Sub to so accede to this Agreement; and (iii) following Merger Sub's accession to this Agreement, the sole member of Merger Sub to adopt this Agreement. Notwithstanding any provision herein to the contrary, the obligations of Merger Sub to perform its covenants hereunder shall commence only at the time of its formation. Prior to the Effective Time, each of Merger Sub, Holdco1 and Holdco2 shall not have carried on any business nor conducted any operations other than the execution of this Agreement, the performance of its obligations hereunder and matters ancillary thereto.

        6.15    Live Nation Rights.    Prior to the Effective Time, Live Nation shall take all actions necessary, effective immediately prior to the Effective Time, to (a) exempt the Liberty Parties (as defined in the Liberty Stockholder Agreement) from becoming an "Acquiring Person" under the Rights Agreement between Live Nation and The Bank of New York, as rights agent, dated December 21, 2005 (the "Live Nation Rights Agreement"), so long as the Liberty Parties Beneficial Ownership (as defined in the

Liberty Stockholder Agreement) of Equity Securities (as defined in the Liberty Stockholder Agreement) does not exceed the Applicable Percentage (as defined in the Liberty Stockholder Agreement); and (b) ensure that (i) none of Ticketmaster or any Ticketmaster Subsidiary is or becomes an Acquiring Person pursuant to the Live Nation Rights Agreement, (ii) a Distribution Time (as defined in the Live Nation Rights Agreement) does not occur and (iii) the rights to purchase Series A Junior Participating Preferred Stock, par value $0.01 per share, of Live Nation issued under the Rights Agreement (the "Live Nation Rights") do not become exercisable, in the case of each of clauses (i), (ii) and (iii), solely by reason of the execution of this Agreement or the consummation of the Merger or the other transactions contemplated by this Agreement.

        6.16    Series A Preferred Stock.    Prior to the Effective Time, Ticketmaster shall have taken the actions set forth on Ticketmaster Disclosure Schedule 6.16 such that at the Effective Time no Ticketmaster Series A Preferred Stock shall remain outstanding.

        6.17    Assumption.    Effective upon and by virtue of the consummation of the Merger, if the agreement described on Ticketmaster Disclosure Schedule 6.17 has been executed prior to the Effective Time, then Live Nation shall be a party to the agreement listed on Ticketmaster Disclosure Schedule 6.17 and Live Nation shall assume the obligations of Live Nation set forth in the agreement listed on Ticketmaster Disclosure Schedule 6.17 as though Live Nation had executed the agreement listed on Ticketmaster Disclosure Schedule 6.17 and were a party to the agreement listed on Ticketmaster Disclosure Schedule 6.17.

        6.18    Voting Agreement.    Any Amendment to the Voting Agreement, dated as of the date hereof, by and between Live Nation and Liberty USA Holdings, LLC, or waiver by Live Nation thereunder shall require the approval of a majority of the Qualified Directors (as defined in the Spinco Assignment and Assumption Agreement dated as of August 20, 2008, among IAC/InterActiveCorp, Ticketmaster, Liberty Media Corporation, and Liberty USA Holdings, LLC) of Ticketmaster.

ARTICLE VII
Conditions Precedent

        7.1    Conditions to Each Party's Obligation to Effect the Merger.    The respective obligation of each party to effect the Merger is subject to the satisfaction or waiver on or prior to the Closing Date of the following conditions:

          (a)    Stockholder Approvals.    The Live Nation Stockholder Approval and the Ticketmaster Stockholder Approval shall have been obtained.

          (b)    Listing.    The shares of Live Nation Common Stock issuable as Merger Consideration pursuant to this Agreement shall have been approved for listing on the NYSE, subject to official notice of issuance.

          (c)    HSR Act.    Any waiting period (and any extension thereof) applicable to the Merger under the HSR Act shall have been terminated or shall have expired.

          (d)    Other Approvals.    Other than the authorizations, filings and Consents provided for by Sections 1.4 and 7.1(c), all Consents, if any, required to be obtained (i) under any foreign antitrust, competition, investment, trade regulation or similar Laws or (ii) from or of any Governmental Entity, in each case in connection with the consummation of the Merger and the transactions contemplated by this Agreement, shall have been obtained, except for those, the failure of which to be obtained, individually or in the aggregate, would not reasonably be expected to (A) have a Material Adverse Effect on the Combined Company or (B) provide a reasonable basis to conclude that Ticketmaster, Live Nation or Merger Sub or any of their Affiliates or any of their respective officers or directors, as applicable, would be subject to the risk of criminal liability.

          (e)    No Legal Restraints.    Except under any foreign antitrust, competition, investment, trade regulation or similar Laws, which shall be governed by Section 7.1(d), no applicable Law and no Judgment, preliminary, temporary or permanent, or other legal restraint or prohibition (collectively, the "Legal Restraints") shall be in effect, and no suit, action or other proceeding shall have been instituted by any Governmental Entity and remain pending which would reasonably be expected to result in a Legal Restraint, in each case, that prevents, makes illegal, or prohibits the consummation of the Merger or that would reasonably be expected to result, directly or indirectly, in (i) any prohibition or limitation on the ownership or operation by Ticketmaster, Live Nation or any of their respective Subsidiaries of any portion of the business, properties or assets of Ticketmaster, Live Nation or any of their respective Subsidiaries, (ii) Ticketmaster, Live Nation or any of their respective Subsidiaries being compelled to dispose of or hold separate any portion of the business, properties or assets of Ticketmaster, Live Nation or any of their respective Subsidiaries, in each case as a result of the Merger, (iii) any prohibition or limitation on the ability of Live Nation to acquire or hold, or exercise full right of ownership of, any shares of the capital stock of the Ticketmaster Subsidiaries, including the right to vote, or (iv) prohibition or limitation on Live Nation effectively controlling the business or operations of Ticketmaster and the Ticketmaster Subsidiaries, which, in the case of each of clauses (i)-(iv), would reasonably be expected to have a Material Adverse Effect on the Combined Company.

          (f)    Form S-4.    The Form S-4 shall have become effective under the Securities Act and shall not be the subject of any stop order or proceedings seeking a stop order, and Live Nation shall have received all state securities or "blue sky" authorizations necessary for the issuance of the Merger Consideration.

          (g)    Requisite Lender Consents.    The Requisite Lender Consents shall have been obtained.

          (h)    Spin-Off Related Matters.    Ticketmaster shall have (i) obtained an "Unqualified Tax Opinion" (as such term is defined in the Ticketmaster Tax Sharing Agreement), dated as of the Closing Date, with respect to the transactions contemplated hereby, including the Merger, (ii) obtained Ticketmaster Former Parent's written acknowledgement that such Unqualified Tax Opinion is in form and substance satisfactory to Ticketmaster Former Parent, and (iii) delivered a copy of such written acknowledgement to Live Nation. In rendering such opinion, counsel to Ticketmaster shall be entitled to receive and rely upon representations of officers and directors of Ticketmaster, Live Nation, or others reasonably requested by counsel.

        7.2    Conditions to Obligation of Ticketmaster.    The obligation of Ticketmaster to consummate the Merger is further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Live Nation contained in this Agreement (except for the representations and warranties contained in Sections 3.1, 3.3(a), 3.3(b), and 3.18) shall be true and correct (without giving effect to any limitation as to "materiality" or "Live Nation Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Live Nation Material Adverse Effect, and the representations and warranties of Live Nation contained in Sections 3.1, 3.3(a) , 3.3(b), and 3.18 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Ticketmaster shall have received a certificate signed on behalf of Live Nation by an executive officer of Live Nation to such effect.

          (b)    Performance of Obligations of Live Nation and Merger Sub.    Live Nation and Merger Sub shall have performed or complied in all material respects with all material obligations and covenants required to be performed or complied with by them under this Agreement at or prior to the Closing Date, and Ticketmaster shall have received a certificate signed on behalf of each of Live Nation and Merger Sub by an executive officer of each of Live Nation and Merger Sub to such effect.

          (c)    No Live Nation Material Adverse Effect.    Since the date of this Agreement, no fact, circumstance, effect, change, event or development shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Live Nation Material Adverse Effect.

          (d)    Ticketmaster Tax Opinion.    Ticketmaster shall have received an opinion of Wachtell, Lipton, Rosen & Katz, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Ticketmaster, Live Nation, Merger Sub or others reasonably requested by counsel. The condition set forth in this Section 7.2(d) shall not be waivable by Ticketmaster after receipt of the Ticketmaster Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

        7.3    Conditions to Obligation of Live Nation.    The obligation of each of Live Nation and Merger Sub to consummate the Merger is further subject to the following conditions:

          (a)    Representations and Warranties.    The representations and warranties of Ticketmaster contained in this Agreement (except for the representations and warranties contained in Sections 4.1, 4.3(a), 4.3(b), and 4.18) shall be true and correct (without giving effect to any limitation as to "materiality" or "Ticketmaster Material Adverse Effect" set forth therein) at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except where the failure of such representations and warranties to be true and correct, individually or in the aggregate, has not had and would not reasonably be expected to have a Ticketmaster Material Adverse Effect, and the representations and warranties of Ticketmaster contained in Sections 4.1, 4.3(a), 4.3(b) and 4.18 shall be true and correct in all material respects at and as of the date of this Agreement and at and as of the Closing Date as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such earlier date). Live Nation shall have received a certificate signed on behalf of Ticketmaster by an executive officer of Ticketmaster to such effect.

          (b)    Performance of Obligations of Ticketmaster.    Ticketmaster shall have performed or complied in all material respects with all material obligations and covenants required to be performed or complied with by it under this Agreement at or prior to the Closing Date, and Live Nation shall have received a certificate signed on behalf of Ticketmaster by an executive officer of Ticketmaster to such effect.

          (c)    No Ticketmaster Material Adverse Effect.    Since the date of this Agreement, no fact, circumstance, effect, change, event or development shall have occurred that has had, or would reasonably be expected to have, individually or in the aggregate, a Ticketmaster Material Adverse Effect.

          (d)    Live Nation Tax Opinion.    Live Nation shall have received an opinion of Latham & Watkins LLP, on the basis of representations and warranties set forth or referred to in such opinion, dated as of the Closing Date, to the effect that the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of Ticketmaster, Live Nation, Merger Sub or others reasonably requested by counsel. The condition set forth in this Section 7.3(d) shall not be waivable by Live Nation after receipt of the Live Nation Stockholder Approval, unless further stockholder approval is obtained with appropriate disclosure.

ARTICLE VIII
Termination, Fees and Expenses, Amendment and Waiver

        8.1    Termination.    This Agreement may be terminated at any time prior to the Effective Time, whether before or after receipt of the Live Nation Stockholder Approval or the Ticketmaster Stockholder Approval:

          (a)   by mutual written consent of Ticketmaster and Live Nation;

          (b)   by either Ticketmaster or Live Nation, upon written notice to the other party:

            (i)    if the Merger is not consummated on or before 12:01 a.m. Eastern Standard Time on February 10, 2010 (the "End Date"); provided that if by the End Date, any of the conditions set forth in Section 7.1(c), (d) , or (e) shall not have been satisfied but all of the other conditions to the consummation of the Merger set forth in Article VII shall have been satisfied (or, in the case of any conditions that by their terms are to be satisfied at the Closing, shall be capable of being satisfied), the End Date may be extended by either Live Nation or Ticketmaster, in its discretion, by three months from its scheduled expiry (in which case any references to the End Date herein shall mean the End Date as extended); provided, however, that there shall be no more than one extension of the End Date, unless agreed to by both Ticketmaster and Live Nation, and that the right to extend or terminate this Agreement under this Section 8.1(b)(i) shall not be available to any party if such failure of the Merger to occur on or before the End Date is the result of a breach of this Agreement by such party (including, in the case of Live Nation, Merger Sub) or the failure of any representation or warranty of such party contained in this Agreement to be true and correct;

            (ii)   if the condition set forth in Section 7.1(e) is not satisfied and the Legal Restraint giving rise to such non-satisfaction shall have become final and non-appealable; provided that the terminating party shall have complied in all material respects with its obligations under Section 6.3;

            (iii)  if the Live Nation Stockholder Approval is not obtained at the Live Nation Stockholders Meeting duly convened (unless such Live Nation Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

            (iv)  if the Ticketmaster Stockholder Approval is not obtained at the Ticketmaster Stockholders Meeting duly convened (unless such Ticketmaster Stockholders Meeting has been adjourned, in which case at the final adjournment thereof);

            (v)   if the condition set forth in Section 7.1(g) is not satisfied on or before June 10, 2009; provided that the terminating party shall have complied in all material respects with its obligations under Sections 6.3 and 6.10; or

            (vi)  if any circumstance exists or event has occurred which has caused any conditions in Article VII to the terminating party's obligations to consummate the Merger (other than any condition in Section 7.1(c), (d), or (e) ) to become incapable of satisfaction prior to the End Date (provided that the terminating party's breach of this Agreement has not caused the condition to be unsatisfied);

          (c)   by Ticketmaster, if Live Nation or Merger Sub breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Live Nation contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.2(a) or (b), as the case may be, and (ii) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days after Live Nation's receipt of written notice of such breach from Ticketmaster or the End Date (provided that Ticketmaster is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Ticketmaster contained herein then fails to be true and correct such that the conditions set forth in Section 7.3(a) or (b), as the case may be, could not then be satisfied);

          (d)   by Live Nation, if Ticketmaster breaches or fails to perform any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Ticketmaster contained herein fails to be true and correct, which breach or failure (i) would give rise to the failure of a condition set forth in Section 7.3(a) or (b), as the case may be, and (ii) if reasonably capable of being cured, has not been cured prior to the earlier of 30 days after Ticketmaster's receipt of written notice of such breach from Live Nation or the End Date (provided that Live Nation is not then in breach of any covenant or agreement contained in this Agreement and no representation or warranty of Live Nation contained herein then fails to be true and correct such that the conditions set forth in Section 7.2(a) or (b), as the case may be, could not then be satisfied);

          (e)   by Ticketmaster, in the event that a Live Nation Adverse Recommendation Change shall have occurred; provided that Ticketmaster shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(e) if the Live Nation Stockholder Approval has been obtained at the Live Nation Stockholders Meeting; or

          (f)    by Live Nation, in the event that a Ticketmaster Adverse Recommendation Change shall have occurred; provided that Live Nation shall no longer be entitled to terminate this Agreement pursuant to this Section 8.1(f) if the Ticketmaster Stockholder Approval has been obtained at the Ticketmaster Stockholders Meeting.

        8.2    Effect of Termination.    In the event of termination of this Agreement by either Live Nation or Ticketmaster as provided in Section 8.1, this Agreement shall forthwith become void and have no effect (other than the last sentence of Section 6.2, Section 8.3, Article IX and this Section 8.2, which provisions shall survive such termination) without any liability or obligation on the part of Ticketmaster, Live Nation or Merger Sub, except in the case of any statement, act, or failure to act by a party that constitutes a material misrepresentation by such party or results in a material breach by such party of any covenant or agreement set forth in this Agreement.

        8.3    Fees and Expenses.

          (a)   Except as provided below, all fees and expenses incurred in connection with the Merger and the other transactions contemplated by this Agreement shall be paid by the party incurring such fees or expenses, whether or not such transactions are consummated. Notwithstanding the foregoing, Live Nation and Ticketmaster each shall pay 50% of (i) any fees and expenses (excluding each party's internal costs and fees and expenses of attorneys, accountants and financial and other advisors) incurred in respect of the printing, filing and mailing of the Joint Proxy Statement, (ii) any and all filing fees due in connection with the filings required by or under the HSR Act or any other antitrust, competition, investment, trade regulation or similar Law, (iii) as otherwise set forth on Live Nation Disclosure Schedule 8.3 and (iv) as otherwise set forth on Ticketmaster Disclosure Schedule 8.3.

          (b)   Live Nation shall pay to Ticketmaster a fee of $15,000,000 (the "Termination Fee") and Ticketmaster's Expenses if:

            (i)    Ticketmaster terminates this Agreement pursuant to Section 8.1(e); provided that if either Ticketmaster or Live Nation terminates this Agreement pursuant to Section 8.1(b)(iii) and circumstances would have permitted Ticketmaster to terminate this agreement pursuant to Section 8.1(e), this Agreement shall be deemed terminated pursuant to Section 8.1(e) for purposes of this Section 8.3(b)(i);

            (ii)   Ticketmaster terminates this Agreement pursuant to Section 8.1(c) as a result of a breach by Live Nation of, or failure by Live Nation to perform, Live Nation's obligations under Section 6.1(d);

            (iii)  (A) prior to the Live Nation Stockholders Meeting, a Live Nation Acquisition Proposal shall have been made to Live Nation or shall have been made directly to the stockholders of Live Nation generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Live Nation Acquisition Proposal, (B) this Agreement is terminated pursuant to Section 8.1(b)(i) (only to the extent that the Live Nation Stockholders Meeting has not been held) or Section 8.1(b)(iii) and (C) within 12 months of such termination Live Nation enters into a definitive Contract to consummate a Live Nation Acquisition Proposal or a Live Nation Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 8.3(b)(iii), all references in the definition of Acquisition Proposal to "15%" shall instead be deemed to refer to "40%"; or

            (iv)  (A) prior to the termination of this Agreement, a Live Nation Acquisition Proposal shall have been made to Live Nation or shall have been made directly to the stockholders of Live Nation generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Live Nation Acquisition Proposal, (B) this Agreement is terminated pursuant to Section 8.1(c) (other than under the circumstances set forth in Section 8.3(b)(ii) above) and (C) within 12 months of such termination, Live Nation enters into a definitive Contract to consummate a Live Nation Acquisition Proposal or a Live Nation Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 8.3(b)(iv), all references in the definition of Acquisition Proposal to "15%" shall instead be deemed to refer to "40%".

  Any Termination Fee due under this Section 8.3(b) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) or (iv) above, on the date of the first to occur of the events referred to in clause (iii)(C) or (iv)(C) above, as the case may be. Any Expenses of Ticketmaster due under this Section 8.3(b) shall be paid by wire transfer of same-day funds no later than two Business Days after Live Nation's receipt from Ticketmaster of an itemized statement identifying such Expenses.

          (c)   Ticketmaster shall pay to Live Nation the Termination Fee and Live Nation's Expenses if:

            (i)    Live Nation terminates this Agreement pursuant to Section 8.1(f); provided that if either Ticketmaster or Live Nation terminates this Agreement pursuant to Section 8.1(b)(iv) and circumstances would have permitted Live Nation to terminate this agreement pursuant to Section 8.1(f), this Agreement shall be deemed terminated pursuant to Section 8.1(f) for purposes of this Section 8.3(c)(i);

            (ii)   Live Nation terminates this Agreement pursuant to Section 8.1(d) as a result of a breach by Ticketmaster of, or failure by Ticketmaster to perform, Ticketmaster's obligations under Section 6.1(e);

            (iii)  (A) prior to the Ticketmaster Stockholders Meeting, a Ticketmaster Acquisition Proposal shall have been made to Ticketmaster or shall have been made directly to the stockholders of Ticketmaster generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Ticketmaster Acquisition Proposal, (B) this Agreement is terminated pursuant to Section 8.1(b)(i) (only to the extent that the Ticketmaster Stockholders Meeting has not been held) or Section 8.1(b)(iv) and (C) within 12 months of such termination, Ticketmaster enters into a definitive Contract to consummate a Ticketmaster Acquisition Proposal or a Ticketmaster Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 8.3(c)(iii), all references in the definition of Acquisition Proposal to "15%" shall instead be deemed to refer to "40%"; or

            (iv)  (A) prior to the termination of this Agreement, a Ticketmaster Acquisition Proposal shall have been made to Ticketmaster or shall have been made directly to the stockholders of Ticketmaster generally or shall otherwise become publicly known or any Person shall have publicly announced an intention (whether or not conditional) to make a Ticketmaster Acquisition Proposal, (B) this Agreement is terminated pursuant to Section 8.1(d) (other than under the circumstances set forth in Section 8.3(c)(ii) above) and (C) within 12 months of such termination, Ticketmaster enters into a definitive Contract to consummate a Ticketmaster Acquisition Proposal or a Ticketmaster Acquisition Proposal is consummated; provided, however, that for the purpose of this Section 8.3(c)(iv), all references in the definition of Acquisition Proposal to "15%" shall instead be deemed to refer to "40%".

  Any Termination Fee due under this Section 8.3(c) shall be paid by wire transfer of same-day funds (x) in the case of clause (i) or (ii) above, on the Business Day immediately following the date of termination of this Agreement and (y) in the case of clause (iii) or (iv) above, on the date of the first to occur of the events referred to in clause (iii)(C) or (iv)(C) above, as the case may be. Any Expenses of Live Nation due under this Section 8.3(c) shall be paid by wire transfer of same-day funds no later than two Business Days after Ticketmaster's receipt from Live Nation of an itemized statement identifying such Expenses.

          (d)   Live Nation and Ticketmaster acknowledge and agree that the agreements contained in Sections 8.3(b) and 8.3(c) are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither Ticketmaster nor Live Nation would enter into this Agreement. Accordingly, if Live Nation fails promptly to pay the amount due pursuant to Section 8.3(b) or Ticketmaster fails promptly to pay the amount due pursuant to Section 8.3(c), and, in order to obtain such payment, the Person owed such payment commences a suit, action or other proceeding that results in a Judgment in its favor for such payment, the Person owing such payment shall pay to the Person owed such payment its costs and expenses (including reasonable attorneys' fees and expenses) in connection with such suit, action or other proceeding, together with interest on the amount of such payment from the date such payment was required to be made until the date of payment at the prime rate, as reported in The Wall Street Journal, in effect on the date such payment was required to be made.

        8.4    Amendment.    This Agreement may be amended by the parties at any time before or after receipt of the Live Nation Stockholder Approval or the Ticketmaster Stockholder Approval; provided, however, that (a) after receipt of the Live Nation Stockholder Approval, there shall be made no amendment that by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of Live Nation without the further approval of such stockholders, and (b) after receipt of the Ticketmaster Stockholder Approval, there shall be made no amendment that by Law or in accordance with the rules of any relevant stock exchange requires further approval by the stockholders of Ticketmaster without the further approval of such stockholders. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

        8.5    Extension; Waiver.    At any time prior to the Effective Time, the parties may (a) extend the time for the performance of any of the obligations or other acts of the other parties, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or in any document delivered pursuant to this Agreement, (c) waive compliance with any covenants and agreements contained in this Agreement or (d) waive the satisfaction of any of the conditions contained in this Agreement. No extension or waiver by Live Nation shall require the approval of the stockholders of Live Nation unless such approval is required by Law or in accordance with the rules of any relevant stock exchange and no extension or waiver by Ticketmaster shall require the approval of the stockholders of Ticketmaster unless such approval is required by Law or in accordance with the rules of any relevant stock exchange. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. The failure of any party to this Agreement to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of such rights.

        8.6    Procedure for Termination, Amendment, Extension or Waiver.    A termination of this Agreement pursuant to Section 8.1, an amendment of this Agreement pursuant to Section 8.4 or an extension or waiver pursuant to Section 8.5 shall, in order to be effective, require, in the case of Ticketmaster or Live Nation, action by its Board of Directors or the duly authorized designee thereof or, in the case of Merger Sub, action by its Board of Managers or the duly authorized designee thereof. Termination of this Agreement prior to the Effective Time shall not require the approval of the stockholders of Live Nation or the stockholders of Ticketmaster.

ARTICLE IX
General Provisions

        9.1    Definitions.    For purposes of this Agreement:

        "Acquisition Proposal" means any proposal or offer (whether or not in writing) by a third party, with respect to any (i) merger, consolidation, share exchange, other business combination or similar transaction involving Live Nation or Ticketmaster, as the case may be, or any of their respective Subsidiaries; (ii) sale, lease, contribution or other disposition, directly or indirectly (including by way of merger, consolidation, share exchange, other business combination, partnership, joint venture, sale of capital stock of or other equity interests in a Subsidiary or otherwise) of any business or assets of Live Nation or Ticketmaster, as the case may be, or their respective Subsidiaries representing 15% or more of the consolidated revenues, net income or assets of Ticketmaster or Live Nation, as the case may be, and their respective Subsidiaries, taken as a whole; (iii) issuance, sale or other disposition, directly or indirectly, to any Person (or the stockholders of any Person) or group of securities (or options, rights or warrants to purchase, or securities convertible into or exchangeable for, such securities) representing 15% or more of the voting power of Live Nation or Ticketmaster, as the case may be; (iv) transaction in which any Person (or the stockholders of any Person) shall acquire, directly or indirectly, beneficial ownership, or the right to acquire beneficial ownership, or formation of any group which beneficially owns or has the right to acquire beneficial ownership of, 15% or more of the Live Nation Common Stock or Ticketmaster Common Stock, as the case may be; or (v) any combination of the foregoing (in each case, other than the Merger).

        "Affiliate" of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person.

        "Business Day" means any day other than (i) a Saturday or a Sunday or (ii) a day on which banking and savings and loan institutions are authorized or required by Law to be closed in New York City or Los Angeles.

        "Capital Stock" means any and all shares, interests, participations, rights or other equivalents, however designated, of corporate stock, whether common or preferred.

        "Code" means the Internal Revenue Code of 1986, as amended.

        "Combined Company" means Ticketmaster, the Ticketmaster Subsidiaries, Live Nation and the Live Nation Subsidiaries, taken as a whole, combined in the manner currently intended by the parties.

        "Converted Live Nation Equity Awards" means each of Converted Live Nation Options, Converted Live Nation Restricted Stock Units, Converted Live Nation Restricted Stock and Converted Live Nation Director Share Units.

        "Environmental Claim" means any administrative, regulatory or judicial actions, suits, orders, demands, directives, claims, liens, investigations, proceedings or written or oral notices of noncompliance, violation, liability or obligation, by or from any Person alleging liability of whatever kind or nature arising out of, based on or resulting from (i) the presence or Release of, or exposure to, any Hazardous Materials at any location; or (ii) any Environmental Law or any Permit issued pursuant to Environmental Law.

        "Environmental Laws" means any and all international, federal, state, local or foreign Laws, statutes, ordinances, regulations, treaties, policies, guidance, rules, judgments, orders, writs, court decisions or rule of common law, stipulations, injunctions, consent decrees, permits, restrictions and licenses, which (i) regulate or relate to the protection or clean up of the environment; the use, treatment, storage, transportation, handling, disposal or release of Hazardous Materials, the preservation or protection of waterways, groundwater, drinking water, air, wildlife, plants or other natural resources; or the health and safety of persons or property, including without limitation protection of the health and safety of employees; or (ii) impose liability or responsibility with respect to any of the foregoing, including without limitation the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9601 et seq.), or any other law of similar effect, in effect at any time.

        "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock). For the avoidance of doubt, assuming the parties' respective representations in Sections 3.3(a) and 4.3(a) are accurate, the parties acknowledge and agree that, as of the date hereof, the only outstanding Equity Interests of Ticketmaster or Live Nation having voting power are: (i) in the case of Ticketmaster, the Ticketmaster Common Stock (including Ticketmaster Restricted Stock) and the Ticketmaster Series A Preferred Stock; and (ii) in the case of Live Nation, the Live Nation Common Stock (including Live Nation Restricted Stock).

        "ERISA Affiliate" means, with respect to any Person, any entity (whether or not incorporated) other than such Person that, together with such Person, is required to be treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.

        "Expenses" means, with respect to any Person, all reasonable and documented out-of-pocket fees and expenses (including all fees and expenses of counsel, accountants, financial advisors and investment bankers of such Person and its Affiliates), incurred by such Person or on its behalf in connection with or related to the authorization, preparation, negotiation, execution and performance of this Agreement and any transactions related thereto, any litigation with respect thereto, the preparation, printing, filing and mailing of the Joint Proxy Statement, the filing of any required notices under the HSR Act or foreign antitrust, competition, investment, trade regulation or similar Laws, or in connection with other regulatory approvals, and all other matters related to the Merger other transactions contemplated hereby.

        "Hazardous Materials" means any pollutant, chemical, substance and any toxic, infectious, carcinogenic, reactive, corrosive, ignitable or flammable chemical, or chemical compound, or hazardous substance, material or waste, whether solid, liquid or gas, that is subject to regulation, control or remediation under any Environmental Laws, including without limitation, any quantity of asbestos in any form, urea formaldehyde, PCBs, toxic mold, radon gas, crude oil or any fraction thereof, all forms of natural gas, petroleum products or by-products or derivatives.

        "Indebtedness" means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, or with respect to deposits or advances of any kind to such Person; (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments; (iii) all capitalized lease obligations of such Person or obligations of such Person to pay the deferred and unpaid purchase price of property and equipment; (iv) all obligations of such Person pursuant to securitization or factoring programs or arrangements; (v) all guarantees and arrangements having the economic effect of a guarantee of such Person of any Indebtedness of any other Person; (vi) all obligations or undertakings of such Person to maintain or cause to be maintained the financial position or covenants of others or to purchase the obligations or property of others; (vii) net cash payment obligations of such Person under swaps, options, derivatives and other hedging agreements or arrangements that will be payable upon termination thereof (assuming they were terminated on the date of determination); or (viii) letters of credit, bank guarantees, and other similar contractual obligations entered into by or on behalf of such Person.

        "Intellectual Property Right" means intellectual property rights of any kind or nature recognized in any applicable jurisdiction worldwide, including all U.S. and foreign (i) patents and patent applications, patent disclosures, and all related continuations, continuations-in-part, divisionals, reissues, re-examinations, substitutions, and extensions thereof; (ii) trademarks, registered trademarks, service marks, registered service marks, trade dress, logos, trade names and corporate names and the goodwill associated therewith; (iii) copyrights; (iv) computer programs and software; (v) trade secrets and all other confidential information, know-how, inventions, proprietary processes, formulae, models, and methodologies; (vi) registrations and applications for registration for the foregoing; and (vii) URL and domain name registrations.

        "Knowledge" of any Person that is not an individual means, with respect to any matter in question, the actual knowledge of such Person's executive officers after making due inquiry.

        "Liberty Stockholder Agreement" means the Stockholder Agreement, of even date herewith, by and among Live Nation, Ticketmaster, Liberty Media Corporation and Liberty USA Holdings, LLC.

        "Live Nation Acquisition Proposal" means an Acquisition Proposal with respect to Live Nation.

        "Live Nation Credit Facility" means the Amended and Restated Credit Agreement, dated as of July 17, 2008, among Live Nation, Inc., Live Nation Worldwide, Inc., and the Foreign Borrowers party thereto, the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, JPMorgan Chase Bank, N.A., Toronto Branch, as Canadian Agent, J.P. Morgan Europe Limited, as London Agent, and Bank of America, N.A., as Syndication Agent.

        "Live Nation Material Adverse Effect" means a Material Adverse Effect with respect to Live Nation.

        "Live Nation Restricted Stock" means any award of Live Nation Common Stock that is subject to restrictions based on performance or continuing service and granted under any Live Nation Stock Plan.

        "Live Nation Stock Option" means any option to purchase Live Nation Common Stock granted under the Live Nation Stock Plan.

        "Live Nation Stock Plan" means the Live Nation, Inc. 2005 Stock Incentive Plan, as amended and restated.

        "Live Nation Subsidiary" means each Subsidiary of Live Nation; provided that solely with respect to Section 3.3(b), "Live Nation Subsidiary" does not include any non-wholly owned Subsidiary of Live Nation for which the aggregate investment or capital contribution by Live Nation or another Live Nation Subsidiary is less than $2,000,000; provided, further, that for the purposes of Section 5.1(a), any Subsidiary of Live Nation Holdco #2, Inc. shall be deemed to be a wholly owned Live Nation Subsidiary.

        "Live Nation Subsidiary Preferred Stock" means collectively, (i) the Series A Redeemable Preferred Stock, par value $0.01 per share, of Live Nation Holdco #2, Inc. and (ii) the Series B Redeemable Preferred Stock, par value $0.01 per share, of Live Nation Holdco #2, Inc.

        "Material Adverse Effect" with respect to any Person means any fact, circumstance, effect, change, event or development that is materially adverse to the business, properties, financial condition or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any fact, circumstance, effect, change, event or development to the extent that it results from or arises out of: (i) changes or conditions generally affecting the industries in which such Person and any of its Subsidiaries operate, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in such industries; (ii) general economic or regulatory, legislative or political conditions or securities, credit, financial or other capital markets conditions, in each case in the United States or any foreign jurisdiction, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate; (iii) any failure, in and of itself, by such Person to meet any internal or published projections, forecasts, estimates or predictions in respect of revenues, earnings or other financial or operating metrics for any period (it being understood that the facts or occurrences giving rise to or contributing to such failure may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (iv) the public announcement or pendency of the Merger or any of the other transactions contemplated by this Agreement, including the impact thereof on the relationships, contractual or otherwise, of such Person or any of its Subsidiaries with employees, labor unions, customers, suppliers or partners; (v) any change, in and of itself, in the market price or trading volume of such Person's securities (it being understood that the facts or occurrences giving rise to or contributing to such change may be deemed to constitute, or be taken into account in determining whether there has been or will be, a Material Adverse Effect); (vi) any change in applicable Law, regulation or GAAP (or authoritative interpretation thereof), except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate; (vii) geopolitical conditions, the outbreak or escalation of hostilities, any acts of war, sabotage or terrorism, or any escalation or worsening of any such acts of war, sabotage or terrorism threatened or underway as of the date of this Agreement, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate; (viii) any hurricane, tornado, flood, earthquake or other natural disaster, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole; (ix) labor conditions in the United States or any foreign jurisdiction, except to the extent such effect has a disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to others in the industries in which such Person and any of its Subsidiaries operate; (x) any action, suit or other legal proceeding arising from or relating to the Merger or the transactions contemplated by this Agreement; (xi) any action required to be taken pursuant to this Agreement or at the request or with the consent of the other party; (xii) solely with respect to Live Nation, the matters set forth on Live Nation Disclosure Schedule 9.1; or (xiii) solely with respect to Ticketmaster, the matters set forth on Ticketmaster Disclosure Schedule 9.1.

        Notwithstanding the foregoing, clauses (iv) and (x) above shall not diminish the effect of, and shall be disregarded for purposes of, the conditions contained in Article VII and the representations and warranties related to Consents, approvals, change in control provisions or similar rights of payment, termination, cancellation or acceleration based upon the entering into this Agreement and consummation of the Merger and the transactions contemplated thereby.

        "Permitted Liens" means (i) Liens for Taxes not yet due and payable or that are being contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP have been established in the latest financial statements of Live Nation included in the Live Nation SEC Documents or Ticketmaster included in the Ticketmaster SEC Documents, as the case may be, (ii) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction or similar Liens arising by operation of Law, (iii) Liens affecting the interest of the grantor of any easements benefiting owned real property and Liens of record attaching to real property, fixtures or leasehold improvements, which do not materially impair the use of the real property in the operation of the business thereon, (iv) Liens for indebtedness existing as of the date hereof (which indebtedness is described in the Live Nation SEC Documents or Ticketmaster SEC Documents, as the case may be), including Liens required from time to time pursuant to the terms of the documents governing such indebtedness and (v) Liens that, individually or in the aggregate, do not or would not reasonably be expected to materially interfere with the ability of a party and its Subsidiaries to conduct their business as presently conducted.

        "Person" means any natural person, firm, corporation, partnership, company, limited liability company, trust, joint venture, association, Governmental Entity or other entity or group (as defined in the Exchange Act).

        "Release" means any actual or threatened release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, surface water, groundwater, land surface or subsurface strata) or within any building, structure, facility or fixture.

        "Subsidiary" of any Person means another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its Board of Directors or other governing person or body (or, if there are no such voting interests, more than 50% of the equity interests of which) is owned directly or indirectly by such first Person (either alone or through or together with any other Subsidiary).

        "Superior Live Nation Proposal" means a Superior Proposal with respect to Live Nation.

        "Superior Proposal" means any bona fide written offer made by a third party or group pursuant to which such third party (or, in a parent-to-parent merger involving such third party, the stockholders of such third party) or group would acquire, directly or indirectly, more than 50% of the Live Nation Common Stock or the Ticketmaster Common Stock, as the case may be, or more than 50% of the assets of Live Nation or Ticketmaster, as the case may be, and their respective Subsidiaries, taken as a whole, (i) on terms which the Live Nation Board or the Ticketmaster Board, as the case may be, determines in good faith (after consultation with outside counsel and a financial advisor of nationally recognized reputation) to be superior from a financial point of view to the holders of Live Nation Common Stock or the Ticketmaster Common Stock, as the case may be, than the Merger, taking into account all the terms and conditions of such proposal (including the timing and likelihood of consummation thereof, and any financing condition included therein or the reliability of any debt or equity funding commitments included therein) and this Agreement (after taking into account any changes proposed by Live Nation or Ticketmaster, as the case may be, to the terms of this Agreement pursuant to Section 5.2(c)(i) or 5.3(c)(i), respectively); and (ii) that, taking into account all financial, regulatory, legal and other aspects of such proposal, is reasonably likely to be completed without material modification of its terms.

        "Superior Ticketmaster Proposal" means a Superior Proposal with respect to Ticketmaster.

        "Tax Return" means all Tax returns, declarations, statements, reports, schedules, forms and information returns and any amended Tax return relating to Taxes.

        "Taxes" means all federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, unemployment, payroll, premium, withholding, alternative or added minimum, ad valorem, transfer or excise taxes, customs, tariffs, imposts, levies, duties, fees or other like assessments or charges of any kind imposed by a Governmental Entity, together with all interest, penalties and additions imposed with respect to such amounts.

        "Ticketmaster Acquisition Proposal" means an Acquisition Proposal with respect to Ticketmaster.

        "Ticketmaster Credit Facility" means the Credit Agreement, dated as of July 25, 2008, among Ticketmaster, the Guarantors identified therein, the Lenders party thereto, and JPMorgan Chase Bank, N.A., as Administrative Agent and Collateral Agent.

        "Ticketmaster Director Share Units" means "share units" as defined in the Ticketmaster Deferred Compensation Plan for Non-Employee Directors.

        "Ticketmaster Equity Award" means each of Ticketmaster Restricted Stock, Ticketmaster Restricted Stock Units, Ticketmaster Stock Options and Ticketmaster Director Share Units.

        "Ticketmaster Material Adverse Effect" means a Material Adverse Effect with respect to Ticketmaster.

        "Ticketmaster Restricted Stock" means any award of Ticketmaster Common Stock that is subject to restrictions based on performance or continuing service and granted under any Ticketmaster Stock Plan or otherwise.

        "Ticketmaster Restricted Stock Units" means an award of restricted stock units that provide for settlement in Ticketmaster Common Stock or cash and are granted under the Ticketmaster Stock Plan or otherwise.

        "Ticketmaster Stock Option" means any option to purchase Ticketmaster Common Stock granted under any Ticketmaster Stock Plan or otherwise.

        "Ticketmaster Stock Plans" means the Ticketmaster 2008 Stock and Annual Incentive Plan and the Ticketmaster Deferred Compensation Plan for Non-Employee Directors.

        "Ticketmaster Subsidiary" means each Subsidiary of Ticketmaster; provided that solely with respect to Section 4.3(b), "Ticketmaster Subsidiary" does not include any non-wholly owned Subsidiary of Ticketmaster for which the aggregate investment or capital contribution by Ticketmaster or another Ticketmaster Subsidiary is less than $2,000,000.

        "V.I.P. Stock Option" means any option to purchase V.I.P. Common Stock granted under any V.I.P. Stock Plan.

        9.2    Cross-References to Other Definitions.    Each capitalized term listed below is defined in the corresponding section of this Agreement:

Term	Section
Acquisition Agreement	5.2(a)
Agreement	Preamble
Certificate	2.1(c)
Certificate of Merger	1.4
Closing	1.3
Closing Date	1.3

Confidentiality Agreement	6.2
Consent	3.5(b)
Contract	3.5(a)
Converted Live Nation Director Share Units	2.3(a)
Converted Live Nation Option	2.3(a)
Converted Live Nation Restricted Stock	2.3(a)
Converted Live Nation Restricted Stock Units	2.3(a)
DGCL	1.2
DLLCA	1.2
Effective Time	1.4
End Date	8.1(b)
ERISA	3.10(a)
Exchange Act	3.5(b)
Exchange Agent	2.2(a)
Exchange Fund	2.2(a)
Exchange Ratio	2.1(c)
Filed Live Nation Contract	3.14(a)
Filed Ticketmaster Contract	4.14(a)
Form S-4	3.5(b)
GAAP	3.6(b)
Governmental Entity	3.5(b)
Grant Date	3.3(c)
Holdco1	6.14
Holdco2	6.14
HSR Act	3.5(b)
IRS	3.10(b)
Joint Proxy Statement	6.1(a)
Judgment	3.5(a)
Law	3.5(a)
Legal Restraints	7.1(e)
Letter of Transmittal	2.2(b)
Liberty Directors	6.9(b)
Liens	3.2(a)
Live Nation	Preamble
Live Nation Adverse Recommendation Change	5.2(c)
Live Nation Benefit Plans	3.10(a)
Live Nation Board	3.4
Live Nation Bylaws	3.1
Live Nation Capital Stock	3.3(a)
Live Nation CBAs	3.17
Live Nation Certificate	3.1
Live Nation Closing Price	2.2(f)
Live Nation Common Stock	2.1(c)
Live Nation Disclosure Schedules	Article III
Live Nation Financial Advisors	3.18
Live Nation Foreign Benefit Plans	3.10(l)
Live Nation Former Parent	3.9(b)
Live Nation Leases	3.15(b)
Live Nation Material Contract	3.14(a)
Live Nation Permits	3.1
Live Nation Preferred Stock	3.3(a)

Live Nation Real Properties	3.15(a)
Live Nation Rights	6.15
Live Nation Rights Agreement	6.15
Live Nation SEC Documents	Article III
Live Nation Stockholder Approval	3.4
Live Nation Stockholders Meeting	3.4
Live Nation Tax Matters Agreement	3.9(b)
Live Nation Voting Debt	3.3(b)
Merger	1.2
Merger Consideration	2.1(c)
Merger Sub	Preamble
Multiemployer Plan	3.10(a)
NYSE	2.2(f)
parties	Preamble
Permits	3.1
Regulatory Conditions	6.3(d)
Representatives	5.2(a)
Requisite Lender Consents	6.10
SEC	3.5(b)
Securities Act	3.5(b)
Share Issuance	3.4
SOX	3.6(a)
Surviving Company	1.2
Takeover Statute	4.21
Termination Fee	8.3(b)
Ticketmaster	Preamble
Ticketmaster Adverse Recommendation Change	5.3(c)
Ticketmaster Benefit Plans	4.10(a)
Ticketmaster Board	1.7
Ticketmaster Bylaws	4.1
Ticketmaster Capital Stock	4.3(a)
Ticketmaster CBAs	4.17
Ticketmaster Certificate	4.1
Ticketmaster Common Stock	2.1(b)
Ticketmaster Disclosure Schedules	Article IV
Ticketmaster Financial Advisors	4.18
Ticketmaster Foreign Benefit Plans	4.10(l)
Ticketmaster Former Parent	4.9(b)
Ticketmaster Leases	4.15(b)
Ticketmaster Material Contract	4.14(a)
Ticketmaster Permits	4.1
Ticketmaster Real Properties	4.15(a)
Ticketmaster SEC Documents	Article IV
Ticketmaster Series A Preferred Stock	4.3(a)
Ticketmaster Spin-Off	4.9(d)
Ticketmaster Stockholder Approval	4.4
Ticketmaster Stockholders Meeting	4.4
Ticketmaster Tax Sharing Agreement	4.9(b)
Ticketmaster Voting Debt	4.3(b)
V.I.P.	4.3(c)
V.I.P. Common Stock	4.3(c)

        9.3    Interpretation.    Where specific language is used to clarify by example a general statement contained herein (such as by using the word "including"), such specific language shall not be deemed to modify, limit or restrict in any manner the construction of the general statement to which it relates. When a reference is made in this Agreement to an Article, a Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The words "include" and "including," and other words of similar import when used herein shall not be deemed to be terms of limitation but rather shall be deemed to be followed in each case by the words "without limitation." The word "if" and other words of similar import when used herein shall be deemed in each case to be followed by the phrase "and only if." The words "herein," "hereto," and "hereby" and other words of similar import in this Agreement shall be deemed in each case to refer to this Agreement as a whole and not to any particular Article, Section or other subdivision of this Agreement. Any reference herein to "dollars" or "$" shall mean United States dollars. The words "as of the date of this Agreement" and words of similar import shall be deemed in each case to refer to the date of this Agreement as set forth in the Preamble hereto. The term "or" shall be deemed to mean "and/or." Any reference to any particular Code section or any other Law will be interpreted to include any revision of or successor to that section regardless of how it is numbered or classified and any reference herein to a Governmental Entity shall be deemed to include reference to any successor thereto.

        9.4    Nonsurvival of Representations and Warranties.    None of the representations and warranties in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time. This Section 9.4 shall not limit any covenant or agreement of the parties which by its terms contemplates performance after the Effective Time.

        9.5    Notices.    All notices, requests, claims, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given (i) when delivered or sent if delivered in person or sent by facsimile transmission (provided confirmation of facsimile transmission is obtained), (ii) on the fifth Business Day after dispatch by registered or certified mail, or (iii) on the next Business Day if transmitted by national overnight courier, in each case as follows (or at such other address for a party as shall be specified by like notice):

          (a)   if to Ticketmaster, to:

      Ticketmaster Entertainment, Inc.
      8800 Sunset Boulevard
      West Hollywood, CA 90069
      Phone: (310) 360-3300
      Facsimile: (310) 360-3733

      Attention: General Counsel

      with a copy to:

      Wachtell, Lipton, Rosen & Katz
      51 West 52nd Street
      New York, NY 10019
      Phone: (212) 403-1000
      Facsimile: (212) 403-2000

      Attention: Pamela S. Seymon

          (b)   if to Live Nation or Merger Sub, to:

      Live Nation, Inc.
      9348 Civic Center Drive
      Beverly Hills, CA 90210
      Phone: (310) 867-7000
      Facsimile: (310) 867-7158

      Attention: General Counsel

      with a copy to:

      Latham & Watkins LLP
      355 South Grand Avenue
      Los Angeles, CA 90071-1560
      Phone: (213) 485-1234
      Facsimile: (213) 891-8763

      Attention:    Charles M. Nathan
                            James P. Beaubien

        9.6    Severability.    If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party or such party waives its rights under this Section 9.6 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the extent possible.

        9.7    Counterparts.    This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.

        9.8    Entire Agreement; No Third-Party Beneficiaries.    This Agreement, taken together with the Live Nation Disclosure Schedules and the Ticketmaster Disclosure Schedules, the exhibits hereto and the Confidentiality Agreement, (a) constitutes the entire agreement, and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the Merger and the other transactions contemplated by this Agreement and (b) except for Section 6.5, is not intended to confer upon any Person other than the parties any rights or remedies.

        9.9    Governing Law.    THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF DELAWARE, REGARDLESS OF THE LAWS THAT MIGHT OTHERWISE GOVERN UNDER ANY APPLICABLE PRINCIPLES OF CONFLICTS OF LAWS OF THE STATE OF DELAWARE.

        9.10    Assignment.    Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned, in whole or in part, by operation of Law or otherwise by any of the parties without the prior written consent of the other parties. Any purported assignment without such consent shall be void. Subject to the preceding sentences, this Agreement will be binding upon, inure to the benefit of, and be enforceable by, the parties and their respective successors and assigns.

        9.11    Specific Enforcement and Forum Selection.    The parties acknowledge and agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached, and that monetary damages, even if available, would not be an adequate remedy therefor. It is accordingly agreed that, prior to the termination of this Agreement pursuant to Article VIII, the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the performance of terms and provisions of this Agreement in any court referred to in clause (a) below, without proof of actual damages (and each party hereby waives any requirement for the securing or posting of any bond in connection with such remedy), this being in addition to any other remedy to which they are entitled at law or in equity. The parties further agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, nor to assert that a remedy of monetary damages would provide an adequate remedy for any such breach. In addition, each of the parties hereto (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware in Wilmington, Delaware or, if exclusive jurisdiction of such matter is vested in the Federal courts, any Federal court located in the State of Delaware, in the event any dispute arises out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement; (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court; and (c) agrees that it will not bring any action relating to this Agreement, the Merger or any of the other transactions contemplated by this Agreement in any court other than those specified in clause (a) of this Section 9.11.

        9.12    Waiver of Jury Trial.    Each party hereto hereby waives, to the fullest extent permitted by applicable Law, any right it may have to a trial by jury in respect of any suit, action or other proceeding arising out of this Agreement, the Merger or any of the other transactions contemplated by this Agreement. Each party hereto (a) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such party would not, in the event of any action, suit or proceeding, seek to enforce the foregoing waiver and (b) acknowledges that it and the other parties hereto have been induced to enter into this Agreement by, among other things, the mutual waiver and certifications in this Section 9.12.

        9.13    Headings.    The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

*    *    *

        IN WITNESS WHEREOF, Ticketmaster and Live Nation have duly executed this Agreement as of the date first written above.

TICKETMASTER ENTERTAINMENT, INC.
By:	/s/ IRVING AZOFF
Name: Irving Azoff Title: Chief Executive Officer
LIVE NATION, INC.
By:	/s/ MICHAEL RAPINO
Name: Michael Rapino Title: President and Chief Executive Officer

Acceded to as of                         :

MERGER SUB

                                    , as Merger Sub

By:
Name: Title:

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  EXHIBIT 2.1
TABLE OF CONTENTS
AGREEMENT AND PLAN OF MERGER